                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                        OPUS360 CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              OPUS360 CORPORATION
                                     D/B/A
                  ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
                              39 WEST 13TH STREET
                               NEW YORK, NY 10011

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Opus360 Corporation d/b/a Artemis International Solutions Corporation, a Delaware corporation (the "Company"), will be held at the offices of the Company at 39 West 13th Street, 3rd Floor, New York, New York 10011 on November 20, 2001 at 10:00 a.m.

    At the meeting we will ask you to act on the following matters:

        1. To approve an amendment to our restated certificate of incorporation to increase the number of authorized shares of common stock from 150,000,000 to 500,000,000;

        2. To approve an amendment to our restated certificate of incorporation to change the name of the company from "Opus360 Corporation" to "Artemis International Solutions Corporation;" and

        3. To transact such other business as may properly come before the special meeting or any adjournments thereof.

    The close of business on November 5, 2001 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting.

    All stockholders are cordially invited to attend the special meeting in person. To assure your representation at the special meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the special meeting may vote in person even if such stockholder has returned a proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING AND, IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

                                        By Order of the Board of Directors

                                        [LOGO]

                                        Jeanne M. Murphy
                                        SECRETARY

Dated:  November 5, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY.....................................................      3

SELECTED HISTORICAL FINANCIAL DATA OF LEGACY ARTEMIS........      6

SELECTED HISTORICAL FINANCIAL DATA OF OPUS360 CORPORATION...      7

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  DATA......................................................      9

INFORMATION ABOUT ARTEMIS INTERNATIONAL.....................     11

RISK FACTORS FOR ARTEMIS INTERNATIONAL......................     11

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     22

INFORMATION PROVIDED IN CONNECTION WITH A CHANGE OF CONTROL
  IN OPUS360 CORPORATION SINCE THE BEGINNING OF THE LAST
  FISCAL YEAR...............................................     24

DESCRIPTION OF BUSINESS, PROPERTIES AND LEGAL PROCEEDINGS OF
  ARTEMIS INTERNATIONAL.....................................     26

BOARD OF DIRECTORS AND MANAGEMENT OF ARTEMIS
  INTERNATIONAL.............................................     32

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................     34

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF LEGACY ARTEMIS...............     41

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF OPUS360 CORPORATION..........     50

PROPOSAL 1--AMENDMENT OF RESTATED CERTIFICATE OF
  INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
  OF COMMON STOCK...........................................     60

PROPOSAL 2--AMENDMENT OF RESTATED CERTIFICATE OF
  INCORPORATION TO CHANGE OUR NAME TO ARTEMIS INTERNATIONAL
  SOLUTIONS CORPORATION.....................................     61

OTHER BUSINESS..............................................     62

STOCKHOLDER PROPOSALS.......................................     62

ANNUAL REPORT...............................................     62

Appendix A--Opinion of Deutsche Banc Alex. Brown Inc........    A-1

Appendix B--Form of Amendment to Certificate of
  Incorporation.............................................    B-1

Appendix C--Financial Statements............................    C-1

                              OPUS360 CORPORATION
                                     D/B/A
                  ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
                              39 WEST 13TH STREET
                            NEW YORK, NEW YORK 10011

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Opus360 Corporation d/b/a Artemis International Solutions Corporation (referred to throughout this proxy statement as "Artemis International", the "Company," "we", "our" and "us") for use at a special meeting of stockholders to be held on November 20, 2001, or at any adjournments thereof, for the purposes set forth herein and in the foregoing Notice. This proxy statement and the accompanying proxy are being mailed to our stockholders on or about November 5, 2001.

WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

    At the close of business on November 5, 2001, the record date fixed by our Board of Directors for determining those stockholders entitled to vote at the special meeting, the outstanding shares of Artemis International common stock entitled to vote consisted of 123,636,708 shares of common stock (the "Common Stock"). Stockholders of record as of the record date are entitled to vote at the special meeting.

HOW MANY VOTES DO I HAVE?

    Each stockholder of record at the close of business on the record date is entitled to one vote for each share of Common Stock then held on each matter submitted to a vote of the stockholders.

HOW DO I VOTE BY PROXY?

    A form of proxy is enclosed for use at the special meeting. When such proxy is properly executed and returned, the shares it represents will be voted at the special meeting, in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation and not revoked prior to exercise will be voted in favor of all proposals stated in the notice of special meeting and described in this proxy statement.

MAY I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

    The enclosed proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the special meeting or by filing with our Secretary at our headquarters a written revocation or duly executed proxy bearing a later date. However, no such revocation will be effective until written notice of the revocation is received by us at or prior to the special meeting.

WHAT CONSTITUTES A QUORUM?

    The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting is necessary to constitute a quorum.

WHAT VOTE IS REQUIRED?

    A majority vote of Artemis International's outstanding shares of Common Stock is required to adopt each of proposal 1 and proposal 2 described in this proxy statement. Abstentions and broker non-votes are counted as shares eligible to vote at the special meeting in determining whether a quorum is present, but do not represent votes cast with respect to any proposal. Broker non-votes are shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

HOW WILL ARTEMIS INTERNATIONAL EXECUTIVE OFFICERS AND DIRECTORS VOTE?

    On the record date, our executive officers and directors, including their affiliates, had voting power with respect to an aggregate of 77,452,101 shares of Common Stock or approximately 62.6% of Common Stock then outstanding. We currently expect that such directors and officers will vote all of their shares in favor of the proposals in this proxy statement.

HOW WILL ARTEMIS INTERNATIONAL'S MAJORITY STOCKHOLDER VOTE?

    On the record date, our majority stockholder, Proha Plc, a Finnish corporation ("Proha") had voting power with respect to an aggregate of 73,938,702 shares of Common Stock or approximately 59.8% of Common Stock then outstanding. Pursuant to a voting agreement between Proha and Ari Horowitz, Proha has agreed to vote all of its shares of Common Stock in favor of the proposals in this proxy statement.

WHAT ARE THE COSTS OF SOLICITATION OF PROXIES?

    The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost of such solicitation will be borne by Artemis International. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees, by personal interview, telephone and facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

WILL THERE BE ANY OTHER MATTERS CONSIDERED AT THE SPECIAL MEETING?

    We are unaware of any matter to be presented at the special meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the special meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including any proposal to adjourn or postpone the meeting.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS MATERIAL INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND FOR A MORE COMPLETE DESCRIPTION OF THE PROPOSALS CONTAINED HEREIN, YOU SHOULD READ THE ENTIRE DOCUMENT CAREFULLY, AS WELL AS THOSE ADDITIONAL DOCUMENTS TO WHICH WE REFER.

    For purposes of this Proxy Statement, Opus360 Corporation d/b/a Artemis International Solutions Corporation is referred to as "Artemis International" or the "Company," Artemis Acquisition Corporation, the historical Artemis organization, is referred to as "Legacy Artemis" and the historical Opus360 Corporation organization is referred to as "Opus360."

SHARE EXCHANGE AGREEMENT

    We entered into a Share Exchange Agreement with Proha dated as of April 11, 2001 and amended July 10, 2001 (collectively referred to throughout this proxy statement as the "Share Exchange Agreement") that requires us to transfer Common Stock which will equal 80% of our outstanding Common Stock, on a fully diluted basis as of July 31, 2001, to Proha in two tranches.

    The first tranche, consisting of 73,938,702 shares, or approximately 59.8%, of our outstanding Common Stock as of July 31, 2001, was issued to Proha on July 31, 2001 in exchange for Proha transferring to us all of the capital stock of Artemis Acquisition Corporation, a Delaware corporation ("Legacy Artemis"). As of July 31, 2001, Proha has been our majority stockholder.

    Pursuant to the Share Exchange Agreement, the second tranche, consisting of 125,487,858 shares of our Common Stock, will be issued to Proha on a date which is as soon as practicable after all of the closing conditions set forth in the Share Exchange Agreement with respect to such delivery, including the completion of the vote of our stockholders contemplated by this Proxy Statement, are satisfied or waived. The issuance of the second tranche will increase Proha's ownership to 80% of our outstanding Common Stock calculated as of July 31, 2001. The second tranche shares will be issued in exchange for 19.9% of the fully diluted issued and outstanding shares of capital stock of Intellisoft Oy, a Finish corporation ("Intellisoft") and 19.9% of the fully diluted issued and outstanding shares of capital stock of Accountor Oy, a Finnish corporation ("Accountor") and as consideration for the completion of the acquisition of Legacy Artemis.

    As a result of owning approximately 60% of our common stock, Proha has sufficient voting power to grant the stockholder approval required for the second closing. Pursuant to a voting agreement entered into at the first closing, Proha is contractually committed to (i) vote the shares of common stock owned by Proha for the purpose of effecting the stockholders approval,
(ii) vote against any alternative transaction and certain extraordinary transactions involving a reorganization of Opus360 or a sale of all or substantially all of the assets of the Company and (iii) vote against any action that would adversely affect the transactions contemplated by the Share Exchange Agreement. Under certain limited circumstances described more fully in the Risk Factor entitled "Termination Fees in Connection With The Share Exchange Agreement" in the event that the second tranche closing is not consummated pursuant to the Share Exchange Agreement we may be required to return certain of our shares in Legacy Artemis to Proha, and/or pay Proha certain termination fees.

    In connection with the Share Exchange Agreement, we combined our business operations with Legacy Artemis concurrently with consummation of the first closing on July 31, 2001. All activities and financial results subsequent to July 31, 2001 are of the combined entity, doing business as Artemis International Solutions Corporation.

OPINION OF OUR FINANCIAL ADVISOR

    Our Board of Directors received, prior to July 31, 2001 a written opinion of Deutsche Banc Alex Brown, Inc. ("DBAB") as to the fairness of the financial effects taken as a whole, of the transactions contemplated by the Share Exchange Agreement from a financial point of view, to the holders of our Common Stock. The full text of this opinion is included in Appendix A of this proxy statement.

OUR COMBINED BUSINESS AFTER JULY 31, 2001

    In connection with our execution of the Share Exchange Agreement and combination of our Company with Legacy Artemis, we are one of the leading developers and suppliers of comprehensive, project and resource collaboration application software products and consulting services, with over 300,000 application seats in 27 countries and pro forma revenues of $76.8 million for the year ended December 31, 2000.

    We offer a broad selection of high-end software tools. Our product offerings span the entire spectrum of traditional project and resource management tools, including task estimating, scheduling, budgeting, forecasting, resource analysis, cost analysis reporting, proactive business alerts and gateways to other enterprise applications. Our products estimate, plan, track, and manage business projects and resources using a comprehensive suite of integrated project and resource collaboration software solutions, helping clients significantly improve their ability to execute projects in a timely, controlled manner. Using the Company's products, clients can realize such tangible business benefits as higher project success rates, reduced cost overruns, quicker product development cycles, and more cost effective allocation and usage of critical corporate resources.

    There is intense competition in the project management, workforce procurement and collaboration software marketplace.

ACCOUNTING TREATMENT

    Generally accepted accounting principles require in certain circumstances that a company whose stockholders retain the majority voting interest, governing body and senior management in the combined business to be treated as the acquiror for financial reporting purposes. As a result of the transaction contemplated by the Share Exchange Agreement, the former stockholder of Legacy Artemis will hold a majority interest in the Company, governing body and senior management in the combined company. Accordingly, for accounting purposes the transaction will be treated as a reverse acquisition in which Legacy Artemis is deemed to have purchased Opus360 Corporation, although Opus360 Corporation remains the legal parent entity and the registrant for Securities and Exchange Commission reporting purposes.

    We will account for the transaction under the purchase method of accounting. Legacy Artemis as the acquiror will have its assets and liabilities recorded at their historical book values. Opus360 Corporation as the acquired entity will have its assets acquired and liabilities assumed recorded at their fair values at the date of the transaction and the excess of the fair values of the identifiable net assets over the purchase price is treated as negative goodwill. Negative goodwill is first applied to reduce the assigned value of identifiable non-current assets other than long-term investments in marketable securities and deferred tax assets, until those assets are reduced to zero. Any remainder is recognized immediately in the income statement as an extraordinary item.

THE SPECIAL MEETING

    The special meeting our stockholders will be held on November 20, 2001 at 10:00 a.m., local time, at the offices of the Company, 39 West 13th Street, 3rd Floor, New York, New York 10011. At the special meeting you will be asked to:

    - approve proposal 1, an amendment to our restated certificate of incorporation to increase the number of authorized shares of common stock of the Company from 150,000,000 to 500,000,000; and

    - approve proposal 2, an amendment to our restated certificate of incorporation to change the name of the Company from "Opus360 Corporation" to "Artemis International Solutions Corporation."

VOTING AGREEMENTS

    In connection with the Share Exchange Agreement, Proha entered into a voting agreement (as amended, the "First Voting Agreement"), dated as of April 11, 2001 with Ari Horowitz. Pursuant to the First Voting Agreement, Ari Horowitz has agreed among other things to cause his shares of our Common Stock to be cast in favor of proposal numbers 1 and 2 contained in this proxy statement.

    In addition to the First Voting Agreement, and in connection with the amendment to the Share Exchange Agreement, Proha entered into a voting agreement (the "Second Voting Agreement"), dated as of July 31, 2001 with Ari Horowitz. Pursuant to the Second Voting Agreement, Proha has agreed among other things to cause all of its shares of our Common Stock to be cast in favor of proposal numbers 1 and 2 contained in this proxy statement.

    As a result of both the First Voting Agreement and the Second Voting Agreement, there are commitments outstanding representing approximately 62.44% of the outstanding shares of our Common Stock to vote in favor or proposal numbers 1 and 2 contained in this proxy statement. Because both proposal numbers 1 and 2 only require a majority vote of our outstanding Common Stock, pursuant to the First Voting Agreement and Second Voting Agreement there are currently enough votes committed to approve both proposal numbers 1 and 2.

RECORD DATE

    Only holders of our common stock at the close of business on November 5, 2001 are entitled to vote at the special meeting.

              SELECTED HISTORICAL FINANCIAL DATA OF LEGACY ARTEMIS

    The following selected historical financial information has been derived from Legacy Artemis' combined and consolidated financial statements as of and for the period from inception (February 4, 1997) through March 31, 1997, as of and for each of the fiscal years ended March 31, 1998, 1999 and 2000, as of and for the nine months ended December 31, 2000 and as of and for the six months ended June 30, 2001 and 2000. The selected historical financial information for the period from inception (February 4, 1997) through March 31, 1997, the fiscal years ended March 31, 1998, 1999 and 2000 and the nine months ended
December 31, 2000 were derived from audited combined and consolidated financial statements, the rest of the selected historical financial information were derived from unaudited combined and consolidated financial statements. This information is only a summary and should be read in conjunction with Legacy Artemis' historical financial statements and related notes attached hereto as Appendix C.

                                    AS OF AND FOR
                                         THE
                                     SIX MONTHS        AS OF AND FOR THE         AS OF AND FOR THE            AS OF AND FOR THE
                                        ENDED             NINE MONTHS                YEAR ENDED             PERIOD FROM INCEPTION
                                      JUNE 30,               ENDED                   MARCH 31,               (FEBRUARY 4, 1997)
                                 -------------------     DECEMBER 31,      ------------------------------     THROUGH MARCH 31,
                                   2001       2000           2000            2000       1999       1998             1997
                                 --------   --------   -----------------   --------   --------   --------   ---------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Revenues.......................  $34,461    $21,492        $ 34,822        $49,303    $42,781    $37,553           $4,236
Operating income (loss)........   (8,987)    (2,114)        (10,337)            42       (265)       628              274
Net income (loss)..............   (9,427)    (1,852)        (10,797)         1,060     (1,389)      (132)              10
Basic earnings (loss) per
  share:.......................  $ (4.11)   $ (0.89)       $  (5.00)       $  0.51    $ (0.67)   $ (0.06)          $ 0.00
Shares used in computing basic
  earnings (loss) per share....    2,296      2,087           2,161          2,087      2,083      2,083            2,083
Diluted earnings (loss) per
  share........................  $ (4.11)   $ (0.89)       $  (5.00)       $  0.50    $ (0.67)   $ (0.06)          $ 0.00
Shares used in computing
  diluted earnings per share...    2,296      2,087           2,161          2,115      2,083      2,083            2,083

FINANCIAL POSITION
Cash and cash equivalents......  $ 1,974    $   857        $  3,200        $ 1,199    $ 1,514    $ 4,212           $4,283
Working capital................   (4,775)    (4,793)         (2,823)        (2,477)    (2,911)    (1,671)             275
Total assets...................   82,883     19,371          92,570         23,421     24,330     21,172           25,830
Long-term debt, including
  amounts due within one
  year.........................    5,176      8,970           5,546          9,384     10,865      6,615            9,226
Total stockholders equity
  (deficit)....................   50,624     (3,408)         60,905           (996)    (1,577)       150              183

------------------------------
(a) The financial information provided includes the accounts of Legacy Artemis and its wholly owned subsidiaries, Artemis Holdings, Inc., Artemis International Corporation, Software Productivity Research, Inc., and Artemis International Corporation Ltd. Also included in the financial information for the nine months ended December 31, 2000 are the results of Artemis Finland Oy and the 19.9% minority interest in Accountor and Intellisoft as of and for the period from August 24, 2000 through December 31, 2000, and the results of Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH and Artemis International Sarl as of and for the month ended December 31, 2000, the date these business came under common control. As a result of the inclusion of these entities and the goodwill and other intangible assets recorded as noted in note (c) below, the total assets of Legacy Artemis has increased significantly from $23.4 as of March 31, 2000 to $92.6 million as of December 31, 2000.

(b) On July 27, 1998, Legacy Artemis acquired all of the outstanding stock of Software Productivity Research, Inc. ("SPR") for cash of $3.5 million and a note to SPR stockholders in the amount of $3.0 million. The note accrued interest at the rate of 8.5% annually and was payable in four equal installments with a maturity date of July 27, 2002. The note was paid in full on August 24, 2000.

(c) On August 24, 2000 Proha purchased all of the outstanding stock of Legacy Artemis. The purchase was structured as a share exchange whereby Proha issued shares of its publicly traded common stock to Legacy Artemis's equity holders in exchange for all of Legacy Artemis's stock. As a result of the transaction Legacy Artemis recorded goodwill of approximately $18.7 million with a corresponding increase in additional paid-in capital. Legacy Artemis also recorded approximately $32.3 million of intangible assets and an expense of $2.2 million attributed to in-process research and development, which was expensed.

(d) Diluted earnings per share for the period ended March 31, 2000 include the effect of 28,000 warrants which are treated as dilutive common equivalent shares outstanding during that period. The shares issuable upon the exercise of the warrants are computed using the treasury stock method.

(e) During the nine months ended December 31, 2000, the company paid a cash dividend of $140,000. No other dividends were declared or paid since Legacy Artemis's inception.

           SELECTED HISTORICAL FINANCIAL DATA OF OPUS360 CORPORATION

    The following selected historical financial information has been derived from the unaudited consolidated financial statements of Opus360 Corporation (throughout this proxy statement the Company is referred to as "Opus360" to refer to the Company prior to the combination with Legacy Artemis on July 31,
2001) as, of and for the six months ended June 30, 2001, and 2000 and from Opus360's audited consolidated financial statements, which are incorporated by reference herein, as of and for each of the fiscal years ended December 31, 2000, and 1999, and for the period commencing August 17, 1998 and ending December 31, 1998. The report of KPMG LLP on the December 31, 2000 consolidated financial statement contained an explanatory paragraph that stated Opus360 has incurred substantial recurring losses from operations and expects to incur substantial losses in the near future. These factors raise substantial doubts about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. This information is only a summary and should be read in conjunction with Opus360's historical financial statements and related notes contained in the annual reports filed with the Securities and Exchange Commission and incorporated by reference.

                                                 AS OF AND FOR THE     AS OF AND FOR THE
                                                 SIX MONTHS ENDED         YEAR ENDED          PERIOD FROM
                                                     JUNE 30,            DECEMBER 31,       AUGUST 17, 1998
                                                -------------------   -------------------   TO DECEMBER 31,
                                                  2001       2000       2000       1999          1998
                                                --------   --------   --------   --------   ---------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Revenues......................................  $  1,727   $  3,278   $ 11,282   $    419       $    --
Loss from operations..........................   (55,140)   (46,253)   (78,834)   (30,135)       (1,041)
Net loss......................................   (54,502)   (45,034)   (75,917)   (29,390)       (1,035)
Basic and diluted loss per share..............  $  (1.10)  $  (1.48)  $  (1.89)  $  (2.91)      $ (0.11)
Weighted average shares used in computing
  basic and diluted loss per share............    49,743     30,332     40,084     10,083         9,120
Pro forma basic and diluted loss per share....  $  (1.10)  $  (1.02)  $  (1.62)  $  (1.12)      $ (0.11)
Weighted average shares used in computing pro
  forma basic and diluted loss per share......    49,743     44,225     46,827     26,324         9,120

FINANCIAL POSITION
Cash and cash equivalents.....................  $ 15,636   $ 69,167   $ 35,835   $ 28,463       $ 5,818
Working capital...............................    10,765     54,575     34,876     21,638         5,199
Total assets..................................    30,657    124,801     87,632     40,716         5,886
Current liabilities...........................     6,968     25,557     15,717     12,989           633
Total stockholder's equity....................    23,611     98,916     71,775     27,727         5,253

--------------------------

(a) Pro forma basic and diluted net loss per share assumes the conversion of Opus360's preferred stock into shares of common stock as of their respective dates of issuances. Potential common shares are not included in computation of diluted loss per share because their effect would be anti-dilutive.

(b) The financial information provided for the year ended December 31, 2000 includes the results of the PeopleMover and Ithority subsidiaries from their respective acquisition dates, which occurred during the first quarter of 2000.

(c) The financial information provided for the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001 include the results of the discontinued e.office operations previously conducted by its former subsidiary, The Churchill Benefit Corporation.

(d) On April 12, 2000, Opus360 completed the sale of 7,000,000 shares of its common stock, in connection with an initial public offering ("IPO"). Concurrent with its IPO, Opus360 sold 1,505,376 shares of its common stock to Dell USA L.P.

(e) Included in loss from continuing operations for the year ended December 31, 2000 and the three months ended March 31, 2001 and 2000, is amortization of goodwill in the amounts of $14.9 million, $4.2 million and $2.7 million, respectively. The goodwill relates to the acquisition of Ithority Corporation, PeopleMover Inc, and IndustryInsite.com.

(f) During the quarter ended March 31, 2001 Opus360 disposed of a portion of its FreeAgent.com segment, the e.office business. Since this disposition did not represent the disposition of a full separate line of business in accordance with APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", Opus360 reported a loss on disposition of $1.4 million.

(g) During the quarter ended March 31, 2001, in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", Opus360 reevaluated the recoverability of its goodwill based on the remaining projected cash flows. Based on this analysis Opus360 determined that the goodwill was not recoverable and recorded an impairment charge of $22.7 million.

(h) Opus360 completed its acquisition of the assets of Mirronex
    Technologies, Inc. during the quarter ended June 30, 2001 and recorded an asset of $2.2 million as purchased software.

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    Generally accepted accounting principles require in certain circumstances that a company whose stockholders retain the majority voting interest, governing body and senior management in the combined business to be treated as the acquiror for financial reporting purposes. As a result of the transaction contemplated by the Share Exchange Agreement the former stockholder of Legacy Artemis will hold a majority interest in the Company, governing body, and senior management in the combined company. Accordingly, for accounting purposes the transaction will be treated as a reverse acquisition in which Legacy Artemis is deemed to have purchased Opus360, although Opus360 remains the legal parent entity and the registrant for Securities and Exchange Commission reporting purposes. The unaudited pro forma information set forth below gives effect to the acquisition of Opus360 by Legacy Artemis as if it had been completed on January 1, 2000 for the statement of operations and June 30, 2001 for the balance sheet, subject to the assumptions and adjustments in the accompanying notes to the pro forma information. The unaudited pro forma condensed combined financial information is derived from the historical financial statements of Legacy Artemis and Opus360.

    We will account for the transaction under the purchase method of accounting. Legacy Artemis as the accounting acquiror will have its assets and liabilities recorded at their historical book values. Opus360 Corporation as the acquired entity will have its assets acquired and liabilities assumed recorded at their fair values at the date of the transaction and the excess of the fair values of the identifiable net assets over the purchase price is treated as negative goodwill. In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

    Artemis International is required to adopt the provisions of Statement 141 immediately, and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of Statement 142.

    The pro forma adjustments do not reflect any operational efficiencies or cost savings that may be achieved with respect to the combined companies. Artemis International may incur certain integration-related expenses not reflected in the pro forma financial information as a result of the reduction in workforce for redundancies, consolidation of duplicate facilities, and realignment of operations. These costs would generally be recognized as a liability at the date of closing of the merger only if a definitive restructuring plan was in place, and would be expensed if they relate to facilities or workforce of the acquiring entity. Artemis International expects that the assessment of integration related expenses will be ongoing and the pro forma information presented is not necessarily indicative of the financial position or operating results that would have occurred had the merger been consummated on the dates disclosed above, or at the beginning of the periods, during which such transactions are being given effect. The pro forma adjustments reflecting the consummation of the merger are based upon the assumptions set forth in the notes.

    Artemis International is unaware of any events other than those disclosed in the pro forma notes that would require a material change in the preliminary purchase price allocation. The actual financial position and results of operations may differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information and changes in values not currently identifiable.

    The following selected unaudited pro forma combined financial data has been derived from and should be read together with the unaudited pro forma combined financial statements and related notes contained on pages 34 through 40 hereof. The information is based on the historical consolidated balance sheet and related historical consolidated statements of income of Legacy Artemis and Opus360. The report of KPMG LLP on the December 31, 2000 consolidated financial statements for Opus360, which is incorporated by reference herein, contained an explanatory paragraph that stated Opus360 has incurred substantial recurring losses from operations and expects to incur substantial losses in the near future. These factors raise substantial doubts about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                               AS OF AND FOR THE
                                                                  SIX MONTHS            FOR THE
                                                                     ENDED            YEAR ENDED
                                                                   JUNE 30,          DECEMBER 31,
                                                                     2001                2000
                                                              -------------------   ---------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Revenues....................................................         $ 36,188           $ 77,858
Operating loss..............................................          (31,247)           (76,109)
Net loss....................................................          (31,049)           (71,905)
Basic and diluted loss per share(1).........................         $  (0.12)          $  (0.30)
Weighted average shares used in computing basic and diluted
  loss per share(1).........................................          249,170            239,511

FINANCIAL POSITION
Cash and cash equivalents...................................         $ 17,610
Working capital.............................................            5,990
Total assets................................................          103,843
Current liabilities.........................................           34,960
Long-term debt including amounts due within one year........            5,176
Total stockholders equity...................................           64,538

------------------------

(a) The weighted average shares used in computing basic and diluted loss per share, as adjusted for the merger, are calculated assuming that the estimated number of Opus360 shares to be issued in the transaction were outstanding as of January 1, 2001 and 2000, respectively.

                    INFORMATION ABOUT ARTEMIS INTERNATIONAL

RISK FACTORS FOR ARTEMIS INTERNATIONAL

    An investment in our common stock involves a high degree of risk. In addition to the other information contained or incorporated by reference in this proxy statement, Artemis International stockholders should carefully consider the following risk factors in deciding whether to vote for the proposals contained in this proxy statement.

    The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating results. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

THE CURRENT ECONOMIC DOWNTURN HAS IMPACTED DEMAND FOR OUR PRODUCTS AND SERVICES AND MAY ADVERSELY AFFECT FUTURE REVENUE.

    Recent economic indicators, including gross domestic product figures, reflect a slowdown in economic activity in the United States and Europe from prior periods, a slowdown that may be exacerbated further in the aftermath of the terrorist attacks of September 11, 2001. Many reports have indicated an even more significant decline in spending by corporations in the area of information technology, the overall market in which we participate. While we cannot specifically correlate the impact of macro-economic conditions on our sales activities, we believe that the economic conditions have resulted in decreased demand in our target market, and in particular, have increased the average length of our sales cycles and decreased the size of our license transactions. To the extent that the current downturn continues or increases in severity, or results in a similar downturn worldwide, we believe demand for our products and services, and therefore future revenue, will be reduced. Even if the current downturn improves, we cannot assure you that corporations will increase their information technology spending or that we will be able to maintain or improve revenue levels.

OUR BUSINESS IS DIFFICULT TO EVALUATE DUE TO OUR LIMITED COMBINED OPERATING
  HISTORY.

    Opus360 was founded in August 1998, focused on development of our strategy and services and the establishment of distribution, co-branding and other similar arrangements for our services for the first several months of its existence, commenced operations of its FreeAgent.com web site in July 1999 and for much of 1999 and 2000 concentrated on developing the Workforce360 product line. On July 31, 2001, Opus360 combined our business operations with Legacy Artemis to create Artemis International. Legacy Artemis has an established project and resources management product line and an established, mature customer base. However, the Company is still completing the integration of the Opus360 business with the Legacy Artemis business. As a result, it is difficult to anticipate what revenue may be generated from the Opus360 business over the long term and what other effects the combination of the Opus360 and Legacy Artemis business may have on the overall financial performance of the combined company.

    Our principal risks are that:

    - our marketing and sales efforts may not be successful;

    - we may not be able to effectively respond to competitive developments;

    - we may not be able to integrate the business, products, services and technology of our recent combination and possible future acquisitions; and

    - we may not be able to manage our anticipated growth.

    The uncertainty of our future performance and the uncertainties of our operating in a new and expanding market in addition to our continuing to operate in established and mature markets increases the risk that the value of your investment in our common stock will decline.

WE HAVE A HISTORY OF LOSSES AND LOSSES ON A COMBINED BASIS MAY CONTINUE.

    As of December 31, 2000 Opus360 had an accumulated deficit of $106.4 million and on a pro forma combined basis, the Company had an accumulated deficit of $11.4 million. We have not achieved profitability and expect to continue to incur net losses in 2001. We have significant on-going operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND IF OUR FUTURE RESULTS ARE BELOW THE EXPECTATIONS OF INVESTORS, THE PRICE OF OUR COMMON STOCK WOULD LIKELY DECLINE FURTHER.

    Our operating results have in the past and could in the future vary significantly from quarter to quarter. Our quarterly operating results are likely to be particularly affected by the number of customers licensing our products during any quarter and the size of such licensing transactions. Other factors that could affect our quarterly operating results include:

    - our ability to attract new customers and retain and sell additional products and services to current customers;

    - the announcement or introduction of new products or services by us or our competitors;

    - changes in the pricing of our products and services or those of our competitors;

    - variability in the mix of our product and services revenue in any quarter; and

    - the amount and timing of operating expenses and capital expenditures relating to the business.

    Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. It is possible that, in some future periods, our revenue performance, expense levels, cash usage or other operating results will be below the expectations of investors. If this occurs, the price of our common stock might further decline.

OUR SALES CYCLE IS LENGTHY, WHICH COULD DELAY THE GROWTH OF OUR REVENUES AND INCREASE OUR EXPENDITURES.

    Our software and services are complex, and include some newer products and services that have only recently been released commercially. We may face significant delays in acceptance of our newer products and services. We will not be able to recognize any revenue during the period in which a potential customer evaluates whether or not to use these products and/or services, a period which could extend for 3 to 6 months and beyond. The decision of a customer to use any of our products or services may be expensive, time consuming and complex and may require a customer to make a significant commitment of resources. As a result, we will have to expend valuable time and resources to educate interested persons at all levels in these organizations on the use and benefits of our products and services. Our expenditure of substantial time and resources to persuade customers to use our products and services or an unexpectedly long sales and implementation cycle for them will have a negative impact on the timing of our revenues.

IMPLEMENTATION OF OUR PRODUCTS IS DIFFICULT, COSTLY AND TIME-CONSUMING, AND CUSTOMERS COULD BECOME DISSATISFIED IF THE IMPLEMENTATION REQUIRES MORE TIME, EXPENSE OR PERSONNEL THAN EXPECTED.

    Implementation of our products may be difficult, costly and time-consuming. Because we are one of the first companies to offer an applications suite for services organizations, many customers will be facing these implementation issues for the first time in the context of our software. Customers could become dissatisfied with our products if implementation requires more time, expense or personnel than they expected. Additionally, our losses could increase if, for customer satisfaction and reputational reasons, we do not bill our customers for time and expenses we incur in connection with these implementation issues, which would adversely affect our operating results.

    As part of the implementation, our products must integrate with many of our customers' existing computer systems and software programs. Integrating with a number of computer systems and software programs can be time-consuming and expensive and could lead to customer dissatisfaction and increased expenses.

OUR SOFTWARE AND SERVICES MAY NOT BE ACCEPTED BY NEW CUSTOMERS.

    Before making any commitment to use our software and services, potential users will likely consider a wide range of issues, including service benefits, integration with legacy systems, potential capacity, functionality and reliability. Prospective users will generally need to change established project and resource management practices and operate their businesses in new ways. Because some of our products and services represent new, Internet-based approaches for most organizations, those persons responsible for the use or approval of our products and services for our customers will be addressing many new technical and project management issues for the first time. If our newer products and services are not attractive to potential customers, we will fail to generate significant new revenues from these newer products and services. In addition, if systems integrators fail to adopt and support our products and services as project and resource management tools, our ability to reach our target customers in this market may be diminished.

IF WE ARE UNABLE TO INTRODUCE NEW PRODUCTS OR PRODUCT ENHANCEMENTS ON A TIMELY BASIS, OR IF THE MARKET DOES NOT ACCEPT THESE PRODUCTS OR PRODUCT ENHANCEMENTS, OUR BUSINESS WILL SUFFER.

    The market for certain of our products and services is new and the markets for all of our products and services are likely to change rapidly. Our future success will depend on our ability to anticipate changing customer requirements effectively and in a timely manner and to offer products and services that meet these demands. The development of new or enhanced software products and services is a complex and uncertain process. We may experience design, development, testing and other difficulties that could delay or prevent the introduction of new products or product enhancements and could increase research and development costs. Further, we may experience delays in market acceptance of new products or product enhancements as we engage in marketing and education of our user base regarding the advantages and system requirements for the new products and services and as customers evaluate the advantages and disadvantages of upgrading to our new products or services.

WE DEPEND ON IMPLEMENTATION, MARKETING AND TECHNOLOGY RELATIONSHIPS; IF OUR CURRENT AND FUTURE RELATIONSHIPS ARE NOT SUCCESSFUL, OUR BUSINESS MIGHT BE HARMED.

    We rely on implementation, marketing and technology relationships with a variety of companies. These implementation, marketing and technology relationships include relationships with:

    - consulting firms; and

    - third-party vendors of software, such as BEA, Cognos, Intraspect, Changepoint, Concur, Microsoft and Oracle, whose products or technologies, such as reporting engines, search engines, application servers, databases and operating systems, we incorporate into or integrate with our products.

    We depend on these companies to recommend our products to customers, promote our products, provide our direct sales force with customer leads and provide enhanced functionality to our products. Some of these relationships are not documented in writing, or are governed by agreements that can be terminated by either party with little or no penalty or prior notice and do not provide for minimum payments to us. Companies with which we have an implementation, marketing or technology relationship may promote products or services of several different companies, including, in some cases, products or services that compete with our products and services. These companies may not devote adequate resources to selling or promoting our products and services. We may not be able to maintain these relationships or enter into additional relationships in the future.

WE MAY NOT BECOME PROFITABLE IF WE ARE UNABLE TO ADAPT OUR BUSINESS MODEL TO CHANGES IN OUR MARKET.

    If we are unable to anticipate changes in the market for project and resource management software and services, we may not be able to expand our business or successfully compete with other companies. Our current business model depends upon continuing to enhance and expand our project management and collaboration solutions. We may be required to further adapt our business model in response to additional changes in the professional services automation market, or if our current business model is not successful.

THERE IS COMPETITION IN OUR MARKET, WHICH COULD MAKE IT DIFFICULT TO ATTRACT CUSTOMERS, CAUSE US TO REDUCE PRICES AND RESULT IN REDUCED GROSS MARGINS OR LOSS OF MARKET SHARE.

    The market for our products and services is competitive, dynamic and subject to frequent technological changes. We expect the intensity of competition and the pace of change to increase in the future. Our products compete with products that have been developed by potential customers' in-house developers and IT departments and by a number of competitors offering products and services that vary in functionality. These include:

    - enterprise resource planning software companies such as Oracle, Peoplesoft, SAP and Siebel Systems;

    - developers of project management software; and

    - developers of professional services automation software.

    A number of companies offer products that provide some of the functionality of our products. We do not believe that any one company has a dominant position in our market as a whole. However, we may not be able to maintain our competitive position against current or potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. Competitors with greater resources may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distributors, resellers or other strategic partners. We expect additional competition from other established and emerging companies as the market for our software continues to develop. We may not be able to compete successfully against current and future competitors.

IF WE FAIL TO MANAGE OUR GROWTH, OUR REVENUES MAY NOT INCREASE, AND WE MAY INCUR ADDITIONAL LOSSES.

    Our expansion has placed, and will continue to place, significant strains on our infrastructure, management, internal controls and financial systems. Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate growth of our business, we will need to hire, train and retain appropriate personnel to manage our operations. We will also need to ensure that our financial and management controls, reporting systems and operating systems keep pace with growth of our business. We may encounter difficulties in developing and implementing required new systems. If we are unable to manage our growth effectively and maintain the quality of our products and services, our business may suffer.

IF WE ARE UNABLE TO HIRE AND RETAIN HIGHLY SKILLED PERSONNEL, WE WILL NOT BE ABLE TO GROW AND TO COMPETE EFFECTIVELY.

    Our future success will depend to a significant extent on our ability to attract and retain senior management, experienced sales and marketing personnel, software developers, qualified engineers and other highly skilled personnel. Competition for these highly skilled employees is intense. We may experience difficulty from time to time in hiring the personnel necessary to support the growth of our business.

ANY ACQUISITIONS OF TECHNOLOGIES, PRODUCTS OR BUSINESSES THAT WE MAKE MAY NOT BE SUCCESSFUL, MAY CAUSE US TO INCUR SUBSTANTIAL ADDITIONAL COSTS, AND MAY REQUIRE US TO INCUR INDEBTEDNESS OR TO ISSUE DEBT OR EQUITY SECURITIES ON TERMS THAT MAY NOT BE ATTRACTIVE.

    As part of our business strategy, we have in the recent past acquired or invested in technologies, products or businesses that were expected to be complementary to our business and may be complementary in the future. The process of integrating any future acquisitions could involve substantial risks for us, including:

    - unforeseen operating difficulties and expenditures;

    - difficulties in assimilation of acquired personnel, operations, technologies and products;

    - the need to manage a significantly larger and more geographically-dispersed business;

    - amortization of large amounts of goodwill and other intangible assets;

    - the diversion of management's attention away from ongoing development of our business or other business concerns;

    - the risks of loss of employees of an acquired business, including employees who may have been instrumental to the success or growth of that business; and

    - the use of substantial amounts of our available cash or financial resources to consummate the acquisition.

    We may never achieve the benefits that we expect from the combination of the Opus360 and Legacy Artemis businesses or that we might anticipate from any future acquisition. If we make future acquisitions, we may issue shares of our capital stock that dilute other stockholders, incur debt, assume significant liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might reduce our reported earnings and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that materially dilute existing shareholders, restrict our business or impose costs on us that would reduce our net income or increase our net losses.

INTERNATIONAL ACTIVITIES EXPOSE US TO ADDITIONAL OPERATIONAL CHALLENGES THAT WE MIGHT NOT OTHERWISE FACE.

    In the year ended December 31, 2000, pro forma international revenue represented approximately 60% of total revenue. As we operate internationally, we are exposed to operational challenges that we would not face if we conducted our operations only in the United States. These include:

    - currency exchange rate fluctuations, particularly if we sell our products in denominations other than U.S. dollars;

    - longer sales cycles in international markets;

    - seasonal fluctuations in purchasing patterns in other countries, particularly declining sales during summer months in European markets;

    - tariffs, export controls and other trade barriers;

    - difficulties in collecting accounts receivable in foreign countries;

    - the burdens of complying with a wide variety of foreign laws;

    - reduced protection for intellectual property rights in some countries, particularly in Asia; and

    - the need to develop internationalized versions of our products and marketing and sales materials.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES AFFECTING THE INTERNET, WHICH COULD INCREASE OUR EXPENSES OR LIMIT THE SCOPE OF OUR OPERATIONS.

    Legal uncertainties and new regulations relating to the use of the Internet could increase our cost of doing business, prevent us from delivering our products and services over the Internet or slow the growth of our business. To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment relating to the Internet is uncertain and may change. In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues, which include:

    - user privacy;

    - civil rights and employment claims;

    - consumer protection;

    - libel and defamation;

    - copyright, trademark and patent infringement;

    - pricing controls;

    - characteristics and quality of products and services;

    - sales and other taxes; and

    - other claims based on the nature and content of Internet materials.

    In addition, any imposition of state sales and use taxes imposed on the products and services sold over the Internet may decrease demand for products and services that we sell over the Internet. The U.S. Congress has passed legislation, which limits until October 21, 2001 the ability of states to impose any new taxes on Internet-based transactions. If Congress does not renew this legislation, any subsequent imposition of state taxes on Internet-based transactions could limit the demand for our services or increase our expenses.

DEFECTS IN OUR PRODUCTS COULD RESULT IN LOSS OF OR DELAY IN REVENUE, FAILURE TO ACHIEVE MARKET ACCEPTANCE AND INCREASED COSTS.

    Products as complex as those we offer or are developing frequently contain undetected defects or errors. Despite internal testing and testing by our customers or potential customers, defects or errors may occur in our existing or future products and services. From time to time in the past, versions of our software that have been delivered to customers have contained errors. In the future, if we are not able to detect and correct errors prior to release, we may experience a loss of or delay in revenue, failure to achieve market acceptance and increased costs to correct errors, any of which could significantly harm our business.

    Defects or errors could also result in tort or warranty claims. Warranty disclaimers and liability limitation clauses in our customer agreements may not be enforceable. Furthermore, our errors and omissions insurance may not adequately cover us for claims. If a court were to refuse to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, our business could be harmed.

WE MAY EXPERIENCE REDUCED REVENUE AND HARM TO OUR REPUTATION IF ANY SYSTEM FAILURES RESULT IN UNEXPECTED NETWORK INTERRUPTIONS.

    Any system failure that we may experience, including network, software or hardware failures, that causes an interruption in the delivery of our products and services or a decrease in responsiveness of our services could result in reduced use of our services and damage to our reputation. Our servers and software must be able to accommodate a high volume of traffic by organizations and individual users. There can be no assurance, however, that our systems will be able to accommodate our growth. We rely on third-party Internet service providers to provide our clients with access to our Internet-based services. We have experienced on several occasions service interruptions as a result of systems failures by these Internet service providers, which have lasted between four to eight hours. We believe that these interruptions will occur from time to time in the future. In addition, from time to time the speed of our system has been reduced as a result of increased traffic through our Internet service provider. We may not be able to expand and adapt our network infrastructure at a pace that will be commensurate with the additional traffic increases that we anticipate will occur.

IF WE FAIL TO PROTECT OUR PATENTS, COPYRIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS, OTHER PARTIES COULD APPROPRIATE OUR PROPRIETARY PROPERTIES, INCLUDING OUR TECHNOLOGY.

    The technology and software we have developed which underlies our products and services is important to us. We do not have any patents relating to our technology and software, although we do have a U.S. patent application pending for the "Opus360 Knowledge Worker Network" which describes the processes and technology involved in implementing an Internet-based supply chain solution for matching people and projects. This patent may not be granted and, if granted, the patent and any other patents we apply for in the future may be successfully challenged.

    In general, to protect our proprietary technology and software, we rely on a combination of contractual provisions, confidentiality procedures and trade secrets. The unauthorized reproduction or other misappropriation of our intellectual property, including the technology on which our products and services are based, could enable third parties to benefit from our intellectual property without paying us. If this were to occur, our revenues would be reduced, and our competitors may be able to compete with us more effectively. The steps we have taken to protect our proprietary rights in our intellectual property may not be adequate to deter misappropriation of their use. We may not be able to detect unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. In addition, the validity, enforceability and scope of protection of intellectual property in Internet-related industries, is uncertain and still evolving. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive.

THIRD PARTIES MIGHT BRING INFRINGEMENT CLAIMS AGAINST US OR OUR CUSTOMERS THAT COULD HARM OUR BUSINESS.

    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software industry. We could become subject to intellectual property infringement claims as the number of our competitors grows and our products and services increasingly overlap with competitive offerings. In addition, as part of our product licenses, we agree to indemnify our customers against claims that our products infringe upon the intellectual property rights of others. These claims, even if not meritorious, could be expensive and divert management's attention from operating our business. We could incur substantial costs in defending ourselves and our customers against infringement claims. If we become liable to third parties for infringement of their intellectual property rights, we could be required to pay a substantial damage award and to develop non-infringing technology, obtain one or more licenses for us and our customers from third parties or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license at a reasonable cost, or at all.

WE MAY NOT BE ABLE TO ACCESS THIRD PARTY TECHNOLOGY, WHICH WE DEPEND UPON TO CONDUCT OUR BUSINESS AND AS A RESULT WE COULD EXPERIENCE DELAYS IN THE DEVELOPMENT AND INTRODUCTION OF NEW PRODUCTS AND SERVICES OR ENHANCEMENTS OF EXISTING PRODUCTS AND SERVICES.

    If we lose the ability to access third party technology which we use, are unable to gain access to additional products or are unable to integrate new technology with our existing systems, we could experience delays in our development and introduction of new products and services and related improvements or enhancements until equivalent or replacement technology can be accessed, if available, or developed internally, if feasible. If we experience these delays, our revenues could be substantially reduced. We license technology that is incorporated into our products and services from third parties. In light of the rapidly evolving nature of technology, we may increasingly need to rely on technology licensed to us by other vendors, including providers of development tools that will enable us to quickly adapt our technology to new products and services. Technology from our current or other vendors may not continue to be available to us on commercially reasonable terms, or at all.

DUE TO THE LOW TRADING PRICE OF OUR COMMON STOCK OVER RECENT PERIODS, OUR COMMON STOCK TRADES ON THE OVER-THE-COUNTER BULLETIN BOARD.

    Effective June 29, 2001, our Common Stock was delisted from the NASDAQ National Market and now trades on the Over-the-Counter Bulletin Board (Symbol OPUS.OB). The Over-the-Counter Bulletin Board is generally considered to be a less efficient market than the established exchanges or the NASDAQ markets. While we anticipate seeking to be relisted on the NASDAQ National Market at some time in the future, it is impossible at this time to predict when, if ever such application will be made or whether such application will be successful.

AS A RESULT OF THE SHARE EXCHANGE AGREEMENT PROHA CONTROLS ARTEMIS INTERNATIONAL. THIS WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS.

    As of July 31, 2001 Proha beneficially owns approximately 59.8% of our Common Stock. Moreover, assuming that Proposal 1 contained in this proxy statement is adopted and the terms of the Share Exchange Agreement (described herein) are carried out, Proha will beneficially own approximately 80% of our Common Stock. As a result, Proha controls the outcome of any corporate transaction or other matter submitted to Artemis International stockholders for approval, including share exchanges, consolidations and the sale of all or substantially all of Artemis International's assets, and also could prevent or cause a change in control. The interests of Proha may differ from the interests of Artemis International's other stockholders. In addition, third parties may be discouraged from making a tender offer or bid to acquire Artemis International because of this concentration of ownership.

TERMINATION FEES IN CONNECTION WITH THE SHARE EXCHANGE AGREEMENT

    Under certain limited circumstances we may be required to deliver to Proha certain termination fees in connection with the Share Exchange Agreement.

    If the Share Exchange Agreement is terminated by Proha or Artemis International because the proposals contained in this proxy statement have not been approved by December 15, 2001, and (i) Proha has not breached the Second Voting Agreement (as hereinafter described), (ii) an alternative transaction to the one contemplated by the Share Exchange Agreement has been proposed and publicly announced to Artemis International's stockholders after July 10, 2001 and prior to the special meeting, and (iii) within 12 months after the date of such termination Artemis International enters into a binding agreement with respect to such alternative transaction, then in such case Artemis International is obligated to reimburse Proha for Proha's out-of-pocket expenses incurred in connection with the Share Exchange Agreement and is obligated to pay Proha a termination fee of up to $250,000.

    If the Share Exchange Agreement is terminated by Proha or Artemis International prior to the issuance of our common stock in the second tranche contemplated by the Share Exchange Agreement because our stockholders have not approved the proposals contained in this proxy statement, and Proha has not breached the Second Voting Agreement (as hereinafter described), then Artemis International will deliver to Proha 63% of the Legacy Artemis common stock acquired in the first tranche closing on July 31, 2001 and Proha will deliver to Artemis International 7.4% of the outstanding shares of common stock of both Intellisoft and Accountor.

THE ISSUANCE OF APPROXIMATELY 80% OF THE SHARES OF COMMON STOCK TO PROHA PURSUANT TO THE SHARE EXCHANGE AGREEMENT WILL SUBSTANTIALLY DILUTE THE PERCENTAGE INTERESTS OF ARTEMIS INTERNATIONAL'S STOCKHOLDERS.

    Upon completion of the share exchange contemplated by the Share Exchange Agreement (described herein), approximately 80% of our shares of Common Stock then outstanding will be issued to Proha. The issuance of that many shares of Common Stock to Proha will cause a significant reduction in the relative percentage interests of the current stockholders of Artemis International in earnings, voting, liquidation value and book and market value. The issuance of additional shares in future transactions could further reduce the percentage interests of current Artemis International stockholders.

THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE AND COULD RESULT IN A DECLINE IN THE VALUE OF YOUR INVESTMENT.

    The market price of our common stock, like that of many other technology companies, is extremely volatile. The value of your investment in our common stock could decline due to the impact of any of the following factors upon the market price of our common stock:

    - variation in our quarterly operating results, including our inability to increase revenues;

    - announcements of new product or service offerings by us or our competitors;

    - announcement of new customer relationships by us or our competitors;

    - changes in market valuations of comparable companies;

    - additions to, or departures of, our executive officers; and

    - conditions and trends in the Internet and electronic commerce industries.

    Further, the stock exchanges and markets have experienced substantial price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many technology companies and have often been unrelated or disproportionate to the operating performance of these companies.

WE ARE UNCERTAIN OF OUR ABILITY TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS.

    We believe that cash from operations and existing cash will be sufficient to meet our working capital and expense requirements for at least the next twelve months. However, we may need to raise additional funds in order to fund our business, expand our sales activities, develop new or enhance existing products and respond to competitive pressures. We may also need to raise funds in the future to meet our working capital needs. As of June 30, 2001, we had pro forma cash and cash equivalents of $17.6 million. As of that date, we had certain letters of credit secured by certificates of deposit for various leased facilities and equipment. Additional financing may not be available on terms favorable to us, or at all. If we issue additional equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of the then existing holders of our common stock.

YOU WILL EXPERIENCE DILUTION IF WE RAISE ADDITIONAL FUNDS THROUGH THE ISSUANCE OF ADDITIONAL EQUITY OR CONVERTIBLE DEBT SECURITIES.

    If we raise additional funds through the issuance of equity securities or convertible debt securities, you will experience dilution of your percentage ownership of our company. This dilution may be substantial. In addition, these securities may have powers, preferences and rights that are preferential to the holders of our common stock and may limit our ability to pay dividends on our common stock.

WE MAY BE EXPOSED TO CERTAIN RISKS RELATED TO OUR FORMER FREEAGENT E.OFFICE BUSINESS.

    The FreeAgent e.office business we sold in March 2001 was subject to certain risks, including exposure to claims by employees based upon the actions of the clients for whom the employees provided services, issues related to compliance with tax treatment and benefit treatment of such employees and compliance with state employee leasing regulatory regimes. While no such claims have been asserted at this time and we are unaware of a basis for any such claims, the time that such claims may be made has not yet expired. Claims arising out of the FreeAgent e.office business could cause the Company to have to pay monetary damages and/or fines.

PENDING LITIGATION COULD HARM OUR BUSINESS.

    On April 6, 2001 a lawsuit purporting to be a class action and captioned CHARLES BLAND VS. OPUS360 CORPORATION, ET AL., 01 Civ. 2938 (the "Bland Action") was filed in the United States District Court for the Southern District of New York. The Bland Action is brought on behalf of a proposed class of all persons who acquired securities of the Company between April 7, 2000 and December 6, 2000. Named as defendants in the Bland Action are the Company, eleven current and former officers and directors of the Company, the underwriters of the Company's initial public offering and two shareholders (the "Selling Shareholders") who sold stock in a secondary offering (collectively with the initial public offering, the "Offering") concurrent with the initial public offering.

    The amended and restated complaint in the Bland Action alleges that, among other things, the plaintiff and members of the proposed class were damaged when they acquired securities of the Company because false and misleading information and material omissions in the registration statement relating to the Offering caused the prices of the Company's securities to be artificially inflated. The Bland Action also alleges violations of Sections 11, 12(a)(2), and 15 of the Securities Act of 1933 (the "Securities Act"). Damages in unspecified amounts and certain rescission rights are sought.

    Since the filing of the Bland Action, ten similar putative class actions (the "Additional Actions" and together with the Bland Action, the "Actions") also have been filed in the United States District Court for the Southern District of New York. The Additional Actions are brought on behalf of all persons who acquired securities of the Company between April 7, 2000 and March 20, 2001. Named as defendants in the Additional Actions are the Company, ten current and former officers and directors of the Company, the underwriters of the Company's initial public offering and the Selling Shareholders. As in the Bland Action, the complaints in the Additional Actions allege false and misleading information and material omissions in the registration statement relating to the Offering in purported violation of Sections 11, 12(a)(2), and 15 of the Securities Act. Damages in unspecified amounts and certain rescission rights are sought.

    On or about June 5, 2001, an action captioned Kenneth Shives, et al. v. Bank of America Securities LLC, et al., 01 Civ. 4956 (the "Shives Action") was filed in the United States District Court for the Southern District of New York. The complaint in the Shives Action asserts claims against the Company, certain of its present or former officers and directors (collectively, the "Opus360 Defendants"), the Selling Shareholders and the underwriters that managed the Company's April 2000 Offering, for alleged violations of the federal securities laws (principally Sections 11, 12(a)(2) and 15 of the Securities Act, and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.) The complaint is based on allegations that the various underwriter defendants engaged in (and involved other defendants in) a broad scheme to artificially inflate and maintain the market price of the common stock of various companies named as defendants (including Opus360), and to cause the named plaintiffs and other members of the putative class to purchase the stock of those companies at artificially inflated prices.

    On or about July 20, 2001, counsel for the plaintiffs in the Shives Action and counsel for the Opus360 Defendants and the Selling Shareholders executed stipulations in which the plaintiffs agreed to drop the Opus360 Defendants and the Selling Shareholders as defendants in the Shives Action and to dismiss without prejudice the claims asserted in that action against each of those defendants. Those stipulations were so ordered by the Court on or about
July 24, 2001 and the Opus360 Defendants and the Selling Shareholders are no longer defendants in the Shives Action.

    On October 24, 2001, the Company and all other defendants filed motions to dismiss the claims in the Bland Action. The Company believes the claims made in the Actions are without merit and intends to vigorously defend the Actions.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known by the Company regarding the beneficial ownership of its Common Stock as of October 31, 2001 (except as otherwise specified) by each beneficial owner of more than five percent of outstanding Common Stock, by each of the Company's directors, by each of the Company's executive officers reporting under Section 16 of the Securities Act and by all current directors and executive officers of the Company as a group. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock that it has the right to acquire within 60 days following the date of this Proxy Statement. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which it has the right to acquire within 60 days following the date of this Proxy Statement is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                          PRINCIPAL STOCKHOLDERS TABLE

                                                                 COMMON STOCK
                                                              UNDERLYING OPTIONS
                                                   COMMON        AND WARRANTS         TOTAL
                                                   STOCK         EXERCISABLE       BENEFICIALLY   PERCENTAGE OF
NAME OF BENEFICIAL OWNER                           OWNED        WITHIN 60 DAYS        OWNED        OUTSTANDING
------------------------                         ----------   ------------------   ------------   -------------
Proha Plc(1)...................................  73,938,702               --        73,938,702        59.75%
  Maapallonkuja 1 A
  FiIN-02210 Espoo Finland
Safeguard Scientifics, Inc.(2).................   4,649,820               --         4,649,820         3.76%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, Pennsylvania 19087-1945
Weiss, Peck and Greer, L.L.C.(3)...............   3,453,193               --         3,453,193         2.79%
  One New York Plaza
  New York NY 10004
Michael S. Dell(4).............................   3,357,484               --         3,357,484         2.71%
  Dell Computer Corporation
  One Dell Way
  Round Rock TX 78682..........................
Wheatley Partners, L.P.(5).....................   3,050,758               --         3,050,758         2.47%
  80 Cutter Mill Road
  Great Neck NY 11021..........................
Crosspoint Venture Partners 1997, L.L.C.(6)....   3,050,758               --         3,050,758         2.47%
  2925 Woodside Road
  Woodside CA 94062
Steven C. Yager................................          --               --                --            *
Ari B. Horowitz(7).............................   3,333,351        1,025,281         4,358,632         3.50%
Jeanne M. Murphy...............................          --          121,774           121,774            *
Peter Schwartz.................................      31,067          569,255           600,322            *
John Baldwin...................................          --               --                --            *
Paul Cooley....................................          --               --                --            *
Howard Magee...................................      38,000               --            38,000            *
James Cannavino................................     100,000          135,000           235,000            *
Klaus Cawen....................................          --               --                --            *
Alec Gores.....................................          --               --                --            *
Olof Odman.....................................          --               --                --            *
Pekka Pere.....................................          --               --                --            *
Bryan Plug.....................................      10,981           12,000            22,987            *
All executive officers and directors as a group
  (13 persons).................................   3,513,399        1,863,310         5,376,709         4.28%

--------------------------

*   Less than 1%.

(1) Based on information contained in a Form 13D/A dated August 1, 2001, filed by Proha Plc, such entity owns 73,938,702 shares of Common Stock. Proha's voting and dispositive rights with respect to all of these shares is subject to the terms of the Second Voting Agreement (described herein). Pursuant to the First Voting Agreement (described herein), Proha also has the right to direct the voting of 3,333,351 shares of Common Stock owned by Mr. Horowitz.

(2) Based on information contained in a Form 13G dated March 13, 2001, filed by Safeguard Scientifics, Inc. on behalf of itself and other related entities, such entities own 4,649,820 shares of Common Stock. Safeguard
    Scientifics, Inc. does not have sole voting power or sole dispositive power with respect to any of such shares.

(3) Based upon information contained in a Form 13G dated February 12, 2001, filed by Weiss, Peck & Greer, an investment advisor and broker-dealer, on behalf of itself and the entities named therein, such entities own 3,453,193 shares of Common Stock. Weiss, Peck & Greer does not have sole voting power or sole dispositive power with respect to any of such shares.

(4) Based upon information contained in a Form 13G/A dated February 14, 2001, filed by Michael Dell on behalf of himself and related entities, such entities own 3,357,484 shares of Common Stock. Mr. Dell does not have sole voting power or sole dispositive power with respect to any of such shares.

(5) Based upon information contained in a Form 13G dated February 14, 2001, filed by Wheatley Partners L.P., on behalf of itself and other related entities, such entities beneficially own 3,050,758 shares of Common Stock. Wheatley Partners, L.P. has sole voting power and sole dispositive power with respect to 2,806,698 of such shares.

(6) Based upon information contained in a Form 13G dated February 13, 2001, filed by Crosspoint Venture Partners 1997, L.P. on behalf of itself and related entities, such entities beneficially own 3,050,758 shares of Common Stock. Crosspoint Venture Partners 1997, L.P. does not have sole voting power or sole dispositive power with respect to any of such shares.

(7) In addition to the shares represented above, Mr. Horowitz has the right to direct the voting of the shares of Common Stock owned by Proha pursuant to the Second Voting Agreement.

     INFORMATION PROVIDED IN CONNECTION WITH A CHANGE OF CONTROL IN OPUS360
            CORPORATION SINCE THE BEGINNING OF THE LAST FISCAL YEAR

    We entered into a Share Exchange Agreement with Proha dated as of April 11, 2001 and amended July 10, 2001 (collectively referred to throughout this proxy statement as the "Share Exchange Agreement") that requires us to transfer to Proha in two tranches of our Common Stock which will equal 80% of our outstanding Common Stock, on a fully diluted basis as of July 31, 2001.

    The first tranche consisting of 73,938,702 shares of our Common Stock, which was equal to approximately 59.8% of our outstanding Common Stock on July 31, 2001 was issued to Proha on July 31, 2001 in exchange for Proha transferring to us all of the capital stock of Artemis Acquisition Corporation, a Delaware corporation ("Legacy Artemis"). As of July 31, 2001 Proha has been our majority stockholder. Prior to this date we did not have a majority stockholder.

    Pursuant to the Share Exchange Agreement, the second tranche consisting of 125,487,858 shares of our Common Stock will be issued to Proha on a date which is as soon as practicable after all of the closing conditions set forth in the Share Exchange Agreement with respect to such delivery, including the completion of the vote of stockholders of Artemis International contemplated by this Proxy Statement, are satisfied or waived. The issuance of the second tranche will increase Proha's ownership to 80% of our outstanding Common Stock calculated as of July 31, 2001. The second tranche shares will be issued in exchange for 19.9% of the fully diluted issued and outstanding shares of capital stock of Intellisoft Oy, a Finish corporation ("Intellisoft") and 19.9% of the fully diluted issued and outstanding shares of capital stock of Accountor Oy, a Finnish corporation ("Accountor") and as consideration for the completion of the acquisition of Legacy Artemis.

    The Share Exchange Agreement contains customary representations and warranties between the parties, including indemnification and escrow provisions. Additionally, the Share Exchange Agreement provides for a number of customary covenants, conditions and agreements with respect to post-closing matters and miscellaneous provisions.

    The Share Exchange Agreement also provides that Artemis International will use commercially reasonable efforts to ensure that our Board of Directors consists of eight directors as of the issuance of the first tranche of Common Stock. Furthermore, so long as Proha owns at least 50% of the aggregate issued and outstanding shares of the Common Stock, the Board of Directors will use its commercially reasonable efforts to ensure that a total of five Proha nominees are members of our Board of Directors. Following the first closing contemplated by the Share Exchange Agreement, on July 31, 2001, in accordance with our Amended By-Laws we caused the size of our Board of Directors to be set at eight directors. The five vacancies on our Board of Directors resulting from such adjustment of the number of directors and the resignations of Richard S. Miller and William Nuti effective on July 31, 2001 were filled by the unanimous vote of our Board of Directors, who elected the following Proha nominees to serve on our Board of Directors: Klaus Cawen, Alec Gores, Olof Odman, Pekka Pere and Steven
C. Yager.

    At the consummation of the first closing, as set forth in the Share Exchange Agreement, we entered into a Registration Rights Agreement with Proha dated as of July 31, 2001 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Proha as the holder of a majority of the shares issued in connection with the Share Exchange Agreement has the right to cause us to register those shares of Common Stock acquired in connection with the Share Exchange Agreement. In addition to the registration rights detailed above, the Registration Rights Agreement contains customary provisions with respect to the registration procedures to be followed and indemnification and contribution between the parties.

    In connection with the Share Exchange Agreement, Proha entered into a voting agreement (as amended, the "First Voting Agreement"), dated as of April 11, 2001 with Ari Horowitz, who owns 3,333,351 shares of Common Stock, representing 2.70% of our company on November 5, 2001. Pursuant to the First Voting Agreement, Ari Horowitz has agreed among other things to cause his shares of Common Stock in Artemis International to be cast in favor of proposal numbers 1 and 2 contained in this proxy statement.

    In addition to the First Voting Agreement, and in connection with the amendment to the Share Exchange Agreement, Proha entered into a voting agreement (the "Second Voting Agreement"), dated as of July 31, 2001 with Ari Horowitz. Pursuant to the Second Voting Agreement, Proha has agreed among other things to cause all of its shares of Common Stock to be cast in favor of proposal numbers 1 and 2 contained in this proxy statement. As a result of both the First Voting Agreement and the Second Voting Agreement, there are commitments outstanding to vote 77,272,053 shares of Common Stock, representing 62.50% of the outstanding shares of Common Stock of Artemis International on November 5, 2001 in favor or proposal numbers 1 and 2 contained in this proxy statement.

    Under certain limited circumstances described more fully in the Risk Factor entitled "Termination Fees in Connection With The Share Exchange Agreement" in the event that the second tranche closing is not consummated pursuant to the Share Exchange Agreement we may be required to return certain of our shares in Legacy Artemis to Proha, and/or pay Proha certain termination fees.

    Legacy Artemis and Opus360 Corporation combined their respective operating companies concurrently with consummation of the first closing. All activities and financial results subsequent to July 31, 2001 are of the combined entity, doing business as Artemis International Solutions Corporation.

OPINION OF OUR FINANCIAL ADVISOR IN CONNECTION WITH THE SHARE EXCHANGE AGREEMENT

    Pursuant to an engagement letter dated as of April 13, 2001, Opus360 Corporation (as used to refer to Opus360 Corporation prior to the combination with Legacy Artemis, "Opus360") engaged Deutsche Banc Alex Brown, Inc. ("DBAB") to render an opinion as to the fairness to Opus360, from a financial point of view, of the consideration Opus360 is to receive from Proha in connection with the Share Exchange Agreement. On May 10, 2001, DBAB delivered its opinion in writing to the Opus360 Board of Directors to the effect that, as of that date and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by DBAB, the consideration to be received by Opus360, namely all of the issued and outstanding capital stock of Legacy Artemis, 19.9% of the issued and outstanding capital stock of Intellisoft, on a fully diluted basis and 19.9% of the issued and outstanding capital stock of Accountor, on a fully diluted basis (collectively referred to as the "Consideration") was fair, from a financial point of view, to Opus360.

    The full text of DBAB's written opinion, dated May 10, 2001, (the "DBAB Opinion"), which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by DBAB in connection with the opinion, is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. Artemis International stockholders are urged to read the DBAB opinion in its entirety. The summary of the opinion of DBAB set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

    The terms of the Share Exchange Agreement were determined through negotiations between Opus360 and Proha and were approved by the Opus360 Board of Directors. The decision to enter into the transactions contemplated by the Share Exchange Agreement was solely that of the Opus360 Board of Directors. As described above, the opinion of DBAB delivered to the Opus360 Board of Directors was only one of a number of factors taken into consideration by the Opus360 Board of Directors in making its determination to approve the exchange contemplated by the Share Exchange Agreement. DBAB's opinion was provided to the Opus360 Board of Directors to assist the Board in connection with its consideration of the transaction and does not constitute a recommendation to any holder of Opus360 common stock as to how to vote with respect to the any matters contained in this Proxy Statement or otherwise.

    Opus360 selected DBAB to render a fairness opinion based on DBAB's qualifications, expertise, reputation and experience in mergers and acquisitions, and its knowledge of the software industry.

Opus360 retained DBAB pursuant to a letter agreement dated April 13, 2001 (the "Engagement Letter"). As compensation for DBAB's services in rendering a fairness opinion, Opus360 has paid DBAB a cash fee of $500,000. In addition, Opus360 has agreed to reimburse DBAB for reasonable fees and disbursements of DBAB's counsel and all of DBAB's reasonable travel and other out-of-pocket expenses incurred in connection with rendering its opinion or otherwise arising out of the retention of DBAB under the Engagement Letter up to a total of $25,000. Opus360 has also agreed to indemnify DBAB and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or in connection with the Share Exchange Agreement.

    DBAB is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. DBAB and its affiliates may actively trade securities of Opus360 or for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

           DESCRIPTION OF BUSINESS, PROPERTIES AND LEGAL PROCEEDINGS
                            OF ARTEMIS INTERNATIONAL

BUSINESS

    Artemis International is one of the leading developers and suppliers of comprehensive, project and resource collaboration application software products and consulting services, with over 300,000 application seats in 27 countries and pro forma revenues of $76.8 million for the year ended December 31, 2000.

    Opus360 was incorporated in 1998. The Legacy Artemis organization was founded in 1976. In April 2001, Opus360 and Proha Plc, a Finnish corporation, entered into a Share Exchange Agreement pursuant to which, upon completion of the transactions contemplated under such agreement, Opus360 would exchange 80% of its post-transaction outstanding Common Stock for all of the capital stock of Legacy Artemis, a Delaware corporation and 19.9% of two Finnish subsidiaries of Proha, Intellisoft OY and Accountor OY.

    Intellisoft Oy Ltd is a subsidiary of Proha. Intellisoft's Application Service Provider center provides a hosting, internet connection and date processing alternative for small and medium-sized customers. Currently Intellisoft offers 30 applications, some of which are proprietary applications and some third-party software applications which are integrated as a solution for entire business processes. The Intellisoft ASP service center has approximately 100 computer servers. Intellisoft's net sales were $0.4 million during the first half of 2001, approximately 1% of the Proha's total net sales. Intellisoft has 16 employees.

    Accountor Oy is a subsidiary of Proha Group. Accountor is engaged in offering a range of financial management services to small and medium-sized businesses. The financial management services includes budgeting, accounting, general ledger analysis, payroll, purchasing, data management and reporting using a variety of third party (SAP, Oracle and Microsoft) and proprietary financial management data warehousing and document management software. Accountor's ISO9002 certified processes offer clients high level security and control. Approximately 160 financial specialist personnel are supporting over 500 individual businesses.

    The first phase of the contemplated transactions was consummated July 31, 2001, at which time the stock of Legacy Artemis was exchanged for approximately 59.8% of the post-phase one outstanding Common Stock. The second and final phase of the contemplated transactions is expected to be consummated prior to December 31, 2001.

    Artemis International offers a broad selection of high-end software tools. The Artemis International product offering spans the entire spectrum of traditional project and resource management tools, including task estimating, scheduling, budgeting, forecasting, resource analysis, cost analysis reporting, proactive business alerts and gateways to other enterprise applications. Artemis International's products estimate, plan, track, and manage business projects and resources using a comprehensive suite of integrated project and resource collaboration software solutions, helping clients significantly improve their ability to execute projects in a timely, controlled manner. Using the Company's products, clients can realize such tangible business benefits as higher project success rates, reduced cost overruns, quicker product development cycles, and more cost effective allocation and usage of critical corporate resources.

    Market acceptance of Artemis International's products has been successful in a range of industries, including information systems, application development, telecommunications, aerospace, pharmaceuticals, oil and gas, construction and engineering, banking and finance, and manufacturing. Since the combination of Opus360 Corporation with Legacy Artemis, the Company has extended and expanded this product line to include a workforce procurement application. These software solutions and the recent release of PortfolioDirector-TM-, a fully Web-enabled, scalable tool that allows executives to manage and review strategic project initiatives throughout their enterprise, are viewed as natural extensions of an already robust set of product offerings.

STRATEGY

    As a result of global competition, increasingly demanding business models and advances in information technology, project cycles are shrinking, budgets are being reduced and work groups are being distributed. Consequently, a broad range of companies are struggling to better align projects with business goals, improve methodologies and standards, improve collaboration and project planning tools and better integrate business systems. In addition, there is a strong need to exploit the capabilities of the Internet for expanding market share and improved return on investment.

    The Company's business strategy is to expand its market position within the high-end project and resource collaboration market. Artemis International will use its twenty-five years of application experience in the project management discipline to adapt and apply certain new and emerging Internet-based technologies to solve the project and resource business problems from a new perspective.

    Artemis International will target Global 2000 and middle market corporations who need to deploy the project management, resource collaboration and workforce procurement disciplines across their enterprises to hundreds or even thousands of users. Artemis International's products and services will offer significant opportunities for businesses to improve their efficiency and effectiveness.

    Artemis International intends to leverage and expand on its current products' features and architecture to create a project and resource collaboration dimension that will satisfy businesses' demand to share project related information across existing corporate systems and the worldwide web. This strategy will focus vertical markets with an eye to identifying, penetrating, and dominating specific industry sectors. The IS/IT marketplace is one of the Company's primary markets based on this sector's projected growth rates.

    The foregoing strategy is supported by internally and externally sourced consulting services designed to develop and sell "knowledge based" products that are integrated with the product suite. Integration of these implementation and after-market consulting offerings with the proprietary software greatly enhances the value added by the Company.

PRODUCTS

    Artemis International offers two basic product lines, the Artemis Views-TM-product line and the Workforce procurement product. In addition, Artemis International has developed an international consulting organization, characterized by institutionalized general project management methodologies and best practice procedures to support all offerings. Artemis International also continues to derive revenue from legacy products of Legacy Artemis, that continue to be used by certain of its existing customers.

ARTEMIS VIEWS

    Artemis Views is an integrated suite of cost, schedule and resource management applications. The product line is offered in a mixture of client/server and web architecture, which provides extensive web accessibility and functionality. This product line uses commercially available relational database management systems as its method for data storage and retrieval. Artemis Views includes ProjectView-TM-, Web GlobalView-TM-, CostView-TM-, Web TrackView-TM-, Active Alert-TM-, Artemis ViewPoint-TM- and PortfolioDirector.

    The Artemis Views product line utilizes a powerful 32-bit, SQL-based, client/server and web architecture which utilizes commercially available SQL databases for its repository and which can be integrated easily with existing business applications including popular enterprise resource planning applications. Artemis Views supports Oracle, Microsoft SQL Server and Sybase relational databases running on Windows NT, Sun Solaris or HP-UX operating systems. Artemis Views is currently offered as an integrated suite of products or as stand-alone components comprised of separate software packages, as described in greater detail below.

PROJECTVIEW

    Artemis' ProjectView combines multi-user project planning, resource scheduling, and graphical reporting into a sophisticated software solution. ProjectView helps to plan, schedule and track the critical deadlines, activities, resources and budgets used in project management. With ProjectView, organizations can establish project consistency and improve project visibility and collaboration across an entire business. Using proven project management disciplines and processes, ProjectView helps to optimize project durations and resources to meet project deadlines and budgets. ProjectView also offers a variety of graphical reporting options to document and analyze a project's progress.

COSTVIEW

    Artemis' CostView is a powerful application for project and program forecasting, budgeting and cost planning, control and earned value management reporting. CostView provides complete project, contract or financial management, analysis and reporting. Organizations can manage all cost related project and program information at an enterprise level, using familiar cost planning tools from a single, graphical Windows based application. Using CostView's full schedule integration with ProjectView, a customer will have a clear view of project and program accomplishments, completion costs, cash flow and manpower requirements.

TRACKVIEW AND WEB TRACKVIEW

    Artemis TrackView is a simple, yet effective time tracking system designed to give organizations visibility and understanding of staff activities around the world. TrackView provides clear, detailed effort tracking through a Windows application, with an optional web browser-based Internet Explorer interface for remote, web-based time entry. TrackView allows managers to assign, approve and track staff activity around the world and consolidate and report on this information in an easy to understand and meaningful way. When combined with ProjectView, TrackView helps organizations identify key resources and activities, update project performance and gain an accurate view of staff progress and performance. In turn, this enables managers to prevent redundant effort, set and update realistic project goals and make better business decisions.

GLOBALVIEW

    Artemis GlobalView is a unique, fully graphical application for navigating, analyzing and reporting on Views project, cost and resource information and providing data through Web access to a customer's employees. Designed for executives, project managers, financial managers and department managers, GlobalView delivers point-and-click access to cost, resource and schedule status of all corporate projects using an intuitive Windows or browser-based application. With GlobalView, key individuals throughout an organization can consolidate multiple project data and drill-down through data variables to access the project information needed to make effective business decisions, regardless of their project management expertise or understanding of the underlying software.

PORTFOLIODIRECTOR

    Artemis PortfolioDirector is a Web-based, enterprise-level solution designed to improve executives' ability to align project priorities strategically relevant to business throughout the enterprise. PortfolioDirector gives Global 2000 companies a means to potentially improve financial performance by reducing investment risks and cost overruns. PortfolioDirector provides an easy to use web tool for providing sophisticated return-on-investment analysis of project investments and their alignment to strategic business priorities.

ACTIVE ALERT

    Artemis Active Alert is a database monitoring application that adds proactive alerts, business rules and trend analysis to the Artemis Views suite of project and resource collaboration applications. Active Alert monitors the database to identify incidents or trends that can impact an organization and its projects. The software then automatically informs individuals via e-mail, mobile phone, pager, faxes and HTML pages when an event has occurred or an adverse trend has been identified. Artemis Active Alert removes the need for individuals to spend time analyzing data for exceptions to the defined norm and makes the process of managing projects and resources more proactive.

ARTEMIS MSP GATEWAY

    Artemis has developed a set of software tools that seamlessly integrates Artemis Views with Microsoft Project through the Artemis MSP Gateway. Using this powerful software tool, clients can manage projects from within a familiar desktop, while leveraging the specialized capabilities of the Artemis Views product offering. Artemis MSP Gateway allows Microsoft Project to operate against the Artemis Views database in a real time mode, which enables the database to control the data being entered on the Microsoft desktop. In this way, the client obtains the benefit of Artemis standards and security capabilities, the power of the Artemis database to assist in the multi-project management of the operation, and the ability to use a host of other Artemis value added products. Those products include Active Alert, Web Time Entry, GlobalView and KnowledgePLAN.

ARTEMIS WORKFORCE PROCUREMENT

    Artemis Workforce Procurement-TM- is vendor management software that reduces the time, cost, and risk of hiring skilled professionals through outside agencies. Managed services providers also use the software as a technology platform for delivering managed services to their customers. Artemis Workforce Procurement automates requisition workflows between buyer and supplier, and captures vendor performance metrics called TCQ( 2) (Time, Cost, Quantity, Quality) at each step.

ARTEMIS CONSULTING

    Artemis Consulting is the Professional Services arm of Artemis International, specializing in project management methodologies and best practice procedures. For over 25 years, Artemis Consulting has delivered focused project management consulting and education services to organizations worldwide across a diverse range of industries. This includes consulting engagements to assist organizations with the definition, development and deployment of processes and systems to support a project driven approach to business management.

    Drawing on the consolidated experience of a global network of over 200 consultants specialized in project management, Artemis Consulting has developed a structured methodology called pm(2) (Project

Management Methodology), that provides a logical phased approach to business process improvement. The approach integrates a broad range of consulting services including:

Needs Analysis                         Procedures Development
Process Assessment                     Change Management Services
Implementation Services                Education and Training Services
System Integration Services            Project Office Services

ARTEMIS LINKS

    Via internet and intranet technologies, Artemis LINKS-TM- enables the total integration of the organization's project management processes and working documents with focused, cost-effective e-learning for all project team members. Artemis LINKS' interactive learning environment also provides a dynamic knowledge base that enables all members of the organization to submit proposals for improving corporate project management best practices.

CLIENTS

    Artemis provides mission-critical solutions to thousands of clients worldwide, including Global 2000 companies such as: ABN AMRO Bank N.V., BAE SYSTEMS, The Boeing Company, Deutsche Bank, Ericsson, First Union National Bank, The Goldman Sachs Group Inc., The Goodyear Tire and Rubber Company, Lockheed Martin, Marconi Plc, Nokia, Pfizer Inc., Sun Microsystems Inc., Toshiba, Union Carbide, and Unisys.

    Artemis distributes its products directly to customers in the United States, United Kingdom, France, Finland, Germany, Italy, Spain, Japan and the Far East. It also markets through a joint venture and independent distributor network in other European countries, Scandinavia and Australia/Asia.

COMPETITION

    There is intense competition in the project management, workforce procurement and collaboration software marketplace. We compete against industry giants such as Microsoft and SAP as well as in-house development efforts of companies creating individualized solutions, as well as other software application vendors offering point products. Our current independent software vendor competition includes, among many others, Evolve Software, Inc., Niku Software, Inc. and Primavera Systems.

EMPLOYEES

    The combined Artemis International operation currently directly employs approximately 575 persons on a worldwide basis; 160 in the United States, 355 in the United Kingdom, Scandinavia and Europe, and 60 in Asia. None of our employees are represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

PROPERTIES

    Artemis International leases all of its United States and international facilities pursuant to leases that expire between November 2001 and September 2009. Two of these leases have single renewal options. Artemis International's corporate headquarters are currently located at 39 West 13th Street, New York, New York. The Company also maintains facilities at 6260 Lookout Road, Boulder Colorado, where the Company occupies approximately 10,500 square feet of office space under a lease that will expire in August 2003, and various other locations across the United States, United Kingdom, Europe and Japan. The Company's facilities comprise a total of 38,000 square feet in the United States and 28,000 square feet in the UK, Europe and Asia. We believe our current facilities are sufficient for our needs.

LEGAL PROCEEDINGS

    On April 6, 2001 a lawsuit purporting to be a class action and captioned CHARLES BLAND VS. OPUS360 CORPORATION, ET AL., 01 Civ. 2938 (the "Bland Action") was filed in the United States District Court for the Southern District of New York. The Bland Action is brought on behalf of a proposed class of all persons who acquired securities of the Company between April 7, 2000 and December 6, 2000. Named as defendants in the Bland Action are the Company, eleven current and former officers and directors of the Company, the underwriters of the Company's initial public offering and two shareholders (the "Selling Shareholders") who sold stock in a secondary offering (collectively with the initial public offering, the "Offering") concurrent with the initial public offering.

    The amended and restated complaint in the Bland Action alleges that, among other things, the plaintiff and members of the proposed class were damaged when they acquired securities of the Company because false and misleading information and material omissions in the registration statement relating to the Offering caused the prices of the Company's securities to be inflated artificially. It also alleges violations of Sections 11, 12(a)(2), and 15 of the Securities Act of 1933 (the "Securities Act"). Damages in unspecified amounts and certain rescission rights are sought.

    Since the filing of the Bland Action, ten similar putative class actions (the "Additional Actions" and together with the Bland Action, the "Actions") also have been filed in the United States District Court for the Southern District of New York. The Additional Actions are brought on behalf of all persons who acquired securities of the Company between April 7, 2000 and March 20, 2001. Named as defendants in the Additional Actions are the Company, ten current and former officers and directors of the Company, the underwriters of the Company's initial public offering and the Selling Shareholders. As in the Bland Action, the complaints in the Additional Actions allege false and misleading information and material omissions in the registration statement relating to the Offering in purported violation of Sections 11, 12(a)(2), and 15 of the Securities Act. Damages in unspecified amounts and certain rescission rights are sought.

    On or about June 5, 2001, an action captioned Kenneth Shives, et al. v. Bank of America Securities LLC, et al., 01 Civ. 4956 (the "Shives Action") was filed in the United States District Court for the Southern District of New York. The complaint in the Shives Action asserts claims against the Company, certain of its present or former officers and directors (collectively, the "Opus360 Defendants"), the Selling Shareholders and the underwriters that managed the Company's April 2000 Offering, for alleged violations of the federal securities laws (principally Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.) The complaint is based on allegations that the various underwriter defendants engaged in (and involved other defendants in) a broad scheme to artificially inflate and maintain the market price of the common stock of various companies named as defendants (including Opus360), and to cause the named plaintiffs and other members of the putative class to purchase the stock of those companies at artificially inflated prices.

    On or about July 20, 2001, counsel for the plaintiffs in the Shives Action and counsel for the Opus360 Defendants and the Selling Shareholders executed stipulations in which the plaintiffs agreed to drop the Opus360 Defendants and the Selling Shareholders as defendants in the Shives Action and to dismiss without prejudice the claims asserted in that action against each of those defendants. Those stipulations were so ordered by the Court on or about
July 24, 2001, and the Opus360 Defendants and the Selling Shareholders are no longer defendants in the Shives Action.

    On October 24, 2001, the Company and all other defendants filed motions to discuss the claims in the Bland Action. The Company believes the claims made in the Actions are without merit and intends to vigorously defend the Actions.

           BOARD OF DIRECTORS AND MANAGEMENT OF ARTEMIS INTERNATIONAL

BOARD OF DIRECTORS

    As of the date of this Proxy Statement, the following individuals serve as members of the Board of Directors of Artemis International:

    PEKKA PERE, age 43. Mr. Pere was elected to the Board of Directors of Artemis International effective July 31, 2001 and was elected Chairman of the Board on August 13, 2001. Mr. Pere has been President and Chief Executive Officer of Proha Plc, the Company's largest stockholder, since 1984 and is also a Director of Project Management and the founder of Proha. Mr. Pere also serves as the Chairman of the Board of Eficor Plc, a Finnish investment bank and as a member of the Board of the Finnish IT Industry Federation.

    STEVEN C. YAGER, age 48. Mr. Yager became the President and CEO and a Director of Artemis International effective July 31, 2001. Mr. Yager has been a Director of Proha Plc since September 2000. Mr. Yager has been the President and CEO of the Legacy Artemis group of companies since 1997. Prior to joining Legacy Artemis, Yager was executive vice president of business development for Medaphis Physician Services Corporation, a $300 million subsidiary of Medaphis Corporation, based in Atlanta. He has also held senior sales management and business development positions with Burroughs Corporation and Versyss Incorporated. He has served as a volunteer on the Board of Hurley Hospital Services Corporation.

    ARI HOROWITZ, age 33. Mr. Horowitz now serves as Vice Chairman of the Board and Executive Vice President of Corporate Development for Artemis International. From August 1998 Horowitz served as Chairman of the Board of Opus360, and from April 1999 through July 2001 served as Chief Executive Officer of Opus360. From June 1998 to March 1999, Mr. Horowitz served as a Senior Managing Partner of USWeb/CKS. From March 1997 to June 1998, he served as President and Chief Financial Officer of Gray Peak Technologies, a network consulting company. From September 1994 to March 1997, he served as Chief Financial Officer and as Vice President, Finance and Business Development of ICon CMT Corp., an Internet service provider. which was acquired by Qwest Communications. Mr. Horowitz is currently a member of the Board of Directors for Proha Plc and for NetVendor Inc., a provider of B2B Internet software and services for supplier enablement.

    JAMES CANNAVINO, age 57. Mr. Cannavino has served as a director of Artemis International (and Opus360) since January 1999. Mr. Cannavino is Chief Executive Officer and Chairman of the Board of CyberSafe Corporation, a developer of software used for security applications. Prior to joining CyberSafe in 1998, Mr. Cannavino served as President and Chief Operating Officer for Perot Systems Corporation. Until March 1995, he also held a variety of senior executive positions at IBM, serving as senior vice president for strategy and development at the time of his departure from IBM. Mr. Cannavino has served as a member of the IBM Corporate Executive Committee and Worldwide Management Council and as a member of the board of directors of IBM's Integrated Services and Solutions Company. He currently serves as Chairman of the Internet Technology Committee of Computer Concepts and as Chairman of the Board of Softworks, a provider of enterprise data, storage and performance management products and services, and as a director of Direct Insite Corp., which operates primarily as an Application Service Provider, providing high volume data processing and analysis tools for their customers.

    KLAUS CAWEN, age 44. Mr. Cawen has been a Director of Artemis International since July 31, 2001. He is also a Director of Proha Plc. Mr. Cawen is a Senior Vice President and member of the Executive Committee of KONE Corporation, one of the leading companies in the global elevator and escalator business.

    ALEC GORES, age 48. Mr. Gores has been a Director of Artemis International since July 31, 2001. He has been a Director or Proha Plc since August 2000. He is the founder and Chairman of Gores Technology Group, an international technology acquisition and management company founded in 1986.

    OLOF ODMAN, age 58. Mr. Odman has been a Director of Artemis International since July 31, 2001. He has been a Director of Proha Plc since December 1999. Mr. Odman has been the Managing Director of TNS AB since 1999. In 1997,
Mr. Odman founded Metagroup Consulting, AB, prior to which, from 1996 to 1997, Mr. Odman worked as Managing Director of Meragroup Sweden AB. Mr. Odman is also Chairman of the Board of Directors of Best Technology AB, Transaction Network Services AB, Structur Relocation Svenska AB, Structur International AB, Cobnet AB, Metagroup Sweden AB, Metagroup Consulting Sweden AB as well as Golf de Pierpont SA.

    BRYAN PLUG, age 47. Mr. Plug joined has served as a Director of Artemis International (and Opus360) since May 2000. He is the Chief Executive Officer of Kintana, Inc., a leading provider of technology chain automation for eBusiness solutions. Before joining Kintana, Plug was Chairman, President and CEO of SMART Technologies (now part of i2 Technologies). He joined SAP in 1989 and held executive positions as President of SAP Canada and Executive Vice President of SAP Americas.

EXECUTIVE OFFICERS

    The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified:

    STEVEN C. YAGER, SEE Board of Directors above.

    ARI HOROWITZ, SEE Board of Directors above.

    PETER SCHWARTZ, age 58. Mr. Schwartz has served as Executive Vice President and Chief Financial Officer of Artemis International (and Opus360) since September 2000. Prior to joining Artemis International, Mr. Schwartz was Chief Financial Officer of InterWorld Corporation, an e-commerce company.
Mr. Schwartz also served from 1987 until June 1998 as Chief Financial Officer of Computer Associates, an enterprise software firm, where he also held several other financial positions. Mr. Schwartz is a member of the Board of Directors of Proha Plc and of General Semiconductor, Inc.

    JEANNE MURPHY, age 44. Ms. Murphy has served as Executive Vice President, General Counsel and Corporate Secretary for Artemis International (and Opus360) since June 2000. Prior to joining Artemis International, Ms. Murphy served as Senior Vice President and Corporate Counsel with Cendant Corporation for
10 years.

    JOHN E. BALDWIN, age 43. Mr. Baldwin serves as the Executive Vice President, Product Operations of Artemis International. He joined Legacy Artemis in 1990 and has held several senior positions within the company, including operations and engineering roles.

    PAUL A. COOLEY, age 42. Mr. Cooley serves as Executive Vice President, North American Sales, Marketing and Consulting for Artemis International. He has been with Legacy Artemis for over four years. Prior to his tenure with Artemis, Cooley held senior sales management positions with JBA International, Ameriquest/Robec and Versyss Incorporated.

    HOWARD K. MAGEE, age 49. Mr. Magee serves as Executive Vice President, International Operations for Artemis International. Mr. Magee serves as Executive Vice President, International for Artemis International. He joined Legacy Artemis over 10 years ago, and oversees each of the Artemis' offices in the United Kingdom, Japan, Asia, Italy and Finland, joint venture partners in Scandinavia and Benelux and Distributors in Australia, South Africa and Latin America.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements combine the historical combined and consolidated balance sheet and statements of operations of Legacy Artemis and Opus360, giving effect to the merger using the purchase method of accounting. Certain historical balance sheet and statement of operations amounts of Legacy Artemis and Opus360 have been adjusted to conform to the financial statement presentation of the combined companies. The pro forma combined condensed balance sheet as of June 30, 2001 reflects the transaction as if it had occurred on June 30, 2001. The pro forma combined condensed statements of operations for the year ended December 31, 2000 and six months ended
June 30, 2001 reflect the transaction as if it had occurred on January 1, 2000.

    The following information has been provided to aid you in your analysis of the financial aspects of the merger. The balance sheet information at June 30, 2001 and the income statement information for the six months ended June 30, 2001 were derived from the unaudited financial statements of Legacy Artemis and Opus360. The pro forma statement of operations for the year ended December 31, 2000 was derived from the audited financial statements of Opus360 and the unaudited financial statements of Legacy Artemis. The report of KPMG LLP on the December 31, 2000 consolidated financial statement for Opus360 contained an explanatory paragraph that stated Opus360 has incurred substantial recurring losses from operations and expects to incur substantial losses in the near future. These factors raise substantial doubts about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on June 30, 2001. The unaudited pro forma combined condensed statements of operations assume the merger was effected on January 1, 2000. The information should be read together with our historical financial statements and related notes contained in the annual reports and other information Opus360 has filed with the SEC and incorporated herein by reference and the related historical financial statements and related notes of Legacy Artemis attached hereto as Appendix C.

COMBINATION OF LEGACY ARTEMIS AND OPUS360

    We entered into a Share Exchange Agreement with Proha dated as of April 11, 2001 and amended July 10, 2001 that requires us to transfer to Proha in two tranches Common Stock which will equal 80% of our outstanding Common Stock, on a fully diluted basis as of July 31, 2001.

    The first tranche consisting of 73,938,702 shares of Common Stock, which was equal to approximately 59.8% of our outstanding Common Stock on July 31, 2001 was issued to Proha on July 31, 2001 in exchange for Proha transferring to us all of the capital stock of Legacy Artemis. Since July 31, 2001 Proha has been our majority stockholder. Prior to this date we did not have a majority stockholder.

    Pursuant to the Share Exchange Agreement, the second tranche consisting of 125,487,858 shares of Common Stock, which will increase Proha's ownership to 80% of our outstanding Common Stock calculated as of July 31, 2001, will be issued to Proha on a date which is as soon as practicable after all of the closing conditions set forth in the Share Exchange Agreement with respect to such delivery are satisfied or waived. The issuance of the second tranche shares is to occur as promptly as practicable after the vote to be taken pursuant to this proxy statement is completed. These second tranche shares will be issued in exchange for 19.9% of the fully diluted issued and outstanding shares of capital stock of Intellisoft and 19.9% of the fully diluted issued and outstanding shares of capital stock of Accountor and as the completion of the acquisition of Legacy Artemis.

    The Share Exchange Agreement contains customary representations and warranties between the parties, including indemnification and escrow provisions. Additionally, the Share Exchange Agreement provides for a number of customary covenants, conditions and agreements with respect to post-closing matters and miscellaneous provisions.

    The following unaudited pro forma combined condensed balance sheet and statements of operations should be read together with the unaudited pro forma combined notes thereto. This information is based on the historical consolidated balance sheets and statements of operations of Legacy Artemis and Opus360 giving effect to the merger using the purchase method of accounting for business combinations. Under purchase method of accounting, the purchase price is allocated to acquired assets and liabilities based on their estimated fair values.

    The unaudited pro forma combined condensed statement of operations is not necessarily indicative of the historical results that would have occurred had the companies always been combined, or the future results that the combined company will experience after the merger. Further, the unaudited pro forma combined condensed statements of operations do not reflect any cost or revenue synergies that may result from the combination of Legacy Artemis and Opus360. The information included in this section should be read in conjunction with the selected historical financial data of Legacy Artemis and Opus360 included elsewhere in this proxy statement, the historical consolidated financial statements and related notes contained in the reports and other information that Opus360 has filed with the SEC, and the unaudited pro forma combined condensed financial statements and related notes included elsewhere in this joint proxy statement. The report of KPMG LLP on the December 31, 2000 consolidated financial statement contained an explanatory paragraph that stated Opus360 has incurred substantial recurring losses from operations and expects to incur substantial losses in the near future. These factors raise substantial doubts about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. You should not rely on the pro forma combined condensed financial statements as being indicative of the historical results that would have been achieved had the two companies always been combined or the future results of Artemis.

     OPUS360 CORPORATION D/B/A ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 2001
                                 (IN THOUSANDS)

                                                                      PRO FORMA
                                                                     ADJUSTMENTS
                                                                 --------------------
                                                       LEGACY     LEGACY                    PRO FORMA
                                           OPUS360    ARTEMIS    ARTEMIS     OPUS360        COMBINED
                                          ---------   --------   --------   ---------       ---------
ASSETS
Current assets:
  Cash and cash equivalents.............  $  15,636   $  1,974    $         $               $ 17,610
  Trade and other accounts receivable,
    net of allowances...................        700     17,664                                18,364
  Prepaid expenses and other current
    assets..............................      1,397      3,579                      0          4,976
                                          ---------   --------    -----     ---------       --------
Total current assets....................     17,733     23,217        0             0         40,950
Property and equipment, net of
  accumulated depreciation..............      7,725      1,782                 (5,796)(1)      3,711
Goodwill, net of accumulated
  amortization..........................          0     21,068                                21,068
Intangible assets, net of accumulated
  amortization..........................          0     33,740                                33,740
Deferred taxes and other assets.........      5,199      3,076                 (3,901)(1)      4,374
                                          ---------   --------    -----     ---------       --------
Total assets............................  $  30,657   $ 82,883    $   0     $  (9,697)      $103,843
                                          =========   ========    =====     =========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable and accrued
    liabilities.........................  $   3,949   $ 14,565    $         $               $ 18,514
  Line of credit and current portion of
    debt................................        928      4,838                                 5,766
  Deferred revenue......................      1,901      7,219                                 9,120
  Other accrued liabilities.............        190      1,370                                 1,560
                                          ---------   --------    -----     ---------       --------
Total current liabilities...............      6,968     27,992        0             0         34,960
Long-term liabilities:
  Long-term debt, less current
    portion.............................                 3,435                                 3,435
  Accrued pension and other
    liabilities.........................         78        832                                   910
                                          ---------   --------    -----     ---------       --------
Total long-term liabilities.............         78      4,267        0             0          4,345
Minority interest.......................          0          0                                     0
Stockholders' equity (deficit):
  Common stock..........................         50         23                    177 (a)        250
  Additional paid-in capital............    187,126     72,191               (173,439)(a)     85,878
  Treasury stock........................       (166)         0                    166 (a)          0
  Stock subscription receivable.........       (215)         0                    215 (a)          0
  Deferred compensation.................     (2,211)         0                  2,211 (a)          0
  Accumulated deficit...................   (160,970)   (20,817)               160,970 (a)    (20,817)
  Accumulated other comprehensive income
    loss................................         (3)      (773)                     3 (a)       (773)
                                          ---------   --------    -----     ---------       --------
Total stockholders' equity..............     23,611     50,624        0        (9,697)        64,538
                                          ---------   --------    -----     ---------       --------
Total liabilities and stockholders'
  equity................................  $  30,657   $ 82,883    $   0     $  (9,697)      $103,843
                                          =========   ========    =====     =========       ========

     OPUS360 CORPORATION D/B/A ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PRO FORMA ADJUSTMENTS
                                                               -------------------------
                                        OPUS360      LEGACY     LEGACY         OPUS360             PRO FORMA
                                      CORPORATION   ARTEMIS    ARTEMIS       CORPORATION           COMBINED
                                      -----------   --------   --------      -----------           ---------
Revenue.............................    $  1,727    $34,461     $  --          $     --            $ 36,188
Cost of revenue.....................         813     16,957         0                 0              17,770
                                        --------    -------     -----          --------            --------
Gross margin........................         914     17,504         0                 0              18,418
Selling and marketing...............       5,273      8,553         0                 0              13,826
Research and development............       6,529      5,002         0                 0              11,531
General and administrative..........      12,203      3,832         0            (1,425)(b)          14,610
Management fees.....................           0        808      (808)(j)             0                   0
Impairment charge...................      22,968          0         0           (22,968)(c)               0
Loss on disposition.................       1,402          0         0                 0               1,402
Amortization expense................       7,679      8,296         0            (7,679)(d),(e)       8,296
                                        --------    -------     -----          --------            --------
                                          56,054     26,491      (808)          (32,072)             49,665
                                        --------    -------     -----          --------            --------
Operating income (loss).............     (55,140)    (8,987)      808            32,072             (31,247)
Interest expense (income)...........        (638)       336         0                 0                (302)
Other expense.......................           0         49         0                 0                  49
                                        --------    -------     -----          --------            --------
Income (loss) before taxes..........     (54,502)    (9,372)      808            32,072             (30,994)
Income tax expense..................           0        150         0                 0                 150
                                        --------    -------     -----          --------            --------
Net income (loss) before minority
  interest..........................    $(54,502)   $(9,522)    $ 808          $ 32,072            $(31,144)
Minority interest in earnings (loss)
  of consolidated subsidiary........                    (95)                                            (95)
                                        --------    -------     -----          --------            --------
Net income (loss)...................    $(54,502)   $(9,427)    $ 808          $ 32,072            $(31,049)
                                        ========    =======     =====          ========            ========
Basic and diluted net loss per
  share.............................    $  (1.10)                                                  $  (0.12)
                                        ========                                                   ========
Weighted average common shares used
  in computing basic and diluted net
  loss per share....................      49,743                                        (f)         249,170
                                        ========                                                   ========

     OPUS360 CORPORATION D/B/A ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (CONTINUED)
                          YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               PRO FORMA ADJUSTMENTS
                                                            ----------------------------
                                     OPUS360      LEGACY     LEGACY            OPUS360         PRO FORMA
                                   CORPORATION   ARTEMIS    ARTEMIS          CORPORATION       COMBINED
                                   -----------   --------   --------         -----------       ---------
Revenue..........................    $ 11,282    $ 34,822   $ 31,754 (i)       $     --        $ 77,858
Cost of revenue..................       2,105      15,539     16,486 (i)              0          34,130
                                     --------    --------   --------           --------        --------
Gross margin.....................       9,177      19,283     15,268                  0          43,728

Selling and marketing............      28,160       8,520      7,993 (i)              0          44,673
Research and development.........      26,817       8,271      2,702 (i)              0          37,790
General and administrative.......      12,978       4,039      2,578             (2,771)(g)      16,824
In-process research and
  development....................           0           0          0                  0               0
Management fees..................           0         976       (976)(j)              0               0
Acquisition cost.................           0       1,943        920 (i)              0           2,863
Amortization expense.............      20,056       5,871     11,816 (i),(k)    (20,056)(h)      17,687
                                     --------    --------   --------           --------        --------
                                       88,011      29,620     25,033            (22,827)        119,837
                                     --------    --------   --------           --------        --------
Operating income (loss)..........     (78,834)    (10,337)    (9,765)            22,827         (76,109)
Interest expense (income)........      (2,917)        801        508 (i)              0          (1,608)
Other expense....................           0         222         20 (i)              0             242
                                     --------    --------   --------           --------        --------
Income (loss) before taxes.......     (75,917)    (11,360)   (10,293)            22,827         (74,743)

Benefit for income taxes.........           0        (630)    (2,275)(i)              0          (2,905)
                                     --------    --------   --------           --------        --------
Net income (loss) before minority
  interest.......................    $(75,917)   $(10,730)  $ (8,018)          $ 22,827        $(71,838)
Minority interest in earnings
  (loss) of consolidated
  subsidiary.....................           0          67                                            67
                                     --------    --------   --------           --------        --------
Net income (loss)................    $(75,917)   $(10,797)  $ (8,018)          $ 22,827        $(71,905)
                                     ========    ========   ========           ========        ========
Basic and diluted net loss per
  share..........................    $  (1.89)                                                 $  (0.30)
                                     ========                                                  ========
Weighted average common shares
  used in computing basic and
  diluted net loss per share.....      40,084                                           (f)     239,511
                                     ========                                                  ========

     OPUS360 CORPORATION D/B/A ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) Purchase Price

    The purchase price was determined using the number of shares attributable to the Opus360 interest in the combined post merger entity and the average closing price of Opus360 common stock on April 11, 2001, the date the terms were agreed by the parties and announced to the public, and the two days preceding and following that date.

Outstanding shares prior to the merger arrangement..........   49,857,000
Average closing price.......................................  $      0.20
                                                              -----------
Market value................................................    9,971,000
Market value issued to acquirer per merger agreement........    7,977,000
Fair value of net assets acquired...........................   17,674,000
                                                              -----------
Excess of fair market value of net assets acquired over
  market value..............................................  $ 9,697,000
                                                              ===========

    The book value of net assets acquired at July 31, 2001 approximates fair market value as the current assets and liabilities are liquid in nature and the other long-term assets principally relate to recently acquired computer equipment and software. Fair market value of net assets acquired principally consisted of the following:

Cash............................................................   $13,555,000
Prepaid expenses and other current assets.......................     1,269,000
Property, plant and equipment...................................     7,481,000
Other assets
  Purchased software.................................  2,036,000
  Capitalized software...............................  2,214,000
  Other assets.......................................    782,000
                                                       ---------
                                                                     5,032,000
Total assets....................................................    27,337,000
Current liabilities.............................................    (9,594,000)
Other liabilities...............................................       (69,000)
                                                                   -----------
Net assets......................................................   $17,674,000
                                                                   ===========

    The excess of the fair market value of the net assets acquired over the purchase price is negative goodwill. Statement of Financial Accounting Standards No. 141 ("FAS 141"), "Business Combinations" provides that all business combinations initiated after June 30, 2001 must be accounted for using the purchase method. Negative goodwill, the amount by which the sum of the fair market values of the assets acquired and liabilities assumed exceeds the acquisition cost, must be allocated as a proportionate reduction in the basis of certain acquired assets.

    The negative goodwill of approximately $9.7 million has been allocated as follows:

Property and equipment......................................  $5,796,000
Other assets................................................   3,901,000
                                                              ----------
                                                              $9,697,000
                                                              ==========

(2) Pro Forma Adjustments

    (a) The stockholders equity adjustments include the issuance of approximately 74 million shares of Opus360 common stock to Proha in exchange for the transfer of all the outstanding 23 million common shares of Legacy Artemis and gives effect to the issuance of approximately
       126 million shares of Opus360 common stock pursuant to the Share Exchange Agreement. The remaining adjustments eliminate Opus360 historical equity accounts.

    (b) To reduce depreciation expense by approximately $1.0 million, resulting from the write-down of depreciable assets resulting from the allocation of negative goodwill in accordance with FAS 141 and for the impairment charge recorded during the first quarter of 2001. In addition, the adjustment also includes a reduction in the amortization of capitalized software costs and

     OPUS360 CORPORATION D/B/A ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

purchased software by approximately $0.4 million. The reductions in amortization expense are as a result of the write-down of these non-current assets resulting from the allocation of negative goodwill in accordance with FAS 141.

    (c) To eliminate Opus360's Impairment charge of approximately $23.0 million for its write-off of approximately $22.7 million of goodwill associated with the acquisition of its PeopleMover and Ithority subsidiaries and the impairment of computer equipment in the amount of approximately
       $0.3 million.

    (d) To eliminate the amortization of goodwill of approximately $3.1 million as a result of a purchase accounting adjustment, Note (1) above.

    (e) To eliminate the amortization of deferred compensation of approximately $4.6 million which has been written-off as a result of the purchase accounting adjustment, Note (1) above.

    (f) Basic and diluted net loss per share on a pro forma basis is calculated using our historical weighted average amounts adjusted for the impact of shares of Common Stock issued to Proha in both the first and second tranches as if they were issued at the beginning of the year. The aggregate number of shares of Common Stock to be issued to Proha upon completion of the transfer of shares for the second tranche will be 199,426,560 shares of Common Stock.

       Earnings per share is calculated in accordance with SFAS No. 128, "Computation of Earnings Per Share" and SEC Staff Accounting Bulletin ("SAB") No. 98. Accordingly, basic net loss per share excludes dilution for potentially dilutive securities and is computed by dividing net loss available to common shareholders by the average weighted number of shares outstanding for the period. Common equivalent shares consisting of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) are excluded from the calculation as their effect is anti-dilutive.

    (g) To reduce depreciation expense by approximately $2.2 million, resulting from the write-down of depreciable assets resulting from the allocation of negative goodwill in accordance with FAS 141. In addition the adjustment also includes a reduction in the amortization of capitalized software costs by approximately $0.6 million

    (h) To eliminate the amortization of goodwill of approximately $12.1 million and the amortization of deferred compensation of approximately $8.0 million as a result of purchase accounting adjustments.

    (i) To include the operating results of Legacy Artemis for the three months ended March 31, 2001 and the operating results of Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH and Artemis International Sarl for the
       11 months prior to December 1, 2000, the date these business came under common control. The results of Artemis Finland Oy and the 19.9% minority interest of Accountor Oy and Intellisoft Oy are also included for the period commencing January 1, 2000 through August 24, 2000, the date those businesses became under common control.

    (j) To eliminate the management fees of approximately $0.8 million and approximately $1.0 million paid to the Gores Technology Group for the periods ending June 30, 2001 and December 31, 2000, respectively. The management fees cease pursuant to the management agreement as a result of the merger.

    (k) To record additional goodwill amortization of approximately
       $8.4 million as if the Proha acquisition of Legacy Artemis occurred on January 1, 2000 and goodwill had been amortized for 12 months.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF LEGACY ARTEMIS

    The following discussion and analysis of the financial condition and results of operations of Legacy Artemis should be read in conjunction with the "Selected Financial Data of Legacy Artemis" and Legacy Artemis's consolidated financial statements and related notes contained in the annual reports included elsewhere in this proxy. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under "Risk Factors" contained elsewhere in this proxy statement.

OVERVIEW

    Legacy Artemis is a developer and supplier of comprehensive, project management application software products and consulting services, with over 100,000 application seats in 27 countries and revenues of $49.3 million for the year ended March 31, 2000. On July 31, 2001, the Company consummated the first phase of a transaction contemplated by the Share Exchange Agreement in connection with which the Company exchanged approximately 74 million shares of its Common Stock for all outstanding shares of Legacy Artemis. Founded in 1976, Legacy Artemis has a history of leadership in the project and resource collaboration market. Legacy Artemis's products estimate, plan, track, and manage business projects using a comprehensive suite of integrated project and resource collaboration software solutions. These products help clients significantly improve their ability to execute projects in a timely, controlled manner. Using these products, clients can realize such tangible business benefits as higher project success rates, reduced cost overruns, quicker product development cycles, and more cost effective allocation and usage of critical corporate resources.

    Market acceptance of Legacy Artemis's products has been successful in a wide range of vertical industries including information systems, application development, telecommunications, aerospace, pharmaceuticals, oil and gas, construction and engineering, banking and finance, and manufacturing.

    On August 24, 2000, Proha, a publicly held Finnish company, purchased Legacy Artemis from Gores for approximately $50 million in stock and cash. Subsequent to this acquisition, Proha contributed its wholly owned subsidiary, Projektihallinto Proha Oy to Legacy Artemis and purchased majority stakes in Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH, and Artemis Sarl which were subsequently transferred to Legacy Artemis. As a result of the Share Exchange Agreement between Proha and Opus360 Corporation, 19.9% minority interests in each of Accountor and Intellisoft are to be transferred to Artemis International. The audited combined financial statements reflect the results of Projektihallinto Proha Oy and the 19.9% interests in Accountor and Intellisoft from August 24, 2000, and Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH, and Artemis Sarl from December 1, 2000, the date these businesses became under common control. In February 2000, Legacy Artemis elected to change its fiscal year from March 31 to December 31 to coincide with that of Proha.

RESULTS OF OPERATIONS OF LEGACY ARTEMIS

    The audited results of operations for the nine months ended December 31, 2000 have been combined with the three months ended March 31, 2000, and are compared with the audited results of operations for the twelve months ended March 31, 2000 in order to provide the reader with an understanding of Legacy Artemis' most recent operations. The following tables depict the results of operations for the periods presented and corresponding percentages of total revenues.

                                                    AS OF AND FOR THE
                                                       SIX MONTHS        AS OF AND FOR THE    AS OF AND FOR THE
                                                          ENDED             NINE MONTHS          YEAR ENDED
                                                        JUNE 30,               ENDED              MARCH 31,
                                                   -------------------     DECEMBER 31,      -------------------
                                                     2001       2000           2000            2000       1999
                                                   --------   --------   -----------------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Revenues.........................................  $34,461    $21,492        $ 34,822        $49,303    $42,781
Operating income (loss)..........................   (8,987)    (2,114)        (10,337)            42       (265)
Net income (loss)................................   (9,427)    (1,852)        (10,797)         1,060     (1,389)
Basic earnings (loss) per share:.................  $ (4.11)   $ (0.89)       $  (5.00)       $  0.51    $ (0.67)
Shares used in computing basic earnings (loss)
  per share......................................    2,296      2,087           2,161          2,087      2,083
Diluted earnings (loss) per share................  $ (4.11)   $ (0.89)       $  (5.00)       $  0.50    $ (0.67)
Shares used in computing diluted earnings per
  share..........................................    2,296      2,087           2,161          2,115      2,083

FINANCIAL POSITION
Cash and cash equivalents........................  $ 1,974    $   857        $  3,200        $ 1,199    $ 1,514
Working capital..................................   (4,775)    (4,793)         (2,823)        (2,477)    (2,911)
Total assets.....................................   82,883     19,371          92,570         23,421     24,330
Long-term debt, including amounts due within one
  year...........................................    5,176      8,970           5,546          9,384     10,865
Total stockholders equity (deficit)..............   50,624     (3,408)         60,905           (996)    (1,577)

--------------------------

(a) The financial information provided includes the accounts of Legacy Artemis and its wholly owned subsidiaries, Artemis Holdings, Inc., Artemis Management Systems, Inc., Software Productivity Research, Inc., and Artemis Management Systems Limited. Also included in the financial information for the nine months ended December 31, 2000 are the results of Projektihallinto Proha Oy and the 19.9% minority interest of Accountor Oy and Intellisoft Oy as of August 24, 2000 and the results of Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH and Artemis International Sarl as of December 1, 2000, the date these businesses became under common control.

(b) On July 27, 1998, Legacy Artemis acquired all of the outstanding stock of Software Productivity Research, Inc. ("SPR") for cash of $3.5 million and a note to SPR stockholders in the amount of $3.0 million. The note accrued interest at the rate of 8.5% annually and was payable in four equal installments with a maturity date of July 27, 2002. The note was paid in full on August 24, 2000.

(c) On August 24, 2000 Proha Plc ("Proha") purchased all of the outstanding stock of Legacy Artemis. The purchase was structured as a share exchange whereby Proha issued shares of its publicly traded (Helsinki Exchange) common stock to Legacy Artemis's equity holders in exchange for all of Legacy Artemis's stock. As a result of the transaction Legacy Artemis recorded goodwill of approximately $18.7 million with a corresponding increase in additional paid-in capital. Legacy Artemis also recorded approximately $32.3 million of intangible assets and $2.2 million of in-process research and development.

(d) During the nine months ended December 31, 2000, the company paid a cash dividend of $140,000. No other dividends were declared or paid since Legacy Artemis's inception.

                                 LEGACY ARTEMIS
                          SUMMARY OF OPERATING RESULTS

                                                     FOR THE             FOR THE
                                                      TWELVE          TWELVE MONTHS
                                                      MONTHS              ENDED
                                                      ENDED             MARCH 31,
                                                   DECEMBER 31,   ----------------------
                                                       2000         2000          1999
                                                   ------------   --------      --------
Revenue
  Software.......................................       36.3%       37.1%         37.2%
  Services.......................................       38.4%       39.4%         39.0%
  Support........................................       25.3%       23.4%         23.8%
                                                       -----       -----         -----
Total revenue....................................      100.0%      100.0%        100.0%
Cost of revenue..................................       43.4%       41.2%         36.3%
                                                       -----       -----         -----
Gross margin.....................................       56.6%       58.8%         63.7%
Selling and marketing............................       24.6%       23.0%         21.9%
Research and development.........................       21.7%       16.0%         16.9%
General and administrative.......................       10.5%        9.7%         14.0%
Management fees..................................        3.1%        4.2%          4.4%
Acquisition costs................................        4.1%        0.0%          0.0%
Amortization expense.............................       14.5%        5.8%          7.1%
                                                       -----       -----         -----
                                                        78.5%       58.7%         64.3%
Operating income (loss)..........................      (21.9)%       0.1%         (0.6)%
Interest expense (income)........................        3.1%        2.3%          2.0%
Other expense....................................        0.9%        0.8%         (0.4)%
                                                       -----       -----         -----
Income (loss) before taxes.......................      (25.8)%      (3.1)%        (2.2)%
Income tax expense...............................       (6.6)%      (5.2)%         1.1%
                                                       -----       -----         -----
Net income (loss) before minority interest.......      (19.2)%       2.1%         (3.2)%
Minority interest in earnings (loss) of
  unconsolidated subsidiary......................        0.1%        0.0%          0.0%
                                                       -----       -----         -----
Net income (loss)................................      (19.4)%       2.1%         (3.2)%
                                                       =====       =====         =====

TWELVE MONTHS ENDED DECEMBER 31, 2000 AND MARCH 31, 2000

REVENUES

    Sales for the twelve months ended December 31, 2000 were $47.6 million, a decrease of $1.7 million, or 3.4%, from $49.3 million for the fiscal year ended March 31, 2000. Software license sales decreased from $18.3 million in the year ended March 31, 2000 to $17.3 million in the twelve months ended December 31, 2000, largely as a function of the absence of one multimillion-dollar sale in the more recent period. Consulting revenue also decreased approximately
$1.1 million to $18.3 million. This increase was the result of smaller dollar value consulting engagements associated with the lower valued software license agreements. Support revenues, primarily software maintenance fees, were up slightly, by $0.4 million, to $2.0 million, by virtue of the higher maintenance fees accruing from more recent license agreements. Sales for the twelve months ended December 31, 2000 included $3.6 million from entities which came under common control during the period.

COST OF REVENUES

    The $20.6 million total cost of revenue for the twelve months ended
December 31, 2000 increased slightly from $20.3 million for the March 31, 2000 fiscal year. This was primarily a function of the full year impact of the higher royalties associated with royalties paid to third party software vendors for sales of their product embedded in our solutions, as well as requiring the use of more, external consultants. Cost of revenue for the twelve months ended December 31, 2000 included $1.6 million from entities which came under common control during the period.

GROSS PROFIT

    Total gross profit for the twelve months ended December 31, 2000 was $26.9 million. This decrease of $2.1 million from $29.0 million in the year ended March 31, 2000 is a direct result of the lower absolute and percentage of total revenues represented by software license revenues, as well as higher third party royalties and external consultant expenses. Gross profit margin declined from 58.8% in the fiscal year ended March 31, 2000 to 56.6% in the December 2000 period due to revenue mix shift and these cost increases.

OPERATING EXPENSES

    Total operating expenses increased to $37.3 million during the twelve months ended December 31, 2000 from $29.0 million in fiscal year 2000. Virtually all of the material changes experienced in operating expenses are directly attributable to the August 24, 2000 acquisition of Legacy Artemis by Proha. Management fees to Legacy Artemis's former parent decreased approximately $.5 million, but this reduction was more than offset by $1.9 million non-capitalized acquisition expenses, a $2.3 million charge for in process research and development, and approximately $4.0 million in amortization and depreciation expense associated with the goodwill arising out of the August 24, 2000 acquisition. Operating expenses for the year ended December 31, 2000 included $7.8 million from entities which came under common control during the period.

OPERATING INCOME/(LOSS)

    As a result of the aforementioned acquisition-related expenses growth, operating income eroded from breakeven during fiscal 2000 to a $10.4 million loss for the twelve months ended December 31, 2000.

NON-OPERATING EXPENSES

    Interest expense increased approximately $.3 million to $1.1 million for the twelve months ended December 31, 2001, reflective of higher average borrowings and interest rates. The decreased earnings associated with Legacy Artemis's minority equity holdings in consolidated and unconsolidated affiliates in the most recent period reflect the less profitable operations of these interests.

PROVISION FOR INCOME TAXES

    We recorded a net tax benefit of $0.6 million for the twelve months ended December 31, 2000. In the year ended March 31, 2000 utilization of net operating loss carryforwards and a reduction in the valuation allowance resulted in a tax benefit of $2.6 million.

FISCAL YEARS ENDED MARCH 31, 2000 AND 1999

REVENUES

    Sales for the fiscal year ended March 31, 2000 were $49.3 million representing an increase of $6.5 million, or 15.2%, from $42.8 million for the fiscal year ended March 31, 1999. Software license sales increased from $15.9 million in 1999 to $18.3 million in 2000, due largely to more installations of Legacy Artemis's products. Similarly, support revenues, primarily software maintenance fees, were up $1.4 million to $11.6 million in 2000 as a function of increased sales of the new Views product line, particularly in the first nine months of fiscal year 2000. Consulting revenue increased to $19.4 million, an increase of $2.7 million, or 16.2%, from $16.7 million in 1999. This increase was the result of larger and longer term consulting engagements completed by Legacy Artemis's direct labor resources.

COST OF REVENUES

    The cost of software or license revenue for the year ended March 31, 2000 increased nearly 88% from $0.8 million recorded in 1999. This was primarily a function of the higher royalties associated with royalties paid to third party software vendors for sales of their product embedded in our solutions. The approximately 30%, or $3.2 million increase in cost of services from $10.4 million in 1999 to $13.6 million in 2000 reflects the increased use of external consultants to complete client services engagements, as well as non-billable training expenses incurred by internal consultants.

GROSS PROFIT

    Total gross profit for the fiscal year 2000 was $29.0 million, an increase of $1.8 million or 7%, from $27.2 million in 1999. Gross profit margin in 2000 declined from 63.5% in fiscal 1999 to 58.8% due to the larger proportion of lower margin external consultants used to provide client services.

OPERATING EXPENSES

    Total operating expenses increased to $29.0 million during fiscal 2000 from $27.5 million in 1999. Overall operating expenses as a percent of revenues declined to 58.7% from 64.3% in 1999, as Legacy Artemis's sales increased without corresponding increases in research and development and management fees. General and administrative expenses and amortization expenses actually decreased from the prior year. These decreases and the minimal research and development increases were the result of management's focus on limiting staffing and reallocating existing human resources. The approximately $2.0 million, or 21%, increase in sales and marketing expense to $11.4 million in 2000 is attributable to the reallocation and addition of personnel to this area and launch of a combined company/product awareness campaign in fiscal year 2000.

OPERATING INCOME/(LOSS)

    As a result of the aforementioned revenue growth and limited cost and expense growth, operating income improved to breakeven during fiscal 2000 from a $0.3 million loss in fiscal 1999.

NON-OPERATING EXPENSES

    Interest expense grew $0.3 million from $0.9 million in 1999 to $1.2 million in 2000 because of higher average balances on Legacy Artemis's line of credit. Higher operating costs in some of Legacy Artemis's minority equity holdings decreased income slightly, but other expenses, primarily occupancy and facility charges for Legacy Artemis's Scandinavian operations, increased by approximately $0.5 million.

PROVISION FOR INCOME TAXES

    We recorded a net tax expense of $0.5 million in the year ended March 31, 1999. In the year ended March 31, 2000, utilization of net operating loss carryforwards and a reduction in the valuation allowance resulted in a net tax benefit of $2.6 million.

SIX MONTHS ENDED JUNE 30, 2001 AND 2000

REVENUES

    Total sales for Legacy Artemis for the six months ended June 30, 2001 were $34.5 million, which represents an increase of $13.0 million, or 60%, from $21.5 million in the comparable period of 2000.

Software license sales grew $0.6 million to $8.0 million for the six months ended June 30, 2001, and support revenues, primarily software maintenance fees, were up $2.1 million to $7.9 million for the six months ended June 30, 2001 as a function of increased sales of the new product lines. Consulting revenue increased to $18.6 million, an increase of $10.3 million, or 125%, from $8.3 million for the six months ended June 30, 2000. This increase reflects consulting engagements completed by Legacy Artemis's new wholly owned subsidiaries. Sales for the six months ended June 30, 2001 included
$13.6 million from entities that came under common control during the period and the second half of 2000.

COST OF REVENUES

    The cost of revenue for the six months ended June 30, 2001 increased to $17.0 million, an increase of $7.8 million or 86% from the $9.1 million for the six months ended June 30, 2000. The increase was primarily a function of the increased third party consulting costs associated with the increase in consulting services provided to customers. Cost of revenues for the six months ended June 30, 2001 included $7.0 million from entities which came under common control during the period and the second half of 2000.

GROSS PROFIT

    Total gross profit for the six months ended June 30, 2001 was $17.5 million, an increase of $5.1 million or 41%, from $12.4 million for the six months ended June 30, 2000. Gross profit margin for the first six months of 2001 declined to 50.8% from 57.5% for the first six months of 2000 due to the larger proportion of lower margin external consultants.

OPERATING EXPENSES

    Total operating expenses increased to $26.5 million for the six months ended June 30, 2001 from $14.5 million for the six months ended June 30, 2000. Operating expenses as a percent of revenues increased to 76.9% for the first six months of 2001 from 67.4% for the first six months of 2000, Legacy Artemis's sales and consulting, general and administrative and research and development expenses all increased as a result of the increased sales activity. Research and development expense increased at a slower rate than revenue, to $5.0 million for the first six months of 2001 from $4.0 million for the first six months of 2000. Sales and marketing expense increased to $8.6 million for the first six months of 2001 from $5.6 million for the first six months of 2000. The increase was primarily attributed to increase sales and marketing activity related to the launch of new products and product lines. Operating expenses for the six months ended June 30, 2001 included $13.1 million from entities which came under common control during the period and the second half of 2000.

OPERATING LOSS

    Operating loss for the six months ended June 30, 2001 was $9.0 million an increase of $6.9 million from the $2.1 million for the same period in 2000. The increase is primarily attributable to amortization of goodwill of $8.3 million.

NON-OPERATING EXPENSES

    Non-operating expenses consisting primarily of interest expense decreased to $0.4 million for the six months ended June 30, 2001 because of a lower average balances on Legacy Artemis's line of credit. For the six months ended June 30, 2000 non-operating expense was $1.0 million.

NET INCOME (LOSS)

    As a result of the aforementioned factors, the net loss increased to $9.4 million for the first six months of 2001 from $1.9 million for the first six months of 2000.

LIQUIDITY AND CAPITAL RESOURCES OF LEGACY ARTEMIS

    Legacy Artemis has funded operations through the use of cash flow from internal cash flow and loans from Computer Sciences Corporation, the shareholders of Artemis Holdings, Inc., the shareholders of Software Productivity Research and Foothill Capital Corporation.

    For the six months ended June 30, 2001 and 2000, net cash used in by operations was $2.7 million and net cash provided by operations was $1.3 million, respectively. The increase in cash provided was primarily due to changes in operating assets and liabilities. Cash used in investment activities for the six months ended June 30, 2000 was $0.6 million compared to cash provided by investing activities of $0.7 million for the six months ended
June 30, 2001. The cash provided in 2001 was due to cash provided by entities which came under common control during the period. Capital expenditures were $0.5 million and $0.2 million for the six months ended June 30, 2000 and 2001, respectively.

    Cash used in financing activities was $0.4 million for the six months ended June 30, 2000 compared to cash provided by financing activities of $1.4 million for six months ended June 30, 2001. During the six months ended June 30, 2001. During the six months ended June 30, 2000, a $1.3 million payment was made on a note due to shareholders.

    Foothill Capital Corporation ("Foothill") has extended a combination of a note payable and line of credit, bearing interest at the prime rate plus 2% (11% at June 30, 2000 and 9% at June 30, 2001) with a final maturity date of August 1, 2002. The combined balances, which are secured by Legacy Artemis's assets, at June 30, 2001 and 2000, were $7.6 and $7.7 million, respectively.

    Interest paid under all borrowings was approximately $0.4 million for the six months ended June 30, 2001 and $0.7 million for the six months ended
June 30, 2000.

    The management of the Company believes that the cash flow from operations will be sufficient to meet operating and other commitments. However, should such cash flow from operations be insufficient, Proha Plc has committed to provide financial support through at least January 1, 2002.

RECENT ACCOUNTING PRONOUNCEMENTS

    On March 31, 2000 the Financial Accounting Standards Board issued FASB interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25 (FIN 44). FIN 44 generally applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after July 1, 2000, except for the provision related to repricings and the definition of an employee which apply to awards issued after December 15, 1998. To the extent that events covered by FIN 44 occur after the applicable date but prior to July 1, 2000, the effects of applying FIN 44 shall be recognized on a prospective basis. Accordingly, no adjustments shall be made upon initial application of FIN 44 to financial statements for periods prior to July 1, 2000. Legacy Artemis has determined that the adoption of FIN 44 did not have a material effect on Legacy Artemis's operating results.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS No. 133, "Accounting for Derivative Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning June 15, 2000. We do not engage in any derivative instruments or hedging activities, and the statement did not have any effect on Legacy Artemis's operating results.

    In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Amortization expense for goodwill and assembled workforce for the six months ended June 30, 2001 was approximately
$5.0 million. Legacy Artemis is continuing to evaluate other impacts of the statements on operating results.

    In August 2001, the Financial Accounting Standards Board, issued Financial Accounting Standards No. 144, or SFAS 144, "Accounting for the Impairment of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Company will evaluate impairment of long-lived assets and long-lived assets to be disposed of, in accordance with this standard.

    Legacy Artemis is required to adopt the provisions of Statement 141 immediately, and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of Statement 142.

    Statement 141 will require upon adoption of Statement 142, that Legacy Artemis evaluate its existing intangible assets that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Upon adoption of Statement 142, Legacy Artemis will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, Legacy Artemis will be required to test the intangible asset for impairment in accordance with the provisions of Statement 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

    Legacy Artemis's cash balances were held primarily in the form of short-term highly liquid investment grade securities.

    The Company's borrowings as described above are generally at fixed interest rates with the exception of the Foothill Note and Line of Credit, which accrues interest at a premium to the Prime Rate. To the extent U.S. bank interest rates fluctuate, the Company could have an exposure or an opportunity, depending on the direction of movement. Based on the balance outstanding at June 30, 2001, for each 1.0% change in the Prime Rate, the Company's annual interest obligation would change less than $.1 million.

    The Company's outstanding indebtedness balance under all credit instruments at June 30, 2001 was $8.3 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS OF OPUS360 CORPORATION

    The following discussion and analysis of the financial condition and results of operations of Opus360 should be read in conjunction with the "Selected Financial Data of Opus360" and Opus360's consolidated financial statements and related notes contained in the annual report and quarterly reports filed with the SEC and incorporated herein by this reference. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under "Risk Factors" contained elsewhere in this report. The following table depicts the financial position and results of operations for the periods presented.

                                                        AS OF AND FOR THE SIX    AS OF AND FOR THE
                                                            MONTHS ENDED            YEAR ENDED
                                                              JUNE 30,             DECEMBER 31,
                                                        ---------------------   -------------------
                                                          2001        2000        2000       1999
                                                        ---------   ---------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Revenues..............................................  $  1,727    $  3,278    $11,282    $    419
Loss from continuing operations.......................   (55,140)    (46,253)   (78,834)    (30,135)
Net loss..............................................   (54,502)    (45,034)   (75,917)    (29,390)
Basic and diluted loss per share......................  $  (1.10)   $  (1.48)   $ (1.89)   $  (2.91)
Weighted average shares used in computing
basic and diluted loss per share......................    49,743      30,332     40,084      10,083
Pro forma basic and diluted loss per share............  $  (1.10)   $  (1.02)   $ (1.62)   $  (1.12)
Weighted average shares used in computing pro forma
  basic and diluted loss per share....................    49,743      44,225     46,827      26,324

FINANCIAL POSITION
Cash and cash equivalents.............................  $ 15,636    $ 69,167    $35,835    $ 28,463
Working capital.......................................    10,765      54,575     34,876      21,638
Total assets..........................................    30,657     124,801     87,632      40,716
Current liabilities...................................     6,968      25,557     15,717      12,989
Total stockholders equity.............................    23,611      98,916     71,775      27,727

------------------------

(a) Pro forma basic and diluted net loss per share assumes the conversion of Opus360's preferred stock into shares of common stock as of their respective dates of issuances.

(b) The financial information provided for the year ended December 31, 2000 includes the results of the PeopleMover and Ithority subsidiaries from their respective acquisition dates, which occurred during the first quarter of 2000.

(c) The financial information provided for the year ended December 31, 1999 includes the results of the discontinued e.office operations previously conducted by its former subsidiary, The Churchill Benefit Corporation.

(d) On April 12, 2000, Opus360 completed the sale of 7,000,000 shares of its common stock, in connection with an initial public offering ("IPO"). Concurrent with its IPO, Opus360 sold 1,505,376 shares of its common stock to Dell USA L.P.

(e) Included in loss from continuing operations for the year ended December 31, 2000 and the three months ended March 31, 2001 and 2000, is amortization of goodwill in the amounts of $14.9 million, $4.2 million and $2.7 million, respectively. The goodwill relates to the acquisition of Ithority Corporation, PeopleMover Inc, and IndustryInsite.com.

(f) During the quarter ended March 31, 2001 Opus360 disposed of a portion of its FreeAgent.com segment, the e.office business. Since this disposition did not represent the disposition of a full separate line of business in accordance with APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", Opus360 reported a loss on disposition of $1.4 million.

(g) During the quarter ended March 31, 2001, in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", Opus360 reevaluated the recoverability of its goodwill based on the remaining projected cash flows. Based on this analysis Opus360 determined that the goodwill was not recoverable and recorded an impairment charge of $22.7 million.

(h) Opus360 completed its acquisition of the assets of Mirronex
    Technologies, Inc. during the quarter ended June 30, 2001 and recorded an asset of $2.2 million as purchased software.

OVERVIEW

    Opus360 was incorporated on August 17, 1998, under the laws of the State of Delaware.

    Opus360 provides internet-based enterprise software that enables businesses to procure and manage professional services, consultants and systems integration services. Using Opus360's Workforce360 enterprise software--an end-to-end infrastructure of interoperable software solutions and hosted procurement services,--businesses and service providers can efficiently source and deploy, increase utilization, and lower the cost of administering their project-based workforce. Opus360 enables businesses to take a 360-degree approach to getting work done. It offers solutions for better utilizing a company's workforce and reducing the cost of acquiring all types of skilled professionals whether they are full-time employees, contingent workers or independent professionals.

    Opus360's Workforce360 is the family of eBusiness software and services from Opus360 that helps companies better utilize their workforce of skilled professionals and reduce the cost of acquiring additional talent. It includes Opus360 Workforce Management and Opus360 Workforce Procurement.

    Opus360 Workforce Management is a resource management software that helps companies better utilize their workforce and reduce turnover. It enables businesses to track the work that needs to be done today and in the future. It also tracks skills and preferences of people who are available to do work. The software makes it easy to assign the right people to the right work. The ability to consider worker preferences when making assignments increases job satisfaction and reduces turnover. The software's workforce planning features enable businesses to make sure they have the right workforce for future work, or to choose work that suits the skills available in their workforce. The software offers many features that help businesses keep their people fully utilized. Where there are gaps between the work that needs to be done and the people who are available, the software makes it easy to hire additional help from outside agencies through seamless integration with Opus360 Workforce Procurement resource management software that helps companies better utilize their workforce and reduce turnover.

    Opus360 Workforce Procurement is a vendor management software that reduces the time, cost, and risk of hiring skilled professionals through outside agencies. Managed services providers also use the software as a technology platform for delivering managed services to their customers. Opus360 Workforce Procurement automates requisition workflows between buyer and supplier, and captures vendor performance metrics at each step called TCQ2 (Time, Cost, Quantity, Quality).

    Opus360 Workforce software and services can be used individually or as an end-to-end integrated solution for managing and acquiring skilled professionals. This enables businesses to solve their most pressing human capital management challenges immediately and expand into other solutions later.

    In May 1999 we acquired Churchill. In January 2000, we acquired all of the related assets and liabilities of Industryinsite.com and Ithority Corporation ("Ithority"), and in February 2000, we acquired PeopleMover, Inc. ("PeopleMover"). We accounted for these acquisitions as purchase business combinations. Accordingly, the results of operations of Churchill, IndustryInsite.com, Ithority and PeopleMover are included in our combined results from the date of the acquisitions.

    Through December 31, 2000, our revenues have been principally derived from licenses of our software solutions, from the delivery of implementation and training services, and from maintenance and support contracts. Customers who license our Workforce360 Platform modules, Opus360 Workforce Management and Opus360 Workforce Procurement, also generally purchase maintenance and support contracts which provide software upgrades and technical support over a stated term, which is usually a twelve-month period. Our customers may also purchase implementation services from us, which may be provided by us directly or by third-party consulting organizations.

    We have adopted Statement of Position, or SOP, 97-2, Software Revenue Recognition, which supersedes SOP 91-1, Software Revenue Recognition and Statement of Position, or SOP, 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, which amends SOP 97-2 and supercedes SOP 98-4. SOP 97-2 Software Revenue Recognition, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence ("VSOE") of fair value. Software license revenue allocated to a software product generally is recognized upon delivery of the product or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established. Services revenue is recognized as the service is performed assuming that sufficient evidence exist to determine the fair value of the services. Maintenance and support revenue is recognized ratably over the maintenance term. If evidence of fair value does not exist for all elements of a license agreement and future maintenance and support or Postcontract Customer Support ("PCS") is the only undelivered element, then all revenue for the license arrangement is recognized ratably over the term of the agreement as license revenue. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

    We allocate the total costs for overhead and facilities to each of the functional areas that use the overhead and facilities services based on their headcount. These allocated overhead and facilities charges include facility rent for our corporate offices, communication and web hosting charges, offices expenses including postage, freight and leases for office equipment and computers, and depreciation expense for office furniture and equipment.

    Included in our operating expenses are various non-cash expenses for equity issued to various strategic business partners. Also included in our operating expenses is the non-cash amortization of goodwill. These expenses are for the amortization of goodwill resulting from our acquisitions of Churchill, IndustryInsite.com, Ithority and PeopleMover.

    Although revenues have consistently increased from quarter to quarter, we have incurred significant costs to develop our technology and products, to recruit and train personnel for our sales, marketing, professional services and administration departments, and for the amortization of our goodwill and other intangible assets. As a result, we have incurred significant losses since inception, and as of December 31, 2000, had an accumulated deficit of $106.4 million. We believe our success is contingent on increasing our customer base while continuing to develop our products and services.

RESULTS OF OPERATIONS OF OPUS360

    We have a short operating history and have incurred substantial losses since our inception. From the date of our inception in August 1998 through December 31, 1998, we incurred net losses of $1.1 million. For the year ended December 31, 1999, we incurred net losses of $29.4 million. For the year ended December 31, 2000, we incurred net losses of $75.9 million. For the three and six months ending June 30, 2001, we incurred net losses of $17.2 and $54.5 million, respectively, and as of June 30, 2001, we had an accumulated deficit of $161 million. Our net losses and resulting accumulated deficit are primarily due to the costs we incurred to develop our products and services and to expand our sales and marketing programs.

    Because of the prospective valuation established by the combination with Artemis and our analysis of projected cash flows, during the quarter ended March 31, 2001 we recorded a non-cash impairment charge of $23.0 million to write-down the goodwill and other intangibles associated with the acquisitions of the PeopleMover, Ithority and IndustryInsite.com businesses completed in the first quarter of 2000 and to decrease the value of our personal and corporate computer equipment.

YEARS ENDED DECEMBER 31, 2000 AND 1999

REVENUE

    For the year ended December 31, 2000 our revenue was $11.3 million of which $9.2 million was derived from Application and Procurement Services ("APS") which consisted of integration services revenue of $2.6 million and $6.6 million from the sale of software licenses, including an accelerated license fee of $0.5 million in mitigation of a licensee's decision to cease implementation of our product and license fees of $0.7 million for our Private Labeled Sites; a unique combination of client's service marks with its proprietary FreeAgent.com universal resource locator for the purpose of bringing together buyers and sellers of contracted labor resources in a single efficient marketplace.
$2.1 million was derived from our FreeAgent Services consisting of initial sign-up fees and monthly fees paid by our FreeAgent e.office employees as well as sales of advertising sponsorships on the FreeAgent.com website. For the year ended December 31, 1999 we had revenue of $0.4 million, which was primarily derived from our FreeAgent e.office services.

COST OF REVENUE

    Cost of revenue for the year ended December 31, 2000, was $2.1 million, an increase of 707% over cost of revenue for the year ended December 31, 1999. This increase resulted from additional salaries and wages paid to employees that provide implementation and integration services to customers who were deploying our Workforce360 enterprise software during the year, salaries paid to staff who administer our FreeAgent e.office services, and costs associated with operating the FreeAgent.com website including certain technical personnel and telecommunications charges. Cost of revenue for the year ended December 31, 1999, was $0.3 million and consisted primarily of salaries paid to staff who administered our FreeAgent e.office services, costs associated with operating the FreeAgent.com website including certain technical personnel and telecommunications charges.

OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses for the year ended December 31, 2000 were $28.2 million, excluding $0.4 million reflected as equity based compensation, an increase of 138% over sales and marketing expenses of $11.8 million for the year ended December 31, 1999, excluding $0.2 million reflected as equity based compensation. This increase was primarily attributable to incremental marketing and advertising expenses for our Workforce360 enterprise software, FreeAgent.com website, as well as salaries and benefits paid to an expanded sales and marketing staff.

    PRODUCT DEVELOPMENT. Product development expenses for the year ended December 31, 2000 were $26.8 million, excluding $1.7 million of software development cost capitalized and $1.0 million reflected as equity based compensation, an increase of 156% over product development expenses of $10.5 million for the year ended December 31, 1999, excluding
$0.8 million reflected as equity based compensation. The increase was primarily attributable to additional personnel developing our Workforce360 enterprise software and enhancements to our FreeAgent.com services, including salaries and benefits and fees paid to our third party consultants. During the year ended December 31, 2000, we capitalized approximately $1.7 million of software development costs and are amortizing the cost over a three-year period. With the second-generation release of our Workforce360 enterprise software, we will focus our development efforts on increasing features and functionality for our software solutions.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the year ended December 31, 2000 were $10.2 million, excluding $6.6 million reflected as equity based compensation, an increase of 108% over general and administrative expenses of $4.9 million for the year ended December 31, 1999, excluding $1.4 million reflected as equity based compensation. The increase was primarily attributable to an increased number of employees and associated salaries and benefits, general office expenses, rent and utilities, recruiting fees and professional fees. Salaries and benefits increased as we added to our executive management team. Our rent and utilities also increased as a result of new leasehold facilities and the addition of additional office locations as a result of our acquisitions.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the year ended December 31, 2000 was $14.9 million, consisting primarily of amortization of goodwill of $12.1 million associated with our acquisitions. Depreciation and amortization expense was $0.6 million for the year ended December 31, 1999.

    AMORTIZATION OF EQUITY-BASED COMPENSATION. The amortization of equity-based compensation for the year ended December 31, 2000 was $8.0 million and consisted of deferred compensation expense for options to purchase common stock granted to employees, directors, and non-employees having exercise prices below the fair market value of our common stock at the date of grant as well as amortization of deferred compensation expense for the Ithority and PeopleMover Escrow shares. Amortization of equity-based compensation was $2.4 million for the year ended December 31, 1999. We will continue to amortize our equity-based compensation over the vesting period, which is generally three to four years.

    OTHER INCOME. Net interest income for the year ended December 31, 2000 was $2.9 million due to higher average cash balances. Interest income was $0.7 million for the year ended December 31, 1999.

    INCOME TAX EXPENSE. We have not recorded a provision for income tax expense as we have incurred substantial losses in every fiscal period since our inception.

SIX MONTHS ENDED JUNE 30, 2001 AND 2000

REVENUE

    For the six months ended June 30, 2001 our revenue was $1.7 million of which $1.3 million was derived from Application and Procurement Services ("APS") which consisted of integration services revenue of $0.9 million and other revenue of $0.4 million, including a fee of $0.3 million in mitigation of a licensee's decision during the third quarter of 2000 to cease implementation of our product; and $0.4 million from our FreeAgent services consisting of initial sign-up fees and monthly fees paid by our former e.office employees. For the six months ended June 30, 2000 we had revenue of $3.3 million of which approximately $2.4 million related to the Application and Procurement Services which consisted of the sale of software licenses and integration services revenues; and $0.9 million was derived from our FreeAgent.com services consisting of initial sign-up fees and monthly fees paid by our e.office employees as well as sales of advertising sponsorships on FreeAgent.com;

COST OF REVENUE

    Cost of revenue for the six months ended June 30, 2001, was $0.8 million, a decrease of 33% from cost of revenue of $1.2 million for the quarter ended
June 30, 2000. This reduction was as a result of the decreased amount of salaries and wages paid to employees that provide implementation and integration services to customers who were deploying our enterprise software during the quarter, salaries paid to staff who administer our e.office services and costs associated with operating the FreeAgent.com website including certain technical personnel and telecommunications charges. Cost of revenue for the six months ended June 30, 2000, was $1.2 million and consisted primarily of salaries paid to staff who administered our FreeAgent e.Office services, costs associated with operating the FreeAgent.com website including certain technical personnel and telecommunications charges.

OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses for the six months ended June 30, 2001 were $5.3 million, excluding $0.02 million reflected as equity based compensation below, a decrease of 65% from sales and marketing expenses of $15.2 million for the six months ended June 30, 2000. This decrease was primarily attributable to the decline in marketing and advertising expenses for our Workforce360 enterprise software and FreeAgent.com website, as well as a decline in salaries and benefits paid to a reduced sales and marketing staff.

    PRODUCT DEVELOPMENT. Product development expenses for the six months ended June 30, 2001 were $6.5 million, excluding $0.3 million reflected as equity based compensation below, a decrease of 54% from product development expenses of $14.1 million for the six months ended June 30, 2000. The decrease was primarily attributable to a lower amount in salaries and benefits paid to our reduced product development staff and a reduction in the fees paid to our third party consultants. During the six months ended June 30, 2001, we capitalized approximately $1.0 million of software development costs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses for the six months ended June 30, 2001 were $10.4 million, excluding $4.3 reflected as equity based compensation below, an increase of 42% over general and administrative expenses of $7.3 million for the six months ended June 30, 2000.

    The increase was primarily attributable to a write-off of prepaid marketing expenses and customer advisory services to be provided by Lucent
Technologies, Inc. officials. This write-off was occasioned by the departure of a key officer. During the quarter we also wrote off a loan made to our former President and Chief Operating Officer. The loan was a non-recourse loan secured by the shares of the Company stock obtained upon the exercise of an option. These expenses were offset by cost reductions associated with a decline in the number of employees and associated general office expenses, rent and utilities, recruiting fees and professional fees. Salaries and benefits decreased as we reduced our general and administrative staff.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses for the six months ended June 30, 2001 were $4.9 million, consisting primarily of amortization of goodwill of $3.1 million associated with our acquisitions. Depreciation and amortization expense was $6.6 million for the six months ended June 30, 2000.

    AMORTIZATION OF EQUITY-BASED COMPENSATION. The amortization of equity-based compensation for the six months ended June 30, 2001 was $4.6 million and consisted of deferred compensation expense for options to purchase common stock granted to employees having exercise prices below the fair market value of our common stock at the date of grant including a write-off of deferred compensation for terminated employees as well as deferred compensation expense for the PeopleMover escrowed shares. Amortization of equity-based compensation was $5.2 million for the six months ended June 30, 2000.

    IMPAIRMENT CHARGES. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". In March 2001 we determined that our remaining goodwill associated with the IndustryInsite.com, Ithority, and PeopleMover acquisitions was not recoverable. We regularly perform reviews to determine if the carrying value of our goodwill and other intangible assets is impaired, and as a result of the proposed merger, as described in footnote 1(b) of the Notes to the Consolidated Financial Statements, we reevaluated the recoverability of our goodwill based on the remaining cash flow projections through the acquisition date including the fair value of consideration to be received in connection with the acquisition. An impairment charge of $23.0 million, which included $22.7 million for goodwill impairment and $0.3 million for impairment of our computer equipment and other personal property, was therefore recorded and included in operating results for the six months ended June 30, 2001.

    LOSS ON DISPOSITION.  In March 2001 the Company recorded a loss of
$1.4 million relating to the disposition of its e.office business, a back-office and employment service for independent professionals operated by its former subsidiary, The Churchill Benefit Corporation. In accordance with the provisions of SAB Topic 5-Z and APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", the Company has included the loss on disposition of the e.office business as an item of loss from operations for the six months ended June 30, 2001.

    OTHER INCOME. Other income for the six months ended June 30, 2001 was $0.6 million and consisted primarily of interest income from cash balances. Interest income was $1.2 million for the six months ended June 30, 2000.

    INCOME TAX EXPENSE. We have not recorded a provision for income tax expense as we have incurred substantial losses in every fiscal period since our inception.

    RECENT DEVELOPMENTS. In April 2000, when Opus360 completed its initial public offering, it undertook to engage in a rescission offer with respect to certain options that had been granted to FreeAgent e.office employees of The Churchill Benefit Corporation. The terms of the rescission offer were to be a repurchase price of 20% of the exercise price of such options plus ten percent (10%) interest from the date of issuance to the date of rescission. Due to the passage of time, all of the options so granted have been canceled or expired by their terms. However, due to a delay in being able to process the rescission offer, the Company decided to pay certain option holders who would have benefited from the offer the rescission repurchase price (together with ten percent (10%) interest) that such option holders would have otherwise been entitled to had such options not terminated. On or about October 31, 2001, Opus360 paid out approximately $98,000 in connection therewith.

LIQUIDITY AND CAPITAL RESOURCES OF OPUS360

    We have funded our operations from inception primarily by the sale of our equity securities, including net proceeds of approximately $132.6 million through June 30, 2001. In April 2000, we completed our initial public offering and concurrent private placement to Dell USA L.P., raising approximately
$75.1 million net of offering costs.

    Cash used in operating activities for the six months ended June 30, 2001 was $16.6 million, primarily due to our net loss of $54.5 million, adjusted for various non-cash charges including an impairment charge, a non-cash loss on disposition, a non-cash loan loss reserve, non-cash compensation and depreciation and amortization, and changes in operating assets and liabilities. Cash used in operating activities for the six months ended June 30, 2000 totaled $29.2 million. We expect to decrease our working capital needs quarter to quarter through more targeted marketing and advertising, better workforce management and a reduction in general and administrative expenses.

    Cash used in investment activities for the six months ended June 30, 2001 totaled $3.3 million of which $1.0 million was used to fund software development costs that were capitalized and $2.2 million was used to fund the purchase of software technology. We used $0.1 million during the quarter to acquire property and equipment. Cash provided by investing activities for the six months ended June 30, 2000 was $18.3 million. The sale of short-term investments provided cash of $26.9 million, and we used $6 million to acquire property and equipment. Our acquisition of a subsidiary and other assets utilized $2.6 million.

    Net cash used in financing activities for the six months ended June 30, 2001 was $0.3 million of which $0.2 million was used to repay loans and $0.1 million was used to repurchase stock. Cash provided by financing activities for the six months ended June 30, 2000 was $78.7 million of which $75.1 million resulted from our initial public offering and private concurrent placement. The remaining $3.6 million resulted from exercises of issued and outstanding options and warrants and net proceeds from loans.

    The accompanying financial statements have been prepared assuming that Opus360 will continue as a going concern. Our history of net losses and negative cash flows from operations as well as projected additional losses raises substantial doubt about our ability to continue as a going concern. In the future, we may need to raise additional funds through public or private financings, or other arrangements to fund our operations and potential acquisitions, if any. We currently have no plans to affect any other offerings. We cannot assure you that any financings or other arrangements will be available in amounts or on terms acceptable to us or at all and any new financings or other arrangements could place operating or other restrictions on us. Our inability to raise capital when needed could seriously harm the growth of our business and results of operations. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. Furthermore, these equity securities could have rights, preferences or privileges senior to our common stock.

RECENT ACCOUNTING PRONOUNCEMENTS

    On March 31, 2000 the Financial Accounting Standards Board issued FASB interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25 (FIN 44). FIN 44 generally applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards, and changes in grantee status that occur on or after July 1, 2000, except for the provision related to repricings and the definition of an employee which apply to awards issued after December 15, 1998. To the extent that events covered by FIN 44 occur after the applicable date but prior to July 1, 2000, the effects of applying FIN 44 shall be recognized on a prospective basis. Accordingly, no adjustments shall be made upon initial application of FIN 44 to financial statements for periods prior to July 1, 2000. Opus360 has determined that the adoption of FIN 44 did not have a material effect on Opus360's operating results.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS No. 133, "Accounting for Derivative Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning June 15, 2000. We did not engage in any derivative instruments or hedging activities during the quarter, and the statement did not have any effect on Opus360's operating results.

    In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

    In August 2001, the Financial Accounting Standards Board, issued Financial Accounting Standards No. 144, or SFAS 144, "Accounting for the Impairment of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Company will evaluate impairment of long-lived assets and long-lived assets to be disposed of, in accordance with this standard.

    Opus360 is required to adopt the provisions of Statement 141 immediately, and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of Statement 142.

    Statement 141 will require upon adoption of Statement 142, that Opus360 evaluate its existing intangible assets that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Upon adoption of Statement 142, Opus360 will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, Opus360 will be required to test the intangible asset for impairment in accordance with the provisions of Statement 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

    As of the date of adoption, Opus360 does not have unamortized goodwill subject to the transition provisions of Statements 141 and 142 and the adoption of these statements is not expected to have any effect on Opus360's operating results. Amortization expense related to goodwill was $12 million for the year ended December 31, 2000.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

    At June 30, 2001, the majority of our cash balances were held primarily in the form of short-term highly liquid investment grade corporate and government securities. As a result, our interest income may be sensitive to changes in the general level of U.S. interest rates. However, due to the short-term nature of our investments and the fact that we generally hold these investments until their maturity dates, we believe that we are not subject to any material interest or market rate risks.

    Opus360 utilizes lines of credit to purchase equipment and to back certain financial obligations. Opus360's outstanding balance under its lines of credit at June 30, 2001 was $0.9 million. Opus360 will repay an aggregate amount of $1.1 million, including interest, for its two lines of credit, which mature on February 2003 and June 2003, respectively.

                                   PROPOSAL 1
         AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

BACKGROUND

    Under Delaware law, we may only issue shares of our capital stock to the extent such shares have been authorized for issuance under our Amended and Restated Certificate of Incorporation (the "Certificate"). The Certificate currently authorizes the issuance of up to 150,000,000 shares of Common Stock, par value $0.001 per share. As of the record date, 123,751,242 shares of Common Stock were issued and outstanding and 26,202,169 unissued shares of Common Stock were reserved for issuance under the Company's stock option and stock purchase plans and outstanding warrants, leaving virtually no shares of Common Stock unissued and unreserved. In order to ensure sufficient shares of Common Stock will be available both to issue shares to Proha in connection with the Share Exchange Agreement and for future corporate uses, the Board of Directors approved, subject to stockholder approval, an amendment to the certificate (the "Charter Amendment") to increase the number of shares of Common Stock authorized for issuance from 150,000,000 to 500,000,000. The proposed form of the Charter Amendment is included as Appendix B of this proxy statement.

    The shortage in our authorized but unissued shares of Common Stock is primarily attributable to our entering into the Share Exchange Agreement. In connection with this agreement we have agreed, subject to stockholder approval, to issue more shares of Common Stock than we currently have authorized.

SHARES OF COMMON STOCK ISSUED IN CONNECTION WITH FIRST CLOSING OF THE SHARE
  EXCHANGE AGREEMENT

    As described above, we entered into the Share Exchange Agreement with Proha, whereby Proha became our majority stockholder on July 31, 2001. The Share Exchange Agreement called for two closings. We completed the first closing of the Share Exchange Agreement on July 31, 2001, at which we issued 73,938,702 shares of Common Stock to Proha in exchange for Proha transferring to us all of the capital stock of Legacy Artemis. After the completion of the first closing we were left with virtually no shares of Common Stock unissued and unreserved. However, the second closing requires us to issue to Proha 125,487,858 shares of Common Stock that would result in Proha owning 80% of our outstanding Common Stock, on a fully diluted basis calculated as of July 31, 2001.

PURPOSE AND EFFECT OF THE CHARTER AMENDMENT

    The purpose of the proposed Charter Amendment is to authorize additional shares of Common Stock that will enable us to issue 125,487,858 shares of Common Stock to Proha in connection with the second closing, as contemplated by the Share Exchange Agreement. An additional purpose of the proposed Charter Amendment is to authorize additional shares of Common Stock so that shares will be available for future issuance in the event the Board of Directors determines that it is necessary or appropriate to declare future stock dividends, stock splits, to raise additional capital through the sale of equity securities, to acquire other companies or their assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers or for other corporate purposes. The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock. The Board of Directors has no current intention to split the outstanding Common Stock by declaring a stock dividend. The delivery of 125,487,858 shares of Common Stock that we will issue to Proha in connection with the second closing contemplated by the Share Exchange Agreement, will complete the delivery required of us under the Share Exchange Agreement in connection with the transfer to us by Proha of the Legacy Artemis stock, and Proha will also transfer to us 19.9% of the fully diluted issued and outstanding shares of capital stock of each of Intellisoft and Accountor. Except for the foregoing, the Board of Directors has no present agreement, arrangement or commitment to issue any of the shares of Common Stock for which approval is sought.

    The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, our Board of Directors will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

VOTING AGREEMENTS

    As a result of both the First Voting Agreement and the Second Voting Agreement, there are commitments outstanding to vote 77,272,053 shares of Common Stock, representing 62.4% of the outstanding shares of Common Stock in favor of proposal 1. Thus, there are currently enough votes committed to approve proposal 1.

VOTE REQUIRED AND RECOMMENDATION

    The Board of Directors of Artemis International unanimously recommends a vote FOR proposal 1. The affirmative vote of the holders of a majority of all outstanding shares of Common Stock will be required for approval of the amendment.

                                   PROPOSAL 2
             AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO
         CHANGE OUR NAME TO ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

    The Board of Directors has unanimously adopted a resolution declaring it advisable to amend the Certificate to change our name from "Opus360 Corporation" to "Artemis International Solutions Corporation" (the "Name Change Amendment"). In the judgment of the Board of Directors, the change of corporate name is desirable in view of the recent combination of Opus360 and Legacy Artemis pursuant to the Share Exchange Agreement. The Board of Directors further directed that the Name Change Amendment be submitted for consideration by our stockholders. In the event the Name Change Amendment is approved by our stockholders, we will thereafter amend the Certificate with the Secretary of State of Delaware through a filing reflecting such Name Change Amendment, which will become effective on the date such filing is accepted by the Secretary of State. As soon as practicable following the approval of this proposal and the filing of the Name Change Amendment with the Secretary of the State of Delaware changing our name to Artemis International Solutions Corporation, all new share certificates we issue will be printed with our new name. The proposed form of the Name Change Amendment is included as Appendix B of this Proxy Statement.

    The change of our name and the approval of the Name Change Amendment will not affect in any way the validity or transferability of currently outstanding stock certificates or the trading of our securities. If this proposal is approved, the stockholders will not be required to surrender or exchange any stock certificates currently held by them.

    Under Delaware law, a change in the name of a Delaware corporation requires both directors' and stockholders' approval of an amendment to the corporation's Certificate of Incorporation to reflect the new corporate name. The Board of Directors has adopted the following resolution to amend the first section of the Certificate to reflect that the name of the Company shall be Artemis International Solutions Corporation:

        RESOLVED, that the Certificate of Incorporation be amended to change the name of the Corporation from Opus 360 Corporation, and for that purpose to amend First Article thereof to read in its entirety as follows:

           "The name of the Corporation is Artemis International Solutions Corporation (the "Corporation")."

VOTING AGREEMENTS

    As a result of both the First Voting Agreement and the Second Voting Agreement, there are commitments outstanding to vote 77,272,053 shares of our common stock, representing 62.4% of the outstanding shares of Common Stock in favor of proposal 2. Thus, there are currently enough votes committed to approve proposal 2.

VOTE REQUIRED AND RECOMMENDATION

    The Board of Directors of Opus360 unanimously recommends a vote FOR proposal
2. The affirmative vote of the holders of a majority of all outstanding shares of Common Stock will be required for approval of the amendment.

                                 OTHER BUSINESS

    The Board knows of no other business to be brought before the special meeting. If, however, any other business should properly come before the special meeting, the person named in the accompanying proxy will vote proxies as in his discretion he may deem appropriate, unless he is directed by a proxy to do otherwise.

    The special meeting is called for the specific purposes set forth in the notice of special meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the special meeting. At the date of this proxy statement the only matters which management intends to present, or is informed or expects that others will present for action at the special meeting, are those matters specifically referred to in such notice. As to any matters which may come before the special meeting other than those specified above, the proxy holder will be entitled to exercise discretionary authority.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at our 2002 Annual Meeting of Stockholders must be received by us no later than February 1, 2001, in order to be included in the proxy statement and proxy relating to the 2002 Annual Meeting.

                                 ANNUAL REPORT

    UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO JEANNE M. MURPHY, CORPORATE SECRETARY, OPUS360 CORPORATION D/B/A ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION, 39 WEST 13TH STREET, NEW YORK NY 10011, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR FISCAL YEAR 2000, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934.

    You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated November 5, 2001. You should not assume that the information contained in this document is accurate as of any date other than the date indicated, and the mailing of this document does not create any implication to the contrary.

                                        By Order of the Board of Directors
                                        /s/ JEANNE M. MURPHY
                                        ----------------------------------------
                                        Jeanne M. Murphy
                                        SECRETARY

Dated:  November 5, 2001
      New York, New York

                                                                      APPENDIX A

DEUTSCHE BANC ALEX. BROWN                                                              [LOGO]

                                                              Deutsche Banc Alex. Brown Inc.
May 10, 2001                                                  Mergers, Acquisitions and
                                                              Corporate Advisory Group
                                                              130 Liberty Street, NYC02-3301
                                                              New York, NY 10006
Board of Directors
Opus360 Corporation                                           Tel 212 250 6000
39 West 13th Street                                           Fax 212 250 6440
New York, NY 10011

    Opus360 Corporation ("Company") has entered into a Share Exchange Agreement, dated April 11, 2001, with Proha PLC ("Proha"), which provides, among other things, for the transfer by Proha of (i) all of the issued and outstanding capital stock of Artemis Acquisition Corporation ("Artemis"), a wholly owned subsidiary of Proha, (ii) 19.9 percent of the issued and outstanding capital stock, on a fully diluted basis, of Intellisoft Oy ("Intellisoft"), a wholly owned subsidiary of Proha, and (iii) 19.9 percent of the issued and outstanding capital stock, on a fully diluted basis, of Accountor Oy ("Accountor"), a wholly owned subsidiary of Proha (Artemis, Intellisoft and Accountor, together referred to as the "Transferred Entities" and the shares being so transferred together referred to as the "Exchange Shares"), in exchange for the issuance by the Company of a number of shares of common stock, par value of $0.001 per share, of Company ("Company Common Stock") which shall equal eighty percent of the Company Common Stock on a fully diluted basis as of the Closing Date (as defined in the Share Exchange Agreement) (the "Exchange"). The terms and conditions of the Exchange are more fully set forth in the Share Exchange Agreement.

    You have requested the opinion of Deutsche Banc Alex. Brown Inc. ("DBAB"), as investment bankers, as to the fairness, from a financial point of view, to Company of the Exchange.

    In connection with such request, and-in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning Proha, Artemis and Company and certain internal analyses and other information furnished to it by Proha, Artemis and Company. DBAB has also held discussions with members of the senior managements of Artemis and Company regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, DBAB has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for Proha, Artemis and Company with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Share Exchange Agreement and certain related documents, (v) reviewed the Company's independent auditors' report by KPMG LLP dated February 17, 2001 accompanying the Company's financial statements (which has been qualified regarding Company's "going-concern" assumption as described in the last paragraph of that report), and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Proha, the Transferred Entities or Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Proha, the Transferred Entities or Company. With respect to the financial forecasts and projections,

DEUTSCHE BANC ALEX. BROWN                                                              [LOGO]

Board of Directors
Opus360 Corporation
May 10, 2001
Page 2

made available to DBAB and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Proha, Artemis or Company, as the case may be, as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. DBAB has not been able to do any significant due-diligence for Accountor and Intellisoft and, hence, for the purposes of this opinion, has not assigned any value to Accountor and Intellisoft. DBAB has not been authorized by Company to solicit, nor have we solicited any third party indications of interest for the acquisition of Company, nor have we reviewed with Company or its Board of Directors any potential transactions in lieu of the Exchange.

    For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analyses, the representations and warranties of Company and Proha contained in the Share Exchange Agreement are true and correct, Company and Proha will each perform all of the covenants and agreements to be performed by it under the Share Exchange Agreement and all conditions to the obligations of each of Company and Proha to consummate the Exchange will be satisfied without any waiver thereof. DBAB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Exchange will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Company, the Transferred Entities or Proha is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Company, the Transferred Entities or Proha or materially reduce the contemplated benefits of the Exchange to Company. In addition, you have informed DBAB, and accordingly for purposes of rendering its opinion DBAB has assumed, that the Exchange will be tax-free to Company and its stockholders.

    This opinion is addressed to, and for the use and benefit of, the Board of Directors of Company and is not a recommendation to the stockholders of Company to approve the Exchange and the issuance of shares of Company Common Stock in the Exchange. This opinion is limited to the fairness, from a financial point of view, to Company of the Exchange, and DBAB expresses no opinion as to the merits of the underlying decision by Company to engage in the Exchange. In particular, we express no opinion on the prices at which Company Common Stock might trade after the consummation of the Exchange.

    DBAB will be paid a fee by Company upon delivering this opinion. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Company and Proha for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

    Based upon and subject to the foregoing, it is DBAB's opinion as investment bankers that, as of the date hereof, the Exchange is fair, from a financial point of view, to Company.

                                          Very truly yours,

                                          /s/ Deutsche Banc Alex. Brown Inc.

                                          DEUTSCHE BANC ALEX. BROWN INC.

                                                                      APPENDIX B

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              OPUS 360 CORPORATION

Pursuant to Sections 222 and 242 of the General Corporation Law of the State of
  Delaware

    Opus 360 Corporation, a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST: The name of the corporation (hereinafter the "Corporation") is Opus360 Corporation.

    SECOND: The Restated Certificate of Incorporation of the Corporation as in effect on the date hereof is hereby amended as follows:

        (a) Article I is hereby deleted in its entirety and the following is inserted in lieu thereof:

                                   "ARTICLE I

           The name of the Corporation is Artemis International Solutions Corporation (the "Corporation")."

        (b) The first paragraph of Article II of the Restated Certificate of Incorporation is hereby deleted in its entirety and the following is inserted in lieu thereof:

                                  "ARTICLE II

           The total number of shares of all classes of stock which the Corporation shall have authority to issue is 525,000,000, consisting of
       (a) 500,000,000 of Common Stock, par value $0.001 per share (the "Common Stock") and (b) 25,000,000 of Preferred Stock, par value $0.001 (the "Preferred Stock")."

    FOURTH: That pursuant to a resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statue were voted in favor of the foregoing amendments.

    FIFTH: That the foregoing amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment
to be executed in its corporate name this   day of       2001.

                                        OPUS360 CORPORATION
                                        By:
  ------------------------------------------------------------------------------
                                        Name:
                                        Title:

                                                                      APPENDIX C

                              FINANCIAL STATEMENTS

        PAGE            DESCRIPTION
---------------------   -----------
         C-2.           Artemis Acquisition Corporation (formerly Artemis
                        International Corporation) Combined and Consolidated
                        Financial Statements Years ended March 31, 1999 and 2000 and nine months ended December 31, 2000

        C-30.           Artemis Acquisition Corporation (formerly Artemis
                        International Corporation) Combined and Consolidated
                        Financial Statements for the six months ended June 30, 2000 and 2001.

        C-37.           Artemis International GmbH Financial Statements for the Year
                        ended December 31, 1999

        C-49.           Artemis International GmbH Financial Statements for the nine months ended September 30, 2000

        C-54.           Artemis International France SARL Consolidated Financial
                        Statements for the Year ended June 30, 2000

        C-63.           Artemis International France SARL Consolidated Financial
                        Statements for the three months ended September 30, 2000

ARTEMIS INTERNATIONAL CORPORATION

Combined and Consolidated Financial Statements
Years ended March 31, 1999 and 2000 and
nine months ended December 31, 2000

                       ARTEMIS INTERNATIONAL CORPORATION
                 COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED MARCH 31, 1999 AND 2000 AND
                      NINE MONTHS ENDED DECEMBER 31, 2000

                                    CONTENTS

Report of Independent Auditors..............................     1

Audited Combined and Consolidated Financial Statements

Combined and Consolidated Balance Sheets....................     3
Combined and Consolidated Statements of Operations..........     5
Combined and Consolidated Statements of Stockholders' Equity
  (Deficit).................................................     6
Combined and Consolidated Statements of Cash Flows..........     7
Notes to Combined and Consolidated Financial Statements.....     8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Artemis International Corporation

    We have audited the accompanying combined and consolidated balance sheets of Artemis International Corporation as of March 31, 2000 and December 31, 2000, and the related combined and consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Projektihallinto Proha Oy, a combined entity under common control, whose statements reflect total assets of $8,947,000 as of December 31, 2000 and total revenues of $1,928,000 for the period from August 24, 2000 (date of affiliation with combined companies) through December 31, 2000. We did not audit the financial statements of Artemis International S.p.A., a combined entity under common control, which statements reflect total assets of $3,602,000 as of December 31, 2000 and total revenues of $495,000 for the period from December 1, 2000 (date of affiliation with combined companies) through December 31, 2000. We did not audit the financial statements of Intellisoft Oy and Accountor Oy, two separately held equity investments of the Company, for which the investments are recorded at $109,000 as of December 31, 2000 and equity in earnings of affiliates were $137,000 for the period from August 24, 2000 (date of affiliation with combined companies) through December 31, 2000. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for these entities, is based solely on the reports of the other auditors.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of other auditors, the combined and consolidated financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of Artemis International Corporation at March 31, 2000 and December, 31, 2000, and the combined and consolidated results of its operations and its cash flows for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Denver, Colorado
June 29, 2001

                       ARTEMIS INTERNATIONAL CORPORATION

                    COMBINED AND CONSOLIDATED BALANCE SHEETS

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          2001
                                                              ---------   ------------
                                                              (THOUSANDS EXCEPT SHARE
                                                                      AMOUNTS)
                                        ASSETS
Current assets:
  Cash......................................................   $ 1,199      $  3,200
  Trade accounts receivable, less allowance for doubtful
    accounts of $143 at March 31, 2000 and $138 at December
    31, 2000................................................    10,915        17,369
  Unbilled revenue
  Accounts receivable--affiliates/distributors..............     2,155         1,235
  Short-term investments....................................        --           250
  Prepaid expenses and other current assets.................       875         2,019
                                                               -------      --------
Total current assets........................................    15,144        24,073
                                                               -------      --------
Property and equipment......................................     3,257         6,079
Accumulated depreciation....................................    (1,926)       (4,254)
                                                               -------      --------
                                                                 1,331         1,825

Other assets:
  Goodwill, net of accumulated amortization of $7,902 at
    March 31, 2000 and $11,403 at December 31, 2000.........     2,395        25,009
  Other intangible assets, net of accumulated amortization
    of $2,284 at December 31, 2000..........................        --        37,742
  Deferred taxes............................................     2,814         2,819
  Investment in affiliates..................................     1,506           799
  Other assets..............................................       231           303
                                                               -------      --------
Total other assets..........................................     6,946        66,672
                                                               -------      --------

Total assets................................................   $23,421      $ 92,570
                                                               =======      ========

                       ARTEMIS INTERNATIONAL CORPORATION

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          2001
                                                              ---------   ------------
                                                              (THOUSANDS EXCEPT SHARE
                                                                      AMOUNTS)
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $ 2,933      $  5,088
  Accounts payable--parent company..........................        --         2,050
  Short-term line of credit.................................       469           880
  Current portion of long-term debt.........................     2,990         1,770
  Capital lease obligation due within one year..............        21            --
  Deferred revenue..........................................     5,561         8,228
  Accrued liabilities.......................................     3,521         4,035
  Accrued other payroll-related costs.......................     1,823         3,543
  Other accrued liabilities.................................       302         1,302
                                                               -------      --------
Total current liabilities...................................    17,620        26,896

Long-term liabilities:
  Long-term debt, less current portion......................     6,394         3,776
  Accrued pension and other liabilities.....................       403           898
                                                               -------      --------
Total long-term liabilities.................................     6,797         4,674
                                                               -------      --------

Total liabilities...........................................    24,417        31,570
Minority interest...........................................        --            95

Stockholders' equity (deficit):
  Common stock:
    Series A (voting): $0.01 par value, 3,000,000 shares
      authorized and 2,087,005 and 2,242,652 shares issued
      and outstanding at March 31, and December 31, 2000,
      respectively..........................................        21            23
  Investment in stock of parent company.....................        --        (2,783)
  Additional paid-in capital................................        83        74,555
  Accumulated deficit.......................................      (451)      (11,388)
  Accumulated other comprehensive income (loss).............      (649)          498
                                                               -------      --------
Total stockholders' equity (deficit)........................      (996)       60,905
                                                               -------      --------
Total liabilities and stockholders' equity (deficit)........   $23,421      $ 92,570
                                                               =======      ========

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL CORPORATION
               COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      NINE MONTHS
                                                              YEAR ENDED MARCH 31,       ENDED
                                                              ---------------------   DECEMBER 31,
                                                                1999        2000          2000
                                                              ---------   ---------   ------------
                                                                         (IN THOUSANDS)
Revenue:
  Software..................................................   $15,899     $18,297      $ 12,134
  Support...................................................    10,186      11,557         9,121
  Services..................................................    16,696      19,449        13,567
                                                               -------     -------      --------
Net revenue.................................................    42,781      49,303        34,822

Cost of revenue:
  Software..................................................       792       1,497         1,157
  Support...................................................     4,392       5,249         4,212
  Services..................................................    10,361      13,565        10,170
                                                               -------     -------      --------
                                                                15,545      20,311        15,539
                                                               -------     -------      --------
Gross margin................................................    27,236      28,992        19,283

Selling and marketing.......................................     9,380      11,355         8,520
Research and development (Note 1)...........................     7,211       7,895         8,271
General and administrative..................................     5,982       4,774         4,039
Acquisition costs...........................................        --          --         1,943
Amortization expense........................................     3,025       2,876         5,871
Management fees.............................................     1,903       2,050           976
                                                               -------     -------      --------
                                                                27,501      28,950        29,620
                                                               -------     -------      --------
Operating income (loss).....................................      (265)         42       (10,337)

Interest expense, net.......................................       858       1,151           801
Equity in earnings of unconsolidated affiliates.............      (297)       (165)          (30)
Other expense...............................................       106         562           252
                                                               -------     -------      --------
Loss before taxes...........................................      (932)     (1,506)      (11,360)
Income tax expense (benefit)................................       457      (2,566)         (630)
                                                               -------     -------      --------
Net income (loss) before minority interest..................    (1,389)      1,060       (10,730)
Minority interest in earnings of consolidated subsidiary....        --          --            67
                                                               -------     -------      --------
Net income (loss)...........................................   $(1,389)    $ 1,060      $(10,797)
                                                               =======     =======      ========
Earnings (loss) per share--basic............................   $ (0.67)    $  0.51      $  (5.00)
                                                               =======     =======      ========
Earnings (loss) per share--diluted..........................   $ (0.67)    $  0.50      $  (5.00)
                                                               =======     =======      ========
Weighted average shares outstanding--basic..................     2,083       2,087         2,161
                                                               =======     =======      ========
Weighted average shares outstanding--diluted................     2,083       2,115         2,161
                                                               =======     =======      ========

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL CORPORATION
     COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                               DECEMBER 31, 2000

                                         SERIES A         INVESTMENT                               ACCUMULATED
                                       COMMON STOCK        IN STOCK    ADDITIONAL                     OTHER
                                    -------------------   OF PARENT     PAID-IN     ACCUMULATED   COMPREHENSIVE
                                     SHARES     AMOUNT     COMPANY      CAPITAL       DEFICIT     INCOME (LOSS)    TOTAL
                                    --------   --------   ----------   ----------   -----------   -------------   --------
                                                                        (IN THOUSANDS)
Balance, March 31, 1998...........   2,083       $21        $    --      $    79      $   (122)       $ 172       $    150
Net loss..........................      --        --             --           --        (1,389)          --         (1,389)
Foreign currency translation......      --        --             --           --            --         (338)          (338)
                                                                                                                  --------
Comprehensive loss................      --        --             --           --            --           --         (1,727)
                                     -----       ---        -------      -------      --------        -----       --------
Balance, March 31, 1999...........   2,083        21             --           79        (1,511)        (166)        (1,577)
Exercise of stock options.........       4        --             --            4            --           --              4
Net income........................      --        --             --           --         1,060           --          1,060
Foreign currency translation
  adjustment......................      --        --             --           --            --         (483)          (483)
                                                                                                                  --------
Comprehensive income..............      --        --             --           --            --           --            577
                                     -----       ---        -------      -------      --------        -----       --------
Balance, March 31, 2000...........   2,087        21             --           83          (451)        (649)          (996)
Contribution by parent of shares
  of its own stock, net of taxes
  of $2,224.......................      --        --         (3,787)       3,787            --           --             --
Sale of parent company stock, net
  of taxes of $304................      --        --          1,004          518            --           --          1,522
Exercise of stock options and
  warrants........................     110         1             --          318            --           --            319
Issuance of stock bonuses to
  officer and other employees.....      45         1             --          600            --           --            601
Capital contribution--expenses
  paid by shareholder.............      --        --             --          329            --           --            329
Capital contribution--parent
  company contribution of
  subsidiaries and push-down of
  purchase accounting.............      --        --             --       68,920            --           --         68,920
Cash dividends....................      --        --             --           --          (140)          --           (140)
Net loss..........................      --        --             --           --       (10,797)          --        (10,797)
Foreign currency translation
  adjustment......................      --        --             --           --            --        1,147          1,147
                                                                                                                  --------
Comprehensive loss................      --        --             --           --            --           --         (9,650)
                                     -----       ---        -------      -------      --------        -----       --------
Balance, December 31, 2000........   2,242       $23        $(2,783)     $74,555      $(11,388)       $ 498       $ 60,905

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL CORPORATION
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED         NINE MONTHS
                                                                   MARCH 31,            ENDED
                                                              -------------------   DECEMBER 31,
                                                                1999       2000         2000
                                                              --------   --------   -------------
                                                                        (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $(1,389)   $ 1,060       $(10,797)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................    3,632      3,444          6,552
  Capital contribution--expenses paid by shareholder........       --         --            329
  Issuance of stock bonuses to officer and other
    employees...............................................       --         --            601
  Deferred income taxes.....................................        4     (2,607)            (5)
  Minority interest in net income of subsidiary.............       --         --             67
  Push-down of in-process research and development..........       --         --          2,326
  Changes in operating assets and liabilities:
    (Increase) decrease in trade accounts receivable........   (2,451)       129            339
    (Increase) decrease in other receivables................      793       (501)           288
    (Increase) decrease in prepaid expenses and other
      assets................................................       87         46            (20)
    Increase (decrease) in accounts payable and other
      liabilities...........................................   (1,003)      (155)         2,452
    Increase (decrease) in deferred revenue.................      390       (276)         1,145
                                                              -------    -------       --------
Net cash provided by operating activities...................       63      1,140          3,277

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net...................................     (341)      (588)          (627)
Increase in short-term investments..........................       --         --            (24)
Cash provided by parent contribution of subsidiaries........       --         --          1,477
Acquisition of assets.......................................   (3,500)        --             --
Investment in affiliates....................................     (280)      (114)           146
                                                              -------    -------       --------
Net cash used in investing activities.......................   (4,121)      (702)           972

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of parent company stock, net of tax......       --         --          1,522
Proceeds from exercise of stock options and warrants........       --         --            319
Payments on long-term debt and capital leases...............       --     (4,897)        (4,104)
Payment of cash dividends...................................       --         --           (140)
Borrowings on long-term debt and short-term line of
  credit....................................................    1,698      4,623            411
Capital contributions.......................................       --          4             --
                                                              -------    -------       --------
Net cash used in financing activities.......................    1,698       (270)        (1,992)
                                                              -------    -------       --------
Effect of exchange rate changes on cash.....................     (338)      (483)          (256)
                                                              -------    -------       --------
Net increase (decrease) in cash.............................   (2,698)      (315)         2,001
Cash at beginning of year...................................    4,212      1,514          1,199
                                                              -------    -------       --------
Cash at end of year.........................................  $ 1,514    $ 1,199       $  3,200
                                                              =======    =======       ========

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL CORPORATION

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Artemis International Corporation (the "Company") (formerly known as Artemis Acquisition Corporation) was incorporated February 4, 1997 to purchase the stock of Artemis Holdings, Inc. Artemis Holdings, Inc. produces project management software which it sells to customers in North America, Europe, and Asia.

    On July 27, 1998, the Company acquired 100% of the outstanding stock of Software Productivity Research, Inc. ("SPR") for cash of $3,500,000 and a note to SPR stockholders in the amount of $3,000,000. The note accrued interest at the rate of 8.5% annually and was payable in four equal annual installments with a final maturity date of July 27, 2002. This note was paid in full on August 24, 2000.

    On August 24, 2000, the Company was acquired by Proha PLC ("parent" or "Proha") (Note 2), a Finnish corporation.

BASIS OF PRESENTATION

    The accompanying combined financial statements include the accounts of the Company and its wholly owned subsidiaries: Artemis Holdings, Inc., Artemis Management Systems, Inc., Software Productivity Research, Inc., and Artemis Management Systems Limited for all periods presented.

    Subsequent to December 31, 2000, Proha entered into an agreement whereby Proha indicated its intent to contribute its interests to the Company in the following entities, in exchange for 1,028,414 shares of the Company's Series A common stock:

    - Projektihallinto Proha Oy, a wholly owned Finnish subsidiary of Proha. This interest was held by Proha on the date (August 24, 2000) the Company was acquired by Proha.

    - Minority interests of 19.9% in each of Accountor Oy and Intellisoft Oy, two other wholly owned Finnish subsidiaries of Proha. These interests were held by Proha on the date (August 24, 2000) the Company was acquired by Proha.

    - Majority interests in Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH and Artemis International Sarl. These majority interests were acquired by Proha as of December 1, 2000. Prior to December 1, 2000, minority interests were held in each of these entities by the Company. After the purchase of the majority interests on December 1, 2000, each of these entities was wholly owned through the combined ownership interest of Proha and the Company, except for Artemis International GMBH, which continued to be owned 43.2% by entities outside of the parent company controlled group.

    The accompanying combined financial statements reflect each of these interests as having been contributed by Proha as of the later of the date the Company was acquired by Proha or the date these interests were effectively under the common control of the Company. Accordingly, results of Projektihallinto Proha Oy and the 19.9% minority interests in Accountor Oy and Intellisoft Oy have been included in the accompanying financial statements since August 24, 2000. The results of the majority interests in Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH and Artemis International Sarl have been included in the accompanying financial statements as of December 1, 2000.

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Had the interests come under common control as of April 1, 2000, net revenue and net loss for the nine months ended December 31, 2000 would have been $48.6 million and $17.7 million, respectively.

    All material intercompany transactions and balances have been eliminated in consolidation.

    Management of the Company believes cash flow from operations will be sufficient to meet operating and other capital requirements. However, should cash flow from operations be insufficient, the parent has committed to provide financial support through at least January 1, 2002.

CASH

    The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

INVESTMENT IN AFFILIATES

    The Company accounts for its investment in affiliates in which it has a greater than 20% but less than 50% ownership percentage or those affiliates in which it exercises significant influence using the equity method of accounting. For investments in affiliates in which the Company has less than a 20% ownership percentage or does not exercise significant influence, the Company uses the cost method of accounting.

PROPERTY AND EQUIPMENT

    Property and equipment, consisting principally of computer equipment and furniture, is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years. Depreciation expense for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000 was approximately $607,000, $568,000 and $681,000, respectively.

SOFTWARE DEVELOPMENT COSTS

    The costs incurred to develop computer software products to be sold or otherwise marketed are charged to expense until technological feasibility of the product has been established. Once technological feasibility of related software products has been established, computer software development costs are capitalized and reported at the lower of amortized cost or net realizable value. When a product is ready for general release, its capitalized costs are amortized using the straight-line method of amortization over a period not to exceed three years. Company management believes that technological feasibility is not established until a beta version of the product exists. Historically, costs incurred during the period from when a beta version is available until general release have not been material. Accordingly, during the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, no software costs have been capitalized.

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    The Company has adopted Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION. The Company recognizes revenue from sales of software licenses upon delivery of the software products to a customer, unless the Company has significant related obligations remaining, such as installation services. When significant obligations remain after the software product has been delivered, revenue is not recognized until such obligations have been completed. Revenue from postcontract customer support is recognized over the period that the customer support services are provided, and software services revenue is recognized as services are performed.

COST OF REVENUE

    Cost of revenue includes salaries paid to employees and consultants who provide implementation, customer support and training to the Company's software customers, as well as other costs associated with providing the Company's services.

ADVERTISING COSTS

    Advertising costs are expensed as incurred. For the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, the Company incurred $386,000, $191,000 and $190,000 in advertising costs, respectively.

INTANGIBLE ASSETS

    Goodwill represents the excess of the purchase price paid over the fair value of tangible and identifiable intangible net assets acquired in business combinations. In addition, goodwill of $18,734,000 resulting from the acquisition of the Company by Proha on August 24, 2000 has been pushed down to the financial statements of the Company, with an offsetting increase in additional paid-in-capital. Identifiable intangible assets of $32,335,000 resulting from the acquisition of the Company by Proha on August 24, 2000 has also been pushed down to the Company, with an offsetting increase in additional paid-in capital. In addition, $2,326,000 of the purchase price consisted of in-process research and development existing at August 24, 2000 which has been pushed down to the Company's financial statements, and has been reflected in research and development expenses in the accompanying statement of operations for the year ended December 31, 2000. Goodwill and intangible assets of $7,381,000 and $7,692,000, respectively, were recorded during the nine months ended December 31, 2000 as a result of the contribution by Proha to the Company of Proha's interests in Projektihallinto Proha Oy, Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH and Artemis International Sarl.

    The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to in-process research and development projects, excluding costs to complete the development of the technology. These cash flows were discounted back to their net present value. The discount rate was estimated based on the implied rate of the transaction, the weighted average cost of capital and the percentage of completion at the acquisition date. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects. These estimates were based on several assumptions.

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    At the date the Company was acquired by Proha, the Company had two projects in development: next major release of the Company's Views product line and Program 2. None of the projects included in in-process research and development was considered to have reached technological feasibility at the acquisition date.

    The Views 5i/5.0 product consists of many new features and functions of the Views products. New to version 5i/5.0 is a complete redesign of the database; agreement, definition, and design of the new database schema; and modifications to the user interface. Each of the product line's modules was undergoing significant new development as of the purchase date by Proha. Development of Views 5i/5.0 began in mid-2000. The Company anticipates releasing the new version in the fourth quarter of 2001.

    Program 2 is the first new product line for Artemis in five years.
Program 2 is being developed to fit the needs of corporations between traditional enterprise resource planning and strategic planning. Program 2 will help map a company's strategic plan to its resource plan in order to better manage the investment chain. Program 2 is expected to enable companies to decide which projects should be implemented based upon their corporate strategy and the return on investment for each project. Development of Program 2 began in February 2000 and release is expected in the third quarter of 2001.

    Total identifiable intangible assets at December 31, 2000 consist of the following, net of accumulated amortization.

Customer base...............................................  $25,662
Current technologies........................................    7,116
In-place work force.........................................    4,964
                                                              -------
                                                              $37,742
                                                              =======

    The Company regularly performs reviews to determine if the carrying value of the goodwill and other intangible assets is impaired. The purpose for the review is to identify any facts or circumstances, either internal or external, which indicate that the carrying value of the asset cannot be recovered. No such impairment has been indicated to date. Goodwill and other intangible assets are stated net of accumulated amortization and are amortized on a straight-line basis over their expected useful lives of five years.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying value or fair market value, less cost to sell. Since the Company's inception through December 31, 2000, no impairment losses have been identified.

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
TRANSLATION OF FOREIGN CURRENCIES

    Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average rates prevailing during the year. Translation adjustments are included as a component of stockholders' equity. Foreign currency transaction gains and losses, which have been immaterial, are included in results of operations.

INCOME TAXES

    Deferred income taxes are based on the liability method as prescribed by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). Under SFAS No. 109, deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial reporting and tax reporting purposes.

SEGMENT INFORMATION

    The Company discloses information regarding segments in accordance with SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for reporting of financial information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports (see
Note 11).

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following summary disclosures are made in accordance with the provisions of SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. Fair market value is defined in the statement as the amount at which an instrument could be exchanged in a current transaction between willing parties. The carrying amounts of accounts receivable, prepaid expenses, other assets, accounts payable and accrued expenses approximate fair market value due to the short-term maturity of these instruments.

    The Company utilizes a line of credit to fund operations and to back certain financial obligations. Borrowings under the line of credit have variable rates that reflect currently available terms and conditions for similar debt. The carrying value of this debt is a reasonable estimate of its fair value.

EARNINGS (LOSS) PER SHARE

    The Company computes earnings (loss) per share in accordance with the provisions of SFAS No. 128, EARNINGS PER SHARE. SFAS 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share is measured as the income or loss available to common stockholders divided by the weighted average outstanding common shares for the period. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect are excluded from diluted earnings per share.

    Options to purchase 174,340, 1,906,250, and 1,653,000 shares of common stock which were outstanding during the years ended March 31, 1999 and 2000 and the nine months ended December 31,

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
2000, respectively, and warrants to purchase 40,816 shares of common stock during the year ended March 31, 1999 and the nine months ended December 31, 2000 were excluded from the computation of diluted weighted average shares outstanding because their inclusion would be antidilutive.

    Set forth below is a reconciliation of the basic and diluted earnings (loss) per share for each period:

                                                                             NINE MONTHS
                                                     YEAR ENDED MARCH 31,       ENDED
                                                     ---------------------   DECEMBER 31,
                                                       1999        2000          2000
                                                     ---------   ---------   ------------
Net income (loss)..................................   $(1,389)    $1,060       $(10,797)
Weighted average number of shares--basic...........     2,083      2,087          2,161
Dilutive effect of stock options and warrants......        --         28             --
                                                      -------     ------       --------
Weighted average number of shares--diluted.........     2,083      2,115          2,161
                                                      =======     ======       ========
Earnings (loss) per share--basic...................   $ (0.67)    $ 0.51       $  (5.00)
                                                      =======     ======       ========
Earnings (loss) per share--diluted.................   $ (0.67)    $ 0.50       $  (5.00)
                                                      =======     ======       ========

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. ACQUISITION OF COMPANY

    On August 24, 2000, Proha purchased all of the outstanding stock of the Company. The purchase was structured as a share exchange whereby Proha issued shares of its publicly traded common stock to the Company's equity holders in exchange for all of the Company's stock. The purchase price was $50 million, less post-closing adjustments of approximately $6 million. As a result of this transaction, the Company's employee stockoption and equity participation plans were terminated (Notes 8 and 9).

    The amount of the purchase price adjustments was determined subsequent to the effective date of the transaction, and as a result, the Company's former shareholders were required to contribute to the Company $6,011,000 of the Proha stock. These contributions have been recorded on a net of taxes basis, as additional paid-in capital and as an offsetting reduction in stockholders' equity, similar to treasury stock, as an investment in the stock of the parent company.

    Subsequent to the receipt of the Proha shares, the Company sold a portion of these shares, resulting in a gain of $518,000, net of taxes of $304,000, which has been recorded as additional paid-in capital. At December 31, 2000, the Company holds 392,036 shares of Proha, recorded at $2,783,000, net of deferred income taxes of $1,634,000.

    In conjunction with the acquisition, certain of the Company's executives were due employee bonus awards. The former shareholder of the Company assumed this liability on behalf of the Company, which has been reflected as additional paid-in capital.

                       ARTEMIS INTERNATIONAL CORPORATION

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 2000

3. NOTES PAYABLE AND LONG-TERM DEBT

    Outstanding note obligations are:

                                                              MARCH 31,    DECEMBER 31,
                                                                 2000          2000
                                                              ----------   ------------
Notes payable to stockholders, due in connection with the
  acquisition of Artemis Holdings, Inc. The notes carry an
  interest rate of 12% per annum which is payable quarterly
  in arrears at the end of each quarter. Note was paid in
  full on August 24, 2000...................................  $  500,000    $       --
Note payable, former shareholders of SPR, in connection with the acquisition of SPR. The note is payable annually in
  the amount of $750,000 plus interest commencing July 27,
  1999 and has a final maturity date of July 27, 2002.
  Interest rate of 8.5%. Note was paid in full on
  August 24, 2000...........................................   2,258,000            --
Note payable, line of credit, due to Foothills Capital
  Corporation in connection with the acquisition of Artemis
  Holdings, Inc. The note is secured by the Company's assets and is repayable monthly with a final maturity date of
  August 1, 2002. Interest rate of prime plus 2.00% (11.5%
  at December 31, 2000).....................................   6,626,000     5,325,000
Note payable to finance insurance coverages in Finland. The
  note payable is unsecured and has a final maturity date of
  September 2006 with payments due annually. Interest rate
  of 5.25%..................................................          --       124,000
Note payable to Finnish State Treasury related to the
  development of one of the Company's software products.
  Note is unsecured with annual payments. Final maturity
  date of May 2005. Interest rate of 1.0%...................          --        57,000
Note payable to Finnish State Treasury related to the
  development of one of the Company's software products.
  Note is unsecured with annual payments. Final maturity
  date of May 2004. Interest rate of 1.0%...................          --        40,000
                                                              ----------    ----------
Total.......................................................   9,384,000     5,546,000
Less current portion of long-term debt......................   2,990,000     1,770,000
                                                              ----------    ----------
Long-term debt, less current portion........................  $6,394,000    $3,776,000
                                                              ==========    ==========

    On September 22, 1999, the Company amended its Loan and Security Agreement with Foothills Capital Corporation. The amended Agreement allows the Company to borrow an amount not to exceed the calculation of annualized maintenance revenue minus deferred revenue times 210%. As of September 22, 1999, the Term Loan had a balance of $7,500,000, which is repaid in monthly installments of $144,000. The increased borrowing was primarily used to pay off a note payable to Computer Sciences Corporation, the former owner of Artemis Holdings, Inc. The loans bear interest at the bank's prime rate plus 2% and have certain financial covenants which the Company must maintain.

    Interest paid was approximately $1,040,000, $969,000 and $923,000 for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, respectively.

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

3. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)
    Debt maturities for all outstanding note obligations are as follows at December 31, 2000:

2001........................................................  $1,770,000
2002........................................................   1,759,000
2003........................................................   1,775,000
2004........................................................     137,000
2005........................................................      24,000
Thereafter..................................................      81,000
                                                              ----------
Total.......................................................  $5,546,000
                                                              ==========

4. LEASES

    The Company leases certain facilities and equipment under noncancelable operating lease agreements. Rent expense for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000 was approximately $1,713,000, $2,058,000 and $2,092,000, respectively.

    Future minimum rental commitments for the operating leases are as follows:

2001........................................................  $2,696,000
2002........................................................   1,578,000
2003........................................................   1,204,000
2004........................................................     317,000
2005........................................................      42,000
                                                              ----------
Total lease payments........................................  $5,837,000
                                                              ==========

5. INCOME TAXES

    Deferred income tax balances reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the deferred tax provision which arise from temporary differences between financial and tax reporting are presented below:

                                                                                     NINE MONTHS
                                                             YEAR ENDED MARCH 31,       ENDED
                                                            ----------------------   DECEMBER 31,
                                                              1999        2000           2000
                                                            --------   -----------   ------------
Current...................................................  $461,000   $    41,000    $(634,000)
Deferred..................................................    (4,000)   (2,607,000)       4,000
                                                            --------   -----------    ---------
Total expense (benefit)...................................  $457,000   $(2,566,000)   $(630,000)
                                                            ========   ===========    =========

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

5. INCOME TAXES (CONTINUED)
    Variations from the federal statutory rate are as follows:

                                                                                     NINE MONTHS
                                                            YEAR ENDED MARCH 31,        ENDED
                                                           -----------------------   DECEMBER 31,
                                                             1999         2000           2000
                                                           ---------   -----------   ------------
Expected federal income tax benefit at statutory rate
  of 34%.................................................  $(315,000)  $  (517,000)  $(3,862,000)
Effect of permanent goodwill differences.................    434,000       730,000     1,655,000
State income tax expense net of federal benefit..........     10,000        94,000      (107,000)
Generation (utilization) of U.S. net operating loss
  carryforwards..........................................         --      (311,000)      191,000
Utilization of foreign loss carryforwards................         --      (659,000)           --
Change in valuation allowance............................    536,000    (1,614,000)      101,000
Push down of in-process research and development for
  which no benefit was received..........................         --            --       790,000
Foreign taxes and other..................................   (208,000)     (289,000)      602,000
                                                           ---------   -----------   -----------
Income tax expense (benefit).............................  $ 457,000   $(2,566,000)  $  (630,000)
                                                           =========   ===========   ===========

    Earnings (loss) before income taxes is as follows:

                                                                                     NINE MONTHS
                                                             YEAR ENDED MARCH 31,       ENDED
                                                            ----------------------   DECEMBER 31,
                                                              1999        2000           2000
                                                            --------   -----------   ------------
Domestic..................................................  $ (2,646)  $    (2,307)   $ (10,461)
Foreign...................................................     1,714           801         (899)
                                                            --------   -----------    ---------
Total loss before income taxes............................  $   (932)  $    (1,506)   $ (11,360)
                                                            ========   ===========    =========

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

5. INCOME TAXES (CONTINUED)
    The components of the net accumulated deferred income tax asset are as follows:

                                                      MARCH 31,    DECEMBER 31,
                                                         2000          2000
                                                      ----------   ------------
Deferred tax assets:
  Accumulated amortization..........................  $1,183,000    $  819,000
  Accumulated depreciation..........................   1,152,000     1,177,000
  Allowance for doubtful accounts...................      44,000        17,000
  Loss carryforwards................................     323,000       807,000
  Accrued expenses..................................     129,000       258,000
  Pension premiums paid.............................      29,000            --
  Accrued vacation..................................      40,000        14,000
  Deferred revenue..................................      81,000         1,000
  Prepaid expense...................................      64,000            --
  Other.............................................     164,000        20,000
                                                      ----------    ----------
Deferred tax assets.................................   3,209,000     3,113,000
Valuation allowance.................................    (395,000)     (294,000)
                                                      ----------    ----------
Net deferred tax asset..............................  $2,814,000    $2,819,000
                                                      ==========    ==========

    At December 31, 2000, the Company has net operating loss carryforwards of approximately $1,000,000 originating in the United Kingdom and $329,000 originating in Japan. The net operating loss carryforwards begin to expire in 2005 in Japan. There is no expiration to the net operating loss carryforwards in the United Kingdom.

    The Company made income tax payments of $82,000, $76,000 and $99,000 for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, respectively.

6. CONCENTRATION OF CREDIT RISK

    Trade accounts receivable, net of the allowance for doubtful accounts, due from customers in various countries at March 31, 2000 and December 31, 2000 are as follows:

                                                      MARCH 31,    DECEMBER 31,
                                                        2000           2000
                                                     -----------   ------------
United States......................................  $ 5,994,000   $ 4,759,000
United Kingdom.....................................    1,523,000     1,280,000
Japan..............................................    3,298,000     2,473,000
France.............................................           --     3,090,000
Germany............................................           --     1,624,000
Italy..............................................           --     2,683,000
Finland............................................           --     1,261,000
Other countries....................................      100,000       199,000
                                                     -----------   -----------
                                                     $10,915,000   $17,369,000
                                                     ===========   ===========

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

6. CONCENTRATION OF CREDIT RISK (CONTINUED)
    The Company and its subsidiaries generally do not require collateral from their customers. Credit losses have been minimal and within management's expectations. The Company's provision for doubtful accounts was $13,000, $74,000 and $31,000 for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, respectively.

7. BENEFIT PLANS

    The Company has a defined contribution plan ("the Plan") which qualifies under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan covers all U.S. employees who have completed six months of service. Subject to maximums imposed by the Internal Revenue Service, the Company matches 50% of an employee's contributions up to 4% of his or her annual compensation. Employees may contribute up to 15% of their annual compensation. Employer contributions vest to the participants incrementally over a period of five years. Company contributions to the Plan during the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000 approximated $125,000, $130,000 and $93,000, respectively.

    The Company has a defined contribution pension plan covering employees of its United Kingdom subsidiary. Company contributions are determined based upon a percentage, as determined by an actuary, of an eligible employee's annual salary. Contributions for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000 totaled $452,000, $176,000 and $115,000, respectively.

    Net defined benefit pension cost included the following components:

                                                             YEAR ENDED MARCH 31,    PERIOD ENDED
                                                             ---------------------   DECEMBER 31,
                                                               1999        2000          2000
                                                             ---------   ---------   ------------
Service cost (benefits earned during the year).............  $238,800    $264,400      $168,500
Interest cost on projected benefit obligation..............   268,100     296,700       231,500
Expected return on plan assets.............................  (320,100)   (345,900)     (259,500)
Unrecognized net gain......................................   (26,500)         --            --
                                                             --------    --------      --------
Net pension cost...........................................  $160,300    $215,200      $140,500
                                                             ========    ========      ========

    The assumptions used for the March 31, 1999 and 2000 and the December 31, 2000 defined benefit plan were a discount rate of 6%, increase in future compensation levels of 5%, and an expected annual rate of return on plan assets of 8%.

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

7. BENEFIT PLANS (CONTINUED)
    The funded status of the defined benefit plan was as follows:

                                                      MARCH 31,    DECEMBER 31,
                                                        2000           2000
                                                     -----------   ------------
Projected benefit obligation.......................  $(5,276,500)  $(5,399,000)
Plan assets at fair value..........................    4,238,500     4,493,000
Company contributions..............................      176,000       115,000
Participant contributions..........................      132,100       102,500
Benefits paid......................................      (26,000)      (12,400)
Unrecognized loss..................................      352,900       311,100
                                                     -----------   -----------
Funded status......................................  $  (403,000)  $  (389,800)
                                                     ===========   ===========

8. EMPLOYEE STOCK OPTION PLAN

    The Company follows Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized.

    On April 1, 1999, the Company adopted the Artemis International 1999 Stock Option Plan and reserved 3,600,000 shares of Series B common stock for issuance upon the exercise of options.

    On June 17, 1997, the Company adopted the "1997 Employee Stock Option Plan" and reserved 222,220 shares of Series A common stock for issuance upon the exercise of options.

    Each share of Series A common stock entitled its holder to all of the rights, preferences and privileges to which the holder of 100 shares of Series B common stock was entitled.

    It was intended that the options under these plans would either qualify for treatment as incentive stock options under Section 422 of the Code and be designated "Incentive Stock Options," or not qualify for such treatment and be designated "Nonqualified Stock Options."

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

8. EMPLOYEE STOCK OPTION PLAN (CONTINUED)
    A summary of the Company's stock option activity and related information for the nine months ended December 31, 2000 and year ended March 31, 2000 is as follows:

                                                                  WEIGHTED-                WEIGHTED-
                                                                   AVERAGE                  AVERAGE
                                                       SERIES A   EXERCISE     SERIES B    EXERCISE
                                                       OPTIONS      PRICE      OPTIONS       PRICE
                                                       --------   ---------   ----------   ---------
Outstanding -- April 1, 1998.........................  144,840      $ .44             --   $      --
  Granted............................................   29,500      14.22             --          --
  Exercised..........................................  (83,340)       .05             --          --
  Canceled...........................................   (1,000)       .05             --          --
                                                       -------      -----     ----------   ---------
Outstanding--March 31, 1999..........................   90,000       5.32             --          --
  Granted............................................       --         --      1,816,250         .16
  Exercised..........................................   (3,665)       .05             --          --
  Canceled...........................................   (4,335)       .05       (245,250)        .16
                                                       -------      -----     ----------   ---------
Outstanding--March 31, 2000..........................   82,000       5.84      1,571,000         .16
  Granted............................................       --         --             --          --
  Exercised..........................................  (69,667)      4.54             --          --
  Canceled...........................................  (12,333)     13.18     (1,571,000)        .16
                                                       -------      -----     ----------   ---------
Outstanding--December 31, 2000.......................       --         --             --          --
                                                       =======      =====     ==========   =========
Exercisable at December 31, 2000.....................       --         --             --          --
Exercisable at March 31, 2000........................   47,333       4.03             --          --
Weighted-average fair value of options granted for
the year ended March 31, 2000:
  Stock price equals exercise price..................                         $      .03
                                                                              ==========
  Stock price exceeds exercise price.................                         $      .07
                                                                              ==========

    The Series A options which had vested at the acquisition date were exercised and exchanged for shares of Proha in conjunction with Proha's acquisition of the Company on August 24, 2000. In lieu of the right to exercise their right to purchase the Company's stock at the time of the acquisition, the vested
Series B option holders were provided cash payments of approximately $74,000, which is included in the Company's acquisition costs for the nine months ended December 31, 2000.

    On August 21, 2000, the Board of Directors of Proha authorized 975,000 options to be issued to key personnel of the Company, each with an option price which was re-priced to 1.35 euros (post-split) per share as of April 1, 2001. The options vest equally over a three-year period commencing December 1, 2000. The total number of options granted and outstanding to Artemis Acquisition Corporation key personnel as of December 31, 2000 was 350,175.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the minimum value method available to nonpublic companies under SFAS
No. 123. Under this method, option value is determined as the excess of the fair value of the stock at the date of grant over

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

8. EMPLOYEE STOCK OPTION PLAN (CONTINUED) the present value of both the exercise price (lump sum) and the expected dividend payments (annuity), each discounted at the risk-free rate, over the expected exercise life of the option. A risk-free interest rate of 6%, a dividend yield of 0%, and a weighted-average expected life of three years were applied.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma effect on the Company's net income for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000 is immaterial.

    On August 21, 2000, the Board of Directors of Proha authorized a maximum of 1,000,000 shares to be allocated to the eligible employees of the Company for purchase under an Employee Offering. The subscription period for this plan ended November 30, 2000. The stock was offered at a price of 2.44 euros (post-split). The total number of shares purchased by employees of the Company was 48,750.

9. LONG-TERM EQUITY PARTICIPATION PLAN

    On April 1, 1999, the Company adopted the Artemis International 1999 Long-Term Equity Participation Plan (the "Plan"). Directors, officers, employees and independent contractors of the Company or any of its subsidiaries were eligible. The Plan could grant up to 400,000 units ("Unit") which were redeemable at a calculated Unit value on the occurrence of a redemption event, as defined. A Unit was defined as a right to receive a cash amount equal to the Unit value, which was equivalent to one share of Series B common stock, determined on the redemption date. The Plan was terminated on August 24, 2000 in connection with Proha's acquisition of the Company. In lieu of participation in the Plan's rights and privileges, the eligible and vested employees as of August 24, 2000 received cash payments of approximately $33,000, which are included in the Company's acquisition costs for the nine months ended
December 31, 2000.

10. WARRANTS

    The Company had 40,816 outstanding warrants, each of which was entitled to purchase one share of Series A common stock, $0.01 par value, at a purchase price of $0.05 per share. These warrants were exercised in connection with the acquisition of the Company by Proha, and the shares were exchanged for shares of Proha stock.

11. SEGMENT INFORMATION

    Segment information has been prepared in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 131 (SFAS No. 131), DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company defines operating segments as components of an enterprise for which discrete financial information is available and is reviewed regularly by the chief operating decision-maker or decision-making group, to evaluate performance and make operating decisions. The chief operating decision-making group reviews the revenues and margins by the nature of the services provided and reviews the overall results of the Company. Accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 1).

    The Company operates in two segments: training and consulting services, and recurring services. The training and consulting services segment includes revenue generated from software engineering and

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

11. SEGMENT INFORMATION (CONTINUED)
integration at the Company's clients. The recurring services segment includes revenue generated from maintenance services, recurring license fees and other services.

    A breakout of assets and capital expenditures for all segments is not provided to the chief operating decision-maker. Only revenues and costs of revenues are tracked by segment. The following is a breakout of the segments for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000:

                                                                             SOFTWARE
                                                                           LICENSE SALES
                                                            TRAINING AND     AND OTHER
                                                             CONSULTING      RECURRING
                                                              SERVICES       SERVICES        COMBINED
                                                               (000S)         (000S)       TOTAL (000S)
                                                            ------------   -------------   ------------
YEAR ENDED MARCH 31, 1999
  Total revenues..........................................     $16,696        $26,085        $42,781
  Margin..................................................       6,335         20,901         27,236

YEAR ENDED MARCH 31, 2000
  Total revenues..........................................      19,449         29,854         49,303
  Margin..................................................       5,884         23,108         28,992

NINE MONTHS ENDED DECEMBER 31, 2000
  Total revenues..........................................      13,567         21,255         34,822
  Margin..................................................       3,397         15,886         19,283

12. FOREIGN SUBSIDIARIES

    Summarized financial information of the wholly owned foreign subsidiaries and/or combined entities operated under common control located in Japan, Hong Kong, France, Germany, Italy, Finland and the United Kingdom is as follows:

                                                                                     NINE MONTHS
                                                          YEAR ENDED MARCH 31,          ENDED
                                                        -------------------------   DECEMBER 31,
                                                           1999          2000           2000
                                                        -----------   -----------   -------------
Total assets..........................................  $11,096,000   $15,093,000    $40,911,000
Net retained deficit..................................      (16,000)     (483,000)    (1,686,000)
Net sales.............................................   21,748,000    23,347,000     18,382,000
Net income (loss).....................................    1,423,000       829,000     (1,063,000)

13. RELATED PARTY TRANSACTIONS

    The Company had entered into a management agreement with Gores Technology Group ("Gores"). The management agreement called for Gores to provide certain management services to the Company. Management fees incurred and paid were approximately $1,903,000, $2,050,000 and $976,000 for the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000,

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

13. RELATED PARTY TRANSACTIONS (CONTINUED) respectively. On August 24, 2000, the Company terminated the agreement in conjunction with Proha's acquisition of the Company.

    At March 31, 2000, the Company maintained minority equity holdings in six joint ventures as follows:

                                                               TOTAL      NET INCOME                   ARTEMIS
                                     PERCENT    INVESTMENT    REVENUE       (LOSS)     TOTAL ASSETS   RECEIVABLE
                                     --------   ----------   ----------   ----------   ------------   ----------
Scandinavia........................    9.9%     $       --   $3,579,000   $(352,000)    $2,246,000    $  143,000
Australia..........................    0.0%             --           --          --             --       257,000
Singapore..........................   49.0%        520,000    1,874,000      32,000      1,373,000       751,000
Netherlands........................    7.6%         71,000    3,388,000      17,000      1,522,000       154,000
Italy..............................   30.0%        671,000    6,809,000     379,000      3,154,000       357,000
France.............................   26.0%        103,000    9,289,000     470,000      5,286,000       363,000
Germany............................   26.0%        141,000    3,920,000     189,000      1,746,000       179,000
Other..............................      --             --           --          --             --       423,000
CSC guarantee......................      --             --           --          --             --      (472,000)
                                                ----------                                            ----------
                                                $1,506,000                                            $2,155,000
                                                ==========                                            ==========

    At December 31, 2000, the Company maintained minority equity holdings in joint ventures as follows:

                                                               TOTAL      NET INCOME                   ARTEMIS
                                     PERCENT    INVESTMENT    REVENUE       (LOSS)     TOTAL ASSETS   RECEIVABLE
                                     --------   ----------   ----------   ----------   ------------   ----------
Scandinavia........................    9.9%     $       --   $3,306,000   $(129,000)    $2,056,000    $   95,000
Australia..........................    0.0%             --           --          --             --       318,000
Singapore..........................   49.0%        549,000    2,027,000      91,000      1,669,000       365,000
Netherlands........................    7.6%         67,000    2,618,000     (49,000)     1,670,000        65,000
Finland*...........................   19.9%        219,000    1,692,000    (683,000)     4,324,000            --
Other..............................      --        (36,000)          --          --             --       867,000
CSC guarantee......................      --             --           --          --             --      (475,000)
                                                ----------                                            ----------
                                                $  799,000                                            $1,235,000
                                                ==========                                            ==========

------------------------

* Contributed to Company on August 24, 2000 by Proha and accounted for under equity method as Company exercises significant influence over these investees.

    The Company holds veto-voting rights in each entity.

    The distribution agreements with the joint ventures require royalty payments for distribution of software, services and support. The Company received royalties from joint ventures of $2,963,400, $2,926,300 and $2,482,200 during the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, respectively. These royalties are included in software, services, and support revenue.

                       ARTEMIS INTERNATIONAL CORPORATION

                               DECEMBER 31, 2000

13. RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company entered into a lease for a facility with an affiliate for office space in June 1997. The Company paid $126,000, $234,000 and $181,000 during the years ended March 31, 1999 and 2000 and the nine months ended December 31, 2000, respectively. As of August 24, 2000, due to the acquisition by Proha, this was no longer a transaction with an affiliated related party.

14. SUBSEQUENT EVENTS

    On January 3, 2001, Proha PLC purchased two entities, PMSOFT Koren Ltd. and Investments PTE Ltd., and subsequently contributed these entities to the Company in exchange for 53,871 shares of the Company's Series A Common Stock.

    On March 30, 2001, the Board of Directors of Proha PLC, as owners of Artemis International Corp., decided to rescind 392,036 ordinary shares of Proha PLC held by Artemis International Corp. pursuant to the Finnish Companies Act.

    In July 2001, the Board of Directors approved a resolution increasing the Company's authorized shares of Series A common stock to 3,500,000 shares.

                          INDEPENDENT AUDITORS REPORT

TO THE BOARD OF DIRECTORS OF PROHA OYJ

We have audited the accompanying combined profit and loss accounts for the period of August 24, 2000 to December 31, 2000 as well as the combined cash flows and the combined balance sheets as of December 31, 2000 representing an aggregation of financial information from the individual companies and operations of the Finnish Project Management business ("the PPOY Businesses") as defined in note 2 to the financial statements. These combined financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Finland and in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the PPOY Businesses as of December 31, 2000, and the results of their combined operations during the period of August 24, 2000 to December 31, 2000 on the basis described in note 2, in conformity with generally accepted accounting principles in Finland.

Generally accepted accounting principles in Finland vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the period of August 24, 2000, to December 31, 2000 and capital and reserves as of December 31, 2000, to the extent summarized in note 22 to the combined financial statements.

Helsinki, July 2, 2001

KPMG WIDERTOY AB

Reino Tikkanen
AUTHORIZED PUBLIC ACCOUNT

                          INDEPENDENT AUDITORS REPORT

TO THE BOARD OF DIRECTORS OF PROHA OYJ

    We have audited the accompanying combined profit and loss accounts for the period of August 24, 2000 to December 31, 2000 as well as the combined cash flows and the combined balance sheets as of December 31, 2000 representing an aggregation of financial information from the individual companies and operations of the Financial Management ("the FM Businesses") as defined in note 2 to the financial statements. These combined financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards in Finland and in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the FM Businesses as of December 31, 2000, and the results of their combined operations during the period of August 24, 2000 to December 31, 2000 on the basis described in note 2, in conformity with generally accepted accounting principles in Finland.

    Generally accepted accounting principles in Finland vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations for the period of August 24, 2000, to December 31, 2000 and capital and reserves as of December 31, 2000, to the extent summarized in note 21 to the combined financial statements.

Helsinki, July 2, 2001
KPMG WIDERI OY AB
Reino Tikkanen
AUTHORIZED PUBLIC ACCOUNT

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
of Artemis International S.p.A.

1. We have audited the accompanying reporting package of Artemis International S.p.A. as of and for the one month period ended 31 December 2000. This reporting package is the responsibility of the Company's management. Our responsibility is to express an opinion on this reporting package based on our audit.

2. We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assessment about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant ??? made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

3. The accompanying reporting package has been prepared in conformity with the accounting instructions of Artemis International Corporation, the Company's parent, for use in preparing its consolidated financial statements. These instructions required to prepare the reporting package adopting accounting policies generally accepted in the United States. These instructions, which do not require presentation of footnote disclosure and a statement of cash flows, differ however from accounting principles generally accepted in the Unites States. Accordingly, the accompanying reporting package is not intended to present the Artemis International S.p.A.'s financial position, results of operations, and cash flows in accordance with accounting principles generally accepted in the United States.

4. The Company, in accordance with the Italian accounting practices, accounts for financial leases booking in the profit and loss as lease fees, the lease installments paid in the period without recording into the fixed assets the cost of the lease goods and without recording within liabilities the financial obligation toward the lease company. Had the Company accounted financial leases in accordance with Fas 13, fixed assets net of accumulated depreciation would have been euros 175 thousand higher, prepaid expenses euros 18 thousand lower, debts for financial leases euros 111 thousand higher, net equity at 31 December 2000 euros 46 thousand higher and no effect on the profit and loss.

5. In our opinion, the reporting package referred to above except for matter described in paragraph four, has been prepared for the purpose described in paragraph three, in all material respects, in conformity with the accounting instructions of Artemis International Corporation.

6. This report is intended solely for the information and use of the boards of directors and management of Artemis International S.p.A. and Artemis International Corporation and should not be used for any other purpose.

31 May 2001                                          K.P.M.G. S.p.A.

                                                     Orazio Vagnessi
                                                     DIRECTOR OF AUDITS

ARTEMIS INTERNATIONAL CORPORATION

Combined and Consolidated Financial Statements at June 30, 2001
and for the six months ended
June 30, 2001

                       ARTEMIS INTERNATIONAL CORPORATION

                    COMBINED AND CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                JUNE 30, 2001
                                                              -----------------
                                                              (THOUSANDS EXCEPT
                                                               SHARE AMOUNTS)
                                    ASSETS
Current assets:
  Cash......................................................       $ 1,974
  Trade accounts receivable, less allowance for doubtful
    accounts of $112
    at June 30, 2001........................................        14,394
  Accounts receivable--affiliates/distributors..............         1,119
  Unbilled receivables......................................         2,151
  Prepaid expenses and other current assets.................         3,579
                                                                   -------
Total current assets........................................        23,217
                                                                   -------
Property and equipment, less accumulated depreciation of
  $3,992....................................................         1,782
                                                                   -------
Other assets:
  Goodwill, net of accumulated amortization of $16,036 at
    June 30, 2001...........................................        21,068
  Other intangible assets, net of accumulated amortization
    of $6,286 at June 30, 2001..............................        33,740
  Deferred taxes............................................         2,793
  Investment in affiliates..................................           137
  Other assets..............................................           146
                                                                   -------
Total other assets..........................................        57,884
                                                                   -------
Total assets................................................       $82,883
                                                                   =======
                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................       $ 4,501
  Accounts payable--parent company..........................         1,748
  Short-term line of credit.................................         3,097
  Current portion of long-term debt.........................         1,741
  Deferred revenue..........................................         7,219
  Accrued liabilities.......................................         5,252
  Accrued taxes.............................................         3,064
  Other accrued liabilities.................................         1,370
                                                                   -------
Total current liabilities...................................        27,992

Long-term liabilities:
  Long-term debt, less current portion......................         3,435
  Accrued pension and other liabilities.....................           832
                                                                   -------
Total long-term liabilities.................................         4,267
                                                                   -------
Total liabilities...........................................        32,259
Minority interest...........................................            --

Stockholders' equity:
  Common stock:
    Series A (voting): $0.01 par value, 3,500,000 shares
     authorized and 2,296,523 shares issued and outstanding
     at June 30, 2001.......................................            23
  Additional paid-in capital................................        72,191
  Accumulated deficit.......................................       (20,817)
  Accumulated other comprehensive income....................          (773)
                                                                   -------
Total stockholders' equity..................................        50,624
                                                                   -------
Total liabilities and stockholders' equity..................       $82,883
                                                                   =======

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL CORPORATION

               COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 2000          2001
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Revenue:
  Software..................................................    $ 7,462       $ 8,026
  Support...................................................      5,772         7,864
  Services..................................................      8,258        18,571
                                                                -------       -------
Net revenue.................................................     21,492        34,461

Cost of revenue:
  Software..................................................        641           877
  Support...................................................      2,639         3,699
  Services..................................................      5,848        12,381
                                                                -------       -------
                                                                  9,128        16,957
                                                                -------       -------
Gross margin................................................     12,364        17,504

Selling and marketing.......................................      5,631         8,553
Research and development....................................      4,017         5,002
General and administrative..................................      2,359         3,832
Amortization expense........................................      1,474         8,296
Management fees.............................................        997           808
                                                                -------       -------
                                                                 14,478        26,491
                                                                -------       -------
Operating loss..............................................     (2,114)       (8,987)

Interest expense, net.......................................        711           336
Equity in (earnings) loss of unconsolidated affiliates......        (82)          114
Other (income) expense......................................        393           (65)
                                                                -------       -------
                                                                  1,022           385
                                                                -------       -------
Loss before taxes...........................................     (3,136)       (9,372)
Income tax (expense) benefit................................      1,284          (150)
                                                                -------       -------
Loss before minority interest...............................     (1,852)       (9,522)
Minority interest in earnings of consolidated Subsidiary....         --           (95)
                                                                -------       -------
Net loss....................................................    $(1,852)      $(9,427)
                                                                =======       =======
Basic and diluted loss per common share.....................    $ (0.89)      $ (4.11)
                                                                =======       =======
Weighted average shares outstanding.........................      2,087         2,296
                                                                =======       =======

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL CORPORATION

               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $(1,852)   $(9,427)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization...........................    1,761      8,626
    Deferred income taxes...................................     (733)       (27)
    Minority interest in net income of subsidiary...........       --        (95)
    Changes in operating assets and liabilities:
      (Increase) decrease in trade accounts receivable......    3,468        992
      (Increase) decrease in other receivables..............     (100)      (114)
      (Increase) decrease in prepaid expenses and other
        assets..............................................      124     (1,129)
      Increase (decrease) in accounts payable and other
        Liabilities.........................................   (1,587)      (359)
      Increase (decrease) in deferred revenue...............      196     (1,154)
                                                              -------    -------
Net cash provided by (used in) operating activities.........    1,277     (2,687)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net...................................     (472)      (215)
Cash provided by parent contribution of subsidiaries........       --        848
Investment in affiliates....................................      (82)       114
                                                              -------    -------
Net cash provided by (used in) investing activities.........     (554)       747

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt and capital leases...............   (2,524)      (898)
Borrowings on long-term debt and short-term line of
  Credit....................................................    2,132      2,290
                                                              -------    -------
Net cash provided by (used in) financing activities.........     (392)     1,392
Effect of exchange rate changes on cash.....................   (1,099)      (678)
                                                              -------    -------
Net increase (decrease) in cash.............................     (768)    (1,226)
Cash at beginning of year...................................    1,625      3,200
                                                              -------    -------
Cash at end of year.........................................  $   857    $ 1,974
                                                              =======    =======

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL CORPORATION

            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                 JUNE 30, 2001

1. BASIS OF PRESENTATION

    The accompanying interim combined and consolidated financial statements are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the nine months ended December 31, 2000.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    The accompanying combined financial statements of Artemis International Corporation (the "Company") include the accounts of the Company; its wholly owned subsidiaries: Artemis Holdings, Inc., Artemis Management Systems, Inc., Software Productivity Research, Inc., and Artemis Management Systems Limited for all periods presented. On August 24, 2000, the Company was acquired by Proha PLC ("parent" or "Proha"), a Finnish Corporation.

    Subsequent to December 31, 2000, Proha entered into an agreement whereby Proha indicated its intent to contribute its interests to the Company in the following entities:

    - Projektihallinto Proha Oy, a wholly-owned Finnish subsidiary of Proha; this interest was held by Proha on August 24, 2000, date the Company was acquired.

    - Minority interests of 19.9% in each of Accountor Oy and Intellisoft Oy, two other wholly-owned Finnish subsidiaries of Proha; these interests were held by Proha on August 24, 2000, date the Company was acquired by Proha.

    - Majority interests in Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH and Artemis International Sarl;.these majority interests were acquired by Proha as of December 1, 2000. Prior to December 1, 2000, minority interests were held in each of these entities by the Company. After the purchase of the majority interests on December 1, 2000, each of these entities was wholly-owned through the combined ownership interest of Proha and the Company, except for Artemis International GMBH which continued to be owned 43.2% by entities outside of the Parent company controlled group.

    - On January 3, 2001, Proha PLC purchased two entities, PMSOFT Koren Ltd. and Investments PTE Ltd., and subsequently contributed these entities to the Company in exchange for 53,871 shares of the Company's Series A Common Stock.

    The accompanying combined financial statements reflect each of these interests as having been contributed by Proha as of the date these interests were effectively under the common control of the Company. Accordingly, results of Projektihallinto Proha Oy and the 19.9% minority interests in Accountor Oy and Intellisoft Oy have been included in the accompanying financial statements since August 24, 2000. The results of the majority interests in Enterprise Management Systems Srl, Artemis International S.p.A., Solutions International SA, Artemis International GMBH and Artemis

                       ARTEMIS INTERNATIONAL CORPORATION

                                  (UNAUDITED)

                                 JUNE 30, 2001

1. BASIS OF PRESENTATION (CONTINUED)
International Sarl have been included in the accompanying financial statements as of December 1, 2000. The results of PMSOFT Koren Ltd. and Investments
PTE Ltd. have been included in the accompanying financial statements as of January 3, 2001.

    All material intercompany transactions and balances have been eliminated in consolidation. Total comprehensive income for the six months ended June 30, 2000 and 2001 was $2.4 million and $10.7 million, respectively.

    Management of the Company believes cash flow from operations will be sufficient to meet operating and other capital requirements. However, should cash flow from operations be insufficient, the Parent has committed to provide financial support through at least January 1, 2002.

2. COMMON STOCK TRANSACTIONS

    On January 3, 2001, Proha PLC purchased two entities, PMSOFT Koren Ltd. and Investments PTE Ltd., and subsequently contributed these entities to the Company in exchange for 53,871 shares of the Company's Series A Common Stock. In connection with the contribution, goodwill of $691,000 was pushed down to the financial statements of the Company with an offsetting increase to additional paid-in capital.

    On March 30, 2001, the Board of Directors of Proha PLC, as owners of Artemis International Corp., decided to rescind 392,036 ordinary shares of Proha PLC held by Artemis International Corp. pursuant to the Finnish Companies Act.

    In July 2001, the Board of Directors approved a resolution increasing the Company's authorized shares of Series A common stock to 3,500,000 shares.

3. MERGER WITH OPUS360 CORPORATION

    On July 31, 2001, Proha and Opus360 Corporation ("Opus360") announced the first closing contemplated under their Share Exchange Agreement had been consummated, completing the first of a two-step process contemplated under the agreement. As a result, the Company and Opus360 merged operations with the combined entity being known as Artemis International Solutions. Approximately
74 million shares of Opus360 common stock were issued to Proha in return for the Company's stock (representing approximately 60 percent of the post-transaction outstanding common stock of Opus360).

    The second step is slated to occur before December 31, 2001 and will result in the delivery by Opus360 of approximately 126 million additional shares of Opus360 common stock in return for the remaining outstanding stock of the Company held by Proha. Proha will own approximately 80 percent of the outstanding common stock of Opus360 upon completion of the second step. The conditions for completion of the second step include, among other items, obtaining the approval of Opus360 shareholders of certain amendments to the Opus360 Certificate of Incorporation.

                       ARTEMIS INTERNATIONAL CORPORATION

                                  (UNAUDITED)

                                 JUNE 30, 2001

4. DEBT

    During the six months ended June 30, 2001, the Company borrowed an additional $2.2 million under its line of credit with Foothills Capital Corporation.

5. INCOME TAXES

    During the six months ended June 30, 2000, the Company recorded a tax benefit primarily as a result of the utilization of net operating loss carryforwards.

6. EARNINGS PER SHARE

    The basic and diluted net loss per common share for the six months ended June 30, 2000 and 2001 was computed by dividing the net loss attributable to common shares by the weighted average outstanding common shares for the period. Potential common shares were not included in the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

ARTEMIS INTERNATIONAL GMBH
Neuss

Financial Statements
at December 31, 1999
and for the year ended
December 31, 1999
with
Report of Independent Auditors

                         REPORT OF INDEPENDENT AUDITORS

The Management
Artemis International GmbH

Neuss

    We have audited the accompanying balance sheet of Artemis International GmbH, Neuss, as of December 31, 1999 and the related statement of operations, statement of changes in equity and statement of cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the period ended December 31, 1999.

Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftsprufungsgesellschaft

Dusseldorf,
August 10, 2000

                       ARTEMIS INTERNATIONAL GMBH, NEUSS
                                 BALANCE SHEET
                               DECEMBER 31, 1999

                                                                  1999
                                                                   DM
                                                              ------------
                                  ASSETS

Current assets:

  Cash......................................................    145,306.24

  Accounts receivable:
    Trade...................................................  1,611,349.64
    Due from affiliated companies...........................    404,410.76
                                                              ------------

                                                              2,015,760.40
                                                              ------------

  Prepaid expenses and other current assets.................     58,608.90
                                                              ------------

Total current assets........................................  2,219,675.54
                                                              ------------

Noncurrent assets

  Property, plant and equipment, at cost:...................  2,369,683.09
  Intangible assets, at cost................................    336,314.50
                                                              ------------

                                                              2,705,997.59

Less accumulated depreciation...............................  2,610,121.91
                                                              ------------

                                                                 95,875.68
                                                              ------------

  Long term investments.....................................    179,100.00

  Accounts receivable:
    Due from affiliated companies...........................     15,312.71
                                                              ------------

Total assets................................................  2,509,963,93
                                                              ============

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL GMBH, NEUSS
                                 BALANCE SHEET
                               DECEMBER 31, 1999

                                                                  1999
                                                                   DM
                                                              ------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Accounts payable:
    Trade...................................................    341,030.79
    Related companies.......................................    584,139.70
    Other...................................................     10,429.67
                                                              ------------

                                                                935,600.16
                                                              ------------

  Accrued expenses..........................................    322,710.69
                                                              ------------

  Deferred income...........................................    462,782.34

  Other current liabilities.................................    244,515.80
                                                              ------------

    Total current liabilities...............................  1,965,608.99
                                                              ------------

Stockholders' equity
  Common stock..............................................     50,000.00
  Additional paid-in capital................................    350,000.00
  Retained earnings.........................................    144,354.94
                                                              ------------

    Total Stockholders' equity..............................    544,354.94
                                                              ------------

                                                              2,509,963.93
                                                              ============

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL GMBH, NEUSS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1999

                                                                  1999
                                                                   DM
                                                              ------------
Net sales...................................................  7,463,963.44

Cost and expenses:
  Cost of sales.............................................  1,233,982.23
  Advertising and selling...................................  5,073,395.77
  General and administrative................................    929,399.73
                                                              ------------

Income from operations......................................    227,185.71

Interest income.............................................      6,477.21

Interest expenses...........................................     (8,455.19)

Other income................................................    334,041.71

Other expenses..............................................   (288,525.08)
                                                              ------------

Income before taxes on income...............................    270,724.36

Income taxes................................................    127,899.83
                                                              ------------

Net income..................................................    142,824.53
                                                              ============

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL GMBH, NEUSS
                         STATEMENT OF CHANGES IN EQUITY
                               DECEMBER 31, 1999

                                                             RETAINED      COMMON       ADDITIONAL
                                                 TOTAL       EARNINGS       STOCK     PAID-IN CAPITAL
                                                   DM           DM           DM             DM
                                               ----------   -----------   ---------   ---------------
BEGINNING BALANCE............................  401,530.41    351,530.41   50,000.00            0.00

COMPREHENSIVE INCOME

  Net income.................................                142,824.53

ADDITIONS TO PAID-IN CAPITAL.................               (350,000.00)                 350,000.00
                                               ----------   -----------   ---------      ----------

ENDING BALANCE...............................  544,354.94    144,354.94   50,000.00      350,000.00

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL GMBH, NEUSS

                   STATEMENT OF CASH FLOW FOR THE YEAR ENDED

                               DECEMBER 31, 1999

                                                                 1999
                                                                  DM
                                                              -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   142,924.53
  Adjustments to reconcile..................................
  net income to net cash....................................
  provided by/used in operating activities:
    Depreciation and amortization...........................    82,120.68
    Gain on sale of intangible assets and property, plant
      and equipment.........................................    (4,593.30)

CHANGES IN OPERATING ASSETS AND LIABILITIES:
  Accounts receivable.......................................  (555,072.43)
  Prepaid expenses and other current assets.................    15,071.49
  Accounts payable trade and others.........................   694,916.86
  Other current liabilities.................................  (585,526.73)
  Accrued expenses..........................................  (346,641.10)
                                                              -----------
    NET CASH PROVIDED USED IN OPERATING ACTIVITIES            (556,900.00)
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of intangible assets and property, plant and
    equipment...............................................   (48,762.86)
  Acquisitions of businesses................................   (91,600.00)
  Proceeds from asset dispositions..........................   100,030.71
                                                              -----------
    NET CASH USED IN INVESTING ACTIVITIES                      (40,332.15)
                                                              -----------

CASH FLOWS FROM FINANCING ACTIVITIES:                                0.00
Net decrease in cash and cash equivalents...................  (597,232.15)
Cash and cash equivalents at beginning of year..............   742,538.39
                                                              -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   145,306.24
                                                              ===========
Supplemental disclosures--cash paid during the year for:
  Interest..................................................     1,997.98
  Income taxes..............................................    98,737.83

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL GMBH, NEUSS

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Company is dealing with ready-to-go management systems including hard-and software in the German-speaking markets. It also offers the necessary support and maintenance services for its products. The Company's software product portfolio focuses on systems for project management support.

    The Company has a fiscal year ending on December 31, 1999. It maintains its records and prepares its financial statements in German Marks (DM) in accordance with accounting principles generally accepted in the Federal Republic of Germany. At December 31, 1999 there were no material differences between applicable German and U.S. generally accepted accounting principles.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Assets and liabilities in foreign currencies are translated at the current exchange rates.

    The Company has three different policies of revenue recognition depending on the type of revenue: Regarding licenses, revenue is recognized as soon as the products (mostly CDs) are sent to the customer. Consulting work is recognized according to the contract specifications, either upon completion of the contract, or as in most instances by percentage of completion method based upon consultants' timesheets. Revenues of maintenance contracts are initially deferred and subsequently recognized proportionally over the respective time period.

    Shipping and handling costs are included in cost of sales. Maintenance and repair costs are expensed as incurred.

    Advertising costs are generally expensed when they are incurred. Total advertising expenses for the year ended December 31, 1999 were DM 371,635.03.

    Interest costs are expensed as incurred amounting to DM 8,455.19 for the year ended December 31, 1999.

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

    Intangible assets consisting of software and licenses are stated at cost and are amortized using the straight-line-method over a 4 year useful life. The Company examines the carrying value of its long-lived intangible assets to determine whether thee are any impairment losses. If indicators of impairment were present in long-lived intangible assets used in operations, and future cash flows were not sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified. No event has been identified that would impair the value of material long-lived assets recorded in the accompanying financial statements.

    Property, plant and equipment are stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Equipment, furniture and fixtures are depreciated over a 3 to 10 year life. Low value items up to a value of DM 800.00 each are expensed in the year of acquisition.

                       ARTEMIS INTERNATIONAL GMBH, NEUSS

                               DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The cost of properties retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income currently.

    Total depreciation expense for the year ended December 31, 1999 was DM 61,562.68 whereas total amortization expense amounted to DM 20,558.00.

    Financial assets (investments) are stated at cost.

2. CONTINGENCIES

    The Company was established in 1996 and is operating since October 1996 when the former owner of the business transferred the entire business to the newly established Company. Since then, the Company has filed tax returns which were followed by complying tax assessments. However, all tax assessments are still subject to a review within a future tax audit. No accruals were made for the period ending December 31, 1999 or prior periods.

    Regarding the financial assets relating to a 26% share in SMT GmbH, Hurth/Germany in the amount of DM 41,600, there is a reasonable possibility that future losses from sale of the investment may be incurred should the negative economic situation continue.

3. DEPRECIABLE ASSETS

AT COST VALUES

                                              BALANCE AT                               BALANCE AT
                                              BEGINNING     ADDITIONS   RETIREMENTS       END
                                               OF YEAR       AT COST     OR SALES       OF YEAR
CLASSIFICATION                                    DM           DM           DM             DM
--------------                               ------------   ---------   -----------   ------------
Intangible assets..........................    325,115.43   14,262.07     3,063.00      336,314.50
Equipment, furniture and fixtures..........  2,527,921.97   34,500.79   192,739.67    2,369,683.09
                                             ------------   ---------   ----------    ------------
                                             2,853,037.40   48,762.86   195,802.67    2,705,997.59
                                             ============   =========   ==========    ============

ACCUMULATED DEPRECIATION AND AMORTIZATION

                                              BALANCE AT                               BALANCE AT
                                              BEGINNING     ADDITIONS   RETIREMENTS       END
                                               OF YEAR       AT COST     OR SALES       OF YEAR
CLASSIFICATION                                    DM           DM           DM             DM
--------------                               ------------   ---------   -----------   ------------
Intangible assets..........................    281,760.94   20,558.00       576.00      301,742.94
Equipment, furniture and fixtures..........  2,346,608.55   61,562.68    99,792.26    2,308,378.97
                                             ------------   ---------   ----------    ------------
                                             2,628,369.49   82,120.68   100,368.26    2,610,121.91
                                             ------------   ---------   ----------    ------------

                       ARTEMIS INTERNATIONAL GMBH, NEUSS

                               DECEMBER 31, 1999

4. INCOME TAXES

    The income tax expense for the period ended December 31, 1999 consist of:

Current trade tax on income (domestic)......................  DM    20,600.00
Current corporation tax including solidarity surcharge
  (domestic)................................................  DM   107,299.83
                                                                   ----------
Current taxes...............................................  DM   127,899.83
                                                                   ==========

    As per end of December 31, 1999 there were no more tax loss carryforwards neither with respect to trade tax on income nor with respect to corporation tax. The tax accruals included in the financial statements amount to:

Provision for current trade tax on income (documents).......  DM    33,521.00
Provision for current corporation tax including solidarity
  surcharge (domestic)......................................  DM    96,533.52
                                                              ---  ----------
Provision for income taxes..................................  DM   130,054.52
                                                              ===  ==========

    The statutory tax rate for corporation tax is 40% for retained profits, whereas the additional surcharge tax amounts to 5.5% of corporation income tax expense. The tax rate on trade tax on income amounts to approximately 18%.

5. RENT AND LEASING CONTRACTS

    The Company has several operating lease contracts with respect to EDP equipment, office equipment and motor vehicles. In addition, the Company has signed two rent contracts for offices in Neuss and Ismaning as well as rental contracts of telecommunication equipment. In total, the financial commitments contractually require the following annual payments:

                                                      RENTAL EXPENSES   MINIMUM LEASE      TOTAL
                                                            DM               DM              DM
                                                      ---------------   -------------   ------------
2000................................................     360,315.12       173,966.56      534,281.68
2001................................................     360,315.12       138,805.89      499,121.01
2002................................................     360,315.12        97,209,10      457,524.22
2003................................................     360,315.12           786.80      361,101.92
2004................................................     269,396.34               --      269,396.34
>2004...............................................     147,450.00               --      147,450.00
                                                       ------------       ----------    ------------
Total...............................................   1,858,106.82       410,768.35    2,268,875.17
                                                       ============       ==========    ============

    The rent and leasing expenses for the fiscal year 1999 amount to DM 547,601.67.

6. ASSETS PLEDGED

    A bank balance in the amount of DM 62,727.00 has been pledged in order to secure a credit by way of bank guarantee.

                       ARTEMIS INTERNATIONAL GMBH, NEUSS

                               DECEMBER 31, 1999

7. TRANSACTIONS WITH AFFILIATES

    The Company is a 26% subsidiary of Artemis Management Systems Ltd., Slough/England. In detail, the structure of the Company's shareholders is as follows:

                                                                 DM         %
                                                              --------   --------
Artemis Management Systems Ltd., Slough/England.............   13.000      26,0
Mr. Patrick Ternier, Bougival/France........................   10.900      21,8
Mr. David Thomson, Grunwald/Germany.........................   10.800      21,6
Mr. Holger Blumenthal, Grevenbroich/Germany.................   10.800      21,6
Mrs. Beate Kaluza, Oberhausen/Germany.......................    1.500       3,0
Mr. Heinz-Georg Bossmann, Dusseldorf/Germany................    1.500       3,0
Mr. Harald Steidl, Pfeffenhausen/Germany....................    1.500       3,0
                                                               ------     -----
                                                               50.000     100,0
                                                               ======     =====

    The Company receives the majority of its software products from the software developer Artemis Management Systems Ltd., Slough/England. Effective April 1, 1996 a distribution and license agreement for the German speaking market has been signed, the earliest cancellation is set June 30, 2001. During the fiscal year ended December 31, 1999 the Company incurred total licensing costs of DM 1,079,843,21 relating to this agreement, disclosed as cost of sales.

8. DEFERRED INCOME

    All amounts from maintenance contracts are initially deferred and subsequently realized over the contracted period of time. The disclosed amount of DM 462,782.34 consists of DM 412,182.34 relating to maintenance contracts as well as DM 50,600.00 relating to customer payments to be returned.

                       ARTEMIS INTERNATIONAL GMBH, NEUSS

                               DECEMBER 31, 1999

9. OTHER INCOME AND EXPENSES

                                                                 1999
                                                                  DM
                                                              ----------
OTHER INCOME:
    Recharges of travel expenses............................  145,315.97
    Recharges of travel time................................  145,882.91
    Exchange gains..........................................   26,124.58
    Sundry..................................................   16,718.25
                                                              ----------
                                                              334,041.71
                                                              ==========

OTHER EXPENSES:
    Repair and maintenance..................................  122,572.15
    Legal, tax consulting and audit fees....................  117,943.52
    Office catering.........................................   14,857.94
    Bank charges............................................    9,436.26
    Exchange losses.........................................    3,012.68
    Sundry..................................................   20,693.53
                                                              ----------
                                                              288,525.08
                                                              ==========

ARTEMIS INTERNATIONAL GMBH

Neuss

Financial Statements
at September 30, 2000
and for the nine months ended
September 30, 2000

                           ARTEMIS INTERNATIONAL GMBH
                                 BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

Cash........................................................  E      291
Accounts receivable--trade..................................         566
Unbilled accounts receivable................................          54
Accounts receivable--other..................................           8
Prepaids/other current......................................          16
                                                              ----------
Total current assets........................................         935

Property and equipment, net of E1,360 in accumulated
  depreciation..............................................          32
                                                              ----------
Investment in affiliates....................................          21
                                                              ----------
Total assets................................................  E      988
                                                              ==========
Accounts payable............................................  E       43
Intercompany payable........................................         449
Accrued liabilities.........................................         144
Deferred revenue............................................         301
Accrued taxes and payroll-related accruals..................           4
                                                              ----------
Total current liabilities...................................         941

Common stock................................................          32
Paid in capital.............................................         251
Accumulated deficit.........................................        (236)
                                                              ----------
Total equity (deficit)......................................          47
                                                              ----------
Total liabilities and equity................................  E      988
                                                              ==========

                            See accompanying notes.

                           ARTEMIS INTERNATIONAL GMBH
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
Revenue:
  Software..................................................  E    1,265    E     1,157
  Consulting................................................         781            859
  Support...................................................         921            769
                                                              -----------   -----------
Net revenue                                                        2,967          2,782

Cost of revenue:
  Software..................................................         224             40
  Consulting................................................         670            739
  Support...................................................         356            302
                                                              -----------   -----------
                                                                   1,250          1,080

Gross margin................................................       1,717          1,702

Selling and marketing.......................................       1,283          1,206
General and administrative..................................         192            250
Intercompany royalties......................................         428            377
                                                              -----------   -----------
Total expenses..............................................       1,903          1,833
                                                              -----------   -----------

Operating loss..............................................        (186)          (131)
Interest income.............................................           1             12
                                                              -----------   -----------
Income before taxes.........................................        (185)          (119)
Income tax expense (benefit)................................          --             (3)
                                                              -----------   -----------
Net loss....................................................  E     (185)   E      (116)
                                                              ===========   ===========

                            See accompanying notes.

                           ARTEMIS INTERNATIONAL GMBH
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
                                                                   (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  E     (185)   E      (116)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................           9             43
Changes in operating assets and liabilities:
  Decrease in trade accounts receivable.....................         696            333
  Increase in other receivables.............................         (62)          (118)
  (Increase) decrease in prepaid expenses and other
    assets..................................................          21           (191)
  Increase (decrease) in accounts payable and other
    liabilities.............................................        (350)            20
  Increase (decrease) in deferred revenue...................          60           (174)
                                                              -----------   -----------
Net cash (used in) provided by operating activities.........         189           (203)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................         (27)            (4)
Net cash used in investing activities.......................         (27)            (4)
                                                              -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES........................          --             --

Net increase (decrease) in cash.............................         162           (207)
Cash at beginning of year...................................         126            444
                                                              -----------   -----------
Cash at end of year.........................................  E      291    E       237
                                                              ===========   ===========

                            See accompanying notes.

                           ARTEMIS INTERNATIONAL GMBH

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                    FOR THE NINE MONTHS ENDED SEPTEMBER 2000
                                  (UNAUDITED)

NOTE A. BASIS OF PREPARATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The accompanying financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1999. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B. CHANGE POINT GMBH

    In October 2000 the company entered into a joint venture with Change Point Co. of Canada. Under the terms of the contract Artemis International GmbH owns 40% of the new company.

NOTE C. CHANGE IN OWNER

    The Company was previously jointly owned by Artemis International Corporation Ltd (26%), registered in the UK, and a subsidiary of Artemis International Corporation (a United States company), and by several members of the Management team of the company, including Patrick Ternier, a shareholder of Solutions International SARL.

    On December 1, 2000 Proha plc, registered in Finland, and 100% owner of Artemis International Corporation, purchased 26.3% of the shares in the company from individual shareholders.

NOTE D. CHANGE IN SHARE CAPITAL

    In September 2000 the share capital of the company was increased by 71,580 euros.

ARTEMIS INTERNATIONAL FRANCE SARL

Financial Statements
at June 30, 2000
and for the year ended
June 30, 2000
with
Report of Independent Auditors

REPORT OF INDEPENDENT AUDITORS

The Board of Directors Artemis International France SARL

    We have audited the accompanying consolidated balance sheet of Artemis International France SARL as of June 30, 2000, and the related consolidated statement of operations and cash flows for the year then ended. Management has decided not to include comparative figures for the purposes of this report.

    These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit in accordance with auditing standards generally accepted in the United States and France. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Artemis International France SARL at June 30, 2000, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

    Generally accepted accounting principles in France vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in France would have affected the consolidated financial position of Artemis International France SARL, as of June 30, 2000 and the consolidated results of operations and cash flows for the year then ended, to the extent summarized in Note 1 to the financial statements.

Paris, October 23, 2000

                                        /s/ ERNST & YOUNG

                       ARTEMIS INTERNATIONAL FRANCE SARL
                      CONSOLIDATED STATEMENT OF OPERATIONS
                             YEAR TO JUNE 30, 2000
                                    (E 000S)

                                                                2000
                                                              --------
Revenue:
  Software..................................................    3,154
  Consulting/Training.......................................    5,449
  Support...................................................    1,855
                                                               ------
  Total Revenue.............................................   10,458

Cost of Sales
  Software..................................................      507
  Consulting................................................    4,876
  Support...................................................      803
                                                               ------
  Total Costs...............................................    6,186

Gross Margin................................................    4,272

Operating Expenses
  Sales.....................................................    2,593
  General & Admin...........................................      790
  Intercompany Royalties....................................      875
                                                               ------
  Total Expenses............................................    4,258

Operating Income............................................       14

  Interest Expense (income).................................       12
                                                               ------

Income Before Taxes.........................................        2

Income Taxes................................................       20
                                                               ------
Net Income..................................................      (18)
                                                               ======

                       ARTEMIS INTERNATIONAL FRANCE SARL
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000
                                    (E 000S)


Cash........................................................      48
A/R-Trade...................................................   3,219
A/R-Allowance...............................................     (17)
Unbilled A/R................................................   1,000
A/R-Other...................................................     318
Prepaids/Other-Current......................................     678
                                                               -----
    Total Current Asets.....................................   5,247

Fixed Assets................................................     413
Allowance...................................................    (311)
Other Assets................................................      38
                                                               -----
    Total Assets............................................   5,387
                                                               =====
Loan Payable (L/C)
A/P-Trade...................................................   1,079
A/P-Intercompany............................................     290
Accrued Liabilities.........................................     611
Deferred Revenue............................................     973
Taxes/Payroll Ded...........................................     558
Accruals & Reserves.........................................   1,562
                                                               -----
    Total Current Liabilities...............................   5,073

Common Stock
Paid in Capital.............................................     191
Retained Income-Prior Year..................................     141
Retained Income-Current Peirod..............................     (18)
                                                               -----
    Total Equity............................................     314
                                                               -----
  Total Liabilities & Equity................................   5,387
                                                               =====

                       ARTEMIS INTERNATIONAL FRANCE SARL
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             YEAR TO JUNE 30, 2000
                                    (E 000S)

Cash Flows from Operating Activities

Net Income (loss)...........................................     (18)

Taxation and Interest.......................................      32

Depreciation and Amortization...............................      27

Income Taxes................................................     (60)

Changes in Operating Assets and Liabilities

  (Increase) Decrease in Trade Accounts Receivable..........    (954)

  (Increase) Decrease in Other Receivables..................    (200)

  (Increase) Decrease in Prepaid Expenses and Other
    Assets..................................................      13

  Increase (Decrease) in Accounts Payable and Other
    Liabilities.............................................   1,210

  Increase (Decrease) in Deferred Revenue...................      19
                                                               -----

Net Cash (used in) Provided by Operating Activities.........      60

Cash Flows from Investing Activities

Capital Expenditures........................................     (30)
                                                               -----

Net Cash (used in) Provided by Investing Activities.........     (30)

Net Increase (Decrease) in Cash.............................      30

Cash at Beginning of Year...................................      18
                                                               -----

Cash at End of Year.........................................      48
                                                               =====

                       ARTEMIS INTERNATIONAL FRANCE SARL

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

    The accounts have been prepared in accordance with US GAAP and are presented in thousands of euros.

1. ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    Artemis International Corporation Ltd was incorporated in 1976 in the UK and its core business is the development and sale of software solutions and associated services for project management. The French company, Artemis International France SARL (the "Company") is 26% owned by Artemis International Corporation Ltd, and is dedicated to the distribution of Artemis products, as well as those of other vendors throughout France.

    The remaining 74% of the Company was held by Solutions International SARL, a privately owned French company.

    ABC Technologies is a 100% owned subsidiary of the Company and is dedicated to the sale of OROS products. Project International SARL is also a 100% owned subsidiary of the Company, and is dedicated to sale of Innate products. All expenditures and revenues have been recorded in the books of the Company.

    On August 24, 2000, Proba plc, a Finnish Corporation, purchased 100% of the stock of Artemis International Corporation Limited.

    On 1st December 2000, Proha PLC, purchased 100% of the shares in Solutions International SARL.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Artemis International France SARL, ABC Technologies France and Project International SARL. All material intercompany transactions and balances have been eliminated on consolidation.

RESEARCH AND DEVELOPMENT EXPENDITURE

    Research and Development expenditure is charged to the Profit and Loss account as it is incurred, although no such expenditure was recorded in the relevant period.

REVENUE RECOGNITION

    Software Revenue is recognized upon delivery of the software products to the Customer. Revenue from customer support and maintenance contract is recognized over the length of the support and maintenance contract.

    Services revenue is recognized on a work in progress basis in line with French generally accepted accounting principles ("GAAP"). For US GAAP the revenue is recognized as services are performed.

                       ARTEMIS INTERNATIONAL FRANCE SARL

1. ACCOUNTING POLICIES (CONTINUED)
The loss of the Company under US GAAP is lower than that under French GAAP, the actual difference being E24,000.

                                                                 KE
                                                              --------
Net result French Gaap accounts. Year to June 30, 2000......     (42)
Revenues recognizable for US Gaap on work in progress
  2000......................................................     198
related costs 2000..........................................    (123)
Revenues recognizable for US Gaap on work in progress
  1999......................................................     (89)
related costs 1999..........................................      38
Net result US Gaap accounts. Year to June 30, 2000..........     (18)

INCOME TAXES

    Deferred income taxes are based on the liability method whereby deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial reporting and tax reporting differences.

FIXED ASSETS

    Fixed assets are carried at acquisition costs less accumulated depreciation. The assets are depreciated on a straight line basis over the term of their useful lives, being three years for Equipment and ten years for Fixtures and Fittings.

TRANSLATION OF FOREIGN CURRENCIES

    The Company currently has no exposure to foreign currencies and no exchange gains or losses have been recorded in the financial statements.

2. ADVERTISING EXPENSES

    Costs relating to advertising are expensed as incurred. Advertising Expense for the year ended 30th June 2000 was E187.

3. STAFF EXPENSES AND HEADCOUNT

    Staff Expenses for the period were as follows:

Wages and Salaries..........................................   E3,784
Pension Expenses............................................   E  351
Social Security.............................................   E1,465

    Average number of employees during the year were 71, and there were 73 employees at the end of the period.

                       ARTEMIS INTERNATIONAL FRANCE SARL

4. LEASES

    The Company leases certain equipment and facilities under non cancellable operating leases. Future minimum rental commitments for the operating leases are as follows:

Year to  June 2001...................................................    E641
         June 2002...................................................    E512
         June 2003...................................................    E397
         June 2004...................................................    E 52
         June 2005...................................................    E  9

5. INCOME TAXES

Tax Balance as at 1st July 1999.............................      19

Tax Payments................................................     (69)

Tax Accrual as per lnc Statement............................      20

Net Tax Liability (Asset)...................................     (30)
                                                                ----

    Deferred Tax Note for ABC Technologies:

Total Deferred Tax Asset....................................     166

Valuation Allowance.........................................    (166)
                                                                ----

Total.......................................................       0

    Because of the Group's lack of earning's history, the deferred tax assets have been fully offset by a valuation allowance.

6. BENEFIT PLANS

    The Company provides a pension plan for all employees in addition to the Social Security payments. It is a defined contribution plan. The Company contributes 1.5% of each employee's base salary and 7% for senior managers.

7. RELATED PARTY TRANSACTIONS

    During the year royalties payable to Artemis International Corporation Ltd were expensed, the amount being E875.

                       ARTEMIS INTERNATIONAL FRANCE SARL

8. OTHER OPERATING EXPENSES

Rent........................................................    E295
Other Premises Costs........................................    E296
Marketing Costs.............................................    E282
Vehicle Costs...............................................    E208
Travel Costs................................................    E329
Audit Fees..................................................    E 43

9. INTEREST EXPENSE

    Net interest expense in the period was E12.

10. FIXED ASSETS

                                                              FIXTURES & FITTINGS   EQUIPMENT    TOTAL
                                                              -------------------   ---------   --------
                                                                                E 000S
Opening Balances............................................          294               88         382
Acquisitions................................................           14               17          31
                                                                     ----              ---        ----
At 30th June 2000...........................................          308              105         413

Accumulated Depreciation
As at 1st July 99...........................................         (267)             (17)       (284)
Charge for Year.............................................          (17)             (10)        (27)
Disposals...................................................           --               --          --
                                                                     ----              ---        ----
Total.......................................................         (284)             (27)       (311)
                                                                     ----              ---        ----
NBV 30th June 2000..........................................           24               78         102
                                                                     ====              ===        ====

11. SUMMARY OF DIFFERENCES BETWEEN US GAAP AND FRENCH GAAP

    Please see note 1 Revenue Recognition, above, for differences between the results for the year prepared under French GAAP and US GAAP.

ARTEMIS INTERNATIONAL FRANCE SARL

Financial Statements
at September 30, 2000
and for the three months ended
September 30, 2000

                       ARTEMIS INTERNATIONAL--FRANCE SARL
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

Cash........................................................   E   35
Trade accounts receivable, less allowance for doubtful
  accounts of $17 at September 30, 2000.....................    2,007
Unbilled accounts receivable................................      718
Accounts receivable--other..................................      119
Prepaids/other current......................................      833
                                                               ------
Total current assets........................................    3,712

Property and equipment, less accumulated
  expenditures of E317......................................      105
                                                               ------

Investment in affiliates....................................        3
Other assets................................................       38
                                                               ------
Total assets................................................   E3,858
                                                               ======

Accounts payable............................................   E  919
Intercompany payable........................................      173
Accrued liabilities.........................................      728
Deferred revenue............................................      895
Accrued taxes and other payroll-related accruals............      293
Other accruals..............................................    1,242
                                                               ------
Total current liabilities...................................    4,250

Common stock................................................      191
Accumulated deficit.........................................     (583)
                                                               ------
Total equity (deficit)......................................     (392)
                                                               ------
Total liabilities and equity................................   E3,858
                                                               ======

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL--FRANCE SARL
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                2000           1999
                                                              --------       --------
                                                                  (IN THOUSANDS)
Revenue:
  Software..................................................   E  328         E  849
  Consulting/training.......................................      752            994
  Support...................................................      480            456
                                                               ------         ------
Net revenue.................................................    1,560          2,299

Cost of revenue
  Software..................................................       60            155
  Consulting................................................      999            877
  Support...................................................      211            166
                                                               ------         ------
                                                                1,270          1,198
                                                               ------         ------

Gross margin................................................      290          1,101

Selling and marketing.......................................      592            656
General & administrative....................................      178            132
Intercompany royalties......................................      203            218
                                                               ------         ------
                                                                  973          1,006
                                                               ------         ------

Operating income (loss).....................................     (683)            95
Interest expense............................................        8              4
Other expense...............................................       15             --
Income before taxes.........................................     (706)            91
Income tax expense..........................................       --            109
                                                               ------         ------
Net loss....................................................   E (706)        E  (18)
                                                               ======         ======

                            See accompanying notes.

                       ARTEMIS INTERNATIONAL--FRANCE SARL
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                2000           1999
                                                              --------       --------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss....................................................   E(706)         E (18)

Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Depreciation and amortization...........................       6              7

Changes in operating assets and liabilities:
  Decrease in trade accounts receivable.....................   1,194            276
  Decrease in other receivables.............................     482             99
  (Increase) decrease in prepaid expenses and other
    assets..................................................    (155)            15
  Decrease in accounts payable and other liabilities........    (745)          (157)
  Decrease in deferred revenues.............................     (77)          (113)
                                                               -----          -----
Net cash used in operating activities.......................      (1)           109

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures........................................      (9)           (18)
Investment in affiliates....................................      (3)            --
                                                               -----          -----
Net cash used in investing activities.......................     (12)           (18)

CASH FLOWS FROM FINANCING ACTIVITIES........................      --             --

Net (decrease) increase in cash.............................     (13)            91
Cash at beginning of year...................................      48             33
                                                               -----          -----
Cash at end of year.........................................   E  35          E 124
                                                               =====          =====

                            See accompanying notes.

                           ARTEMIS INTERNATIONAL SARL

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                    THREE MONTH PERIOD ENDED SEPTEMBER 2000

                                  (UNAUDITED)

NOTE A.  BASIS OF PREPARATION

    The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements, The accompanying financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended June 30, 2000. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary foe a fair representation have been included. Operating results for the three-month period ended September 30, 2000 are not necessarily indicative of the results for the full year.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B.  CHANGE POINT SARL

    In September 2000 the company entered into a joint venture with Change Point Co. of Canada. Under the terms of the contract Artemis International SARL owns 40% of the new company.

NOTE C.  CHANGE IN OWNER

    The company was previously jointly owned by Artemis International Corporation Ltd (26%), registered in the UK and a subsidiary of Artemis International Corporation a United States company, and by Solutions International SARL (74%), registered in France.

    On December 1, 2000 Proha plc, registered n Finland, and Artemis International Corporation purchased 100% of the shares of Solutions International SARL.

                           OPUS360 CORPORATION D/B/A
                  ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION
                              39 WEST 13TH STREET
                               NEW YORK, NY 10011

                                 FORM OF PROXY

    The undersigned hereby constitutes and appoints Steven C. Yager, Peter Schwartz and/or Jeanne Murphy and each of them as Proxy, with the power to appoint his or her substitute, and hereby authorizes each Proxy individually to represent and to vote as designated below, all shares of common stock of Opus360 Corporation, a Delaware corporation ("Opus360") held of record by the undersigned on November 5, 2001, at the Special Meeting of Stockholders to be held on November 20, 2001, or any adjournment thereof.

        1. To approve an amendment to Opus360's restated certificate of incorporation to increase the number of authorized shares of common stock from 150,000,000 to 500,000,000.

        [ ]  For              [ ]  Against             [ ]  Abstain

        2. To approve an amendment to Opus360's restated certificate of incorporation to change the name of the company from "Opus360 Corporation" to "Artemis International Solutions Corporation."

        [ ]  For              [ ]  Against             [ ]  Abstain

        3. In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

    This Proxy is solicited on behalf of the Board of Directors of Opus360 Corporation. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposal 1 and Proposal 2.

    The undersigned stockholder hereby acknowledges receipt of the notice of special meeting and proxy statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to the special meeting. If you received more than one proxy card, please date, sign and return all cards in the accompanying envelope.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        ----------------------------------------
                                        Signature
                                        ----------------------------------------
                                        Signature If Held Jointly
                                        ----------------------------------------
                                        (Please Print Name)
                                        ----------------------------------------
                                        Number of Shares Subject to Proxy

Dated:              , 2001